   As filed with the Securities and Exchange Commission on September 10, 1999

                                                        Registration No.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                      Pursuant to Section 12(b) or (g) of
                      The Securities Exchange Act of 1934

                               ----------------

                            DOW CORNING CORPORATION
             (Exact name of registrant as specified in its charter)

                               ----------------

                Michigan                               38-0495575
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)               Identification No.)

                            2200 West Salzburg Road
                          Midland, Michigan 48686-0994
                                 (517) 496-4000
                    Attn: James R. Jenkins, General Counsel
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

       Securities to be registered pursuant to Section 12(b) of the Act:

 Title of each class                           Name of each exchange on which
  to be registered                             each class is to be registered
 -------------------                           ------------------------------
Senior Notes Due 2009                         New York Stock Exchange ("NYSE")

     Securities to be registered pursuant to Section 12(g) of the Act: None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           FORWARD-LOOKING STATEMENTS

   This Registration Statement contains forward-looking statements, including statements regarding, among other items, the availability of raw materials, our ability to retain our competitive position, estimates of environmental and litigation liability exposure, expected realization of our business strategy and costs associated therewith, the sufficiency of cash flow and other sources of liquidity to fund our debt service requirements, working capital needs and other significant expenditures and anticipated trends in the silicone business, including with respect to industry capacity, product demand and pricing. Forward-looking statements typically are identified by the words "believe," "expect," "anticipate," "intend," "seek," "estimate," "project" and similar expressions. These forward-looking statements involve risks and uncertainties that are beyond our control. These risks and uncertainties include unanticipated trends in the silicone business, issues related to the Year 2000 problem and the Euro conversion and economic, competitive, legal, governmental, and technological factors. These factors could include global economic conditions, currency fluctuations, product demand and industry capacity, competitive products and pricing, manufacturing efficiencies, availability and cost of critical materials, new product development and commercialization, manufacturing capacity, facility expansion and new plant start up costs, the effect of regulatory and legal developments, capital resource and cash flow activities and interest costs. Actual results could differ from those contemplated by these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this Registration Statement will in fact transpire. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

ITEM 1. BUSINESS

   Unless otherwise noted, references to "DCC," "Dow Corning," "the Company," "we," "our" or "us" means Dow Corning Corporation, a Michigan corporation, and its operating subsidiaries. We are owned equally by Dow Holdings, Inc., a wholly owned subsidiary of The Dow Chemical Company, and Corning Incorporated. Our principal executive offices are located at 2200 West Salzburg Road, Midland, Michigan 48686-0994, and our telephone number is (517) 496-4000.

Company Overview

   Dow Corning manufactures silicone-based products, with sales of over $2.5 billion in 1998. Our products serve a wide variety of industries, including aerospace, automotive, chemicals/petrochemicals, construction, consumer products, electrical and electronics, food processing, industrial maintenance and production, medical materials, paints and coatings, personal household and automotive care, plastics, pressure sensitive adhesives and paper release coatings, and textiles and leather. We currently manufacture over 10,000 products and serve approximately 50,000 customers, with no single customer accounting for more than three percent of our sales in 1998.

   We were incorporated in 1943 by Corning Glass Works, now Corning Incorporated, and The Dow Chemical Company for the purposes of developing and producing polymers and other materials based on silicon, one of the most abundant elements in the world. Most of our products are based on polymers known as silicones, which have a silicon-oxygen-silicon backbone. Through chemical processing, we manufacture silicones that have a wide variety of characteristics, in forms ranging from fluids, gels, greases and elastomeric materials to resins and other rigid materials. Silicones combine the temperature and chemical resistance of glass and the versatility of plastics and, regardless of form or application, generally possess qualities such as resistance to electricity, resistance to extreme temperatures, resistance to deterioration from aging, water repellency, lubricating characteristics, relative chemical and physiological inertness and resistance to ultraviolet radiation.

 Competitive Strengths

   We have expended a significant portion of our revenues on research, development and engineering and have established a goal of deriving a significant percentage of our total sales each year from sales of products that, within the past five years, were new, modified or employed in new applications. We maintain research and development facilities in the United States, Belgium, Germany, Japan and the United Kingdom and have invested approximately 8% of sales revenues in these activities in each of the past three years. Building upon our extensive research and development resources, we have utilized various silicon-based technologies to develop a wide range of products. Depending on the market and applications, our customers may further formulate or process our products into their own products. In addition, we sell many of our products, such as sealants and coatings, as end products.

 Bankruptcy/Reorganization

   On May 15, 1995, we voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. (S) 101-1330, et seq. Our Chapter 11 proceeding
does not include any of our subsidiaries. On           , 1999, the U.S.
Bankruptcy Court for the Eastern District of Michigan, Northern Division (the "Bankruptcy Court"), entered an order in accordance with Section 1129 of the U.S. Bankruptcy Code confirming the Amended Joint Plan of Reorganization (the "POR") filed by us as debtor-in-possession. The POR became effective on
  , 1999 (the "Effective Date"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion.

Operating Segments and International Operations

   We have three geographic operating segments: Americas, Europe and Asia. We evaluate the performance of these three segments based on operating profit or loss from operations, excluding interest income, interest expense, royalty income, royalty expense, currency gains and losses, certain nonrecurring gains and losses, implant costs, Chapter 11 reorganization expenses, income taxes and minority interests' share in income. These costs and expenses are not allocated to the operating segments. Revenue is based on sales to external customers only. Inventory transfers between operating segments are accounted for at cost. During 1998, however, we changed our valuation method used for inventory transfers between operating segments from a variable cost basis (used in 1996 and 1997) to a fully absorbed cost basis. See Note 17 of Notes to 1998 Consolidated Financial Statements for further discussion.

Products

   We manufacture and distribute over 10,000 silicone-based products serving a wide variety of industries. We manufacture products that are designed to exceed the specifications of products ordinarily manufactured and sold in bulk. These products include adhesives; plastic additives; materials to protect electronic devices that typically are designed for specialized industry applications; performance materials, which are highly refined versions of sealants and lubricants and industrial chemicals; high performance lubricants; paper and fabric coatings; resins, varnishes and encapsulants; silicone release agents; and chemical additives with uses ranging from antifoam compounds that moderate foaming in detergents and carbonated beverages to substances that help strengthen organic polymer foam products. We rely heavily on our research and development resources to achieve a high degree of innovation with respect to these products.

   We also manufacture products that involve less differentiated technology and are relatively uniform among competitors. These products include items such as silicone elastomers; curable coatings; liquid silicone rubber; sealants and related construction materials; silicone and flourosilicone rubbers; emulsions; purified polycrystalline silicon for semiconductor applications; silicone chemicals; and many lubricants.

   The following list demonstrates the diversity of the industries to which our products are sold and includes representative products manufactured by us for each industry.

  . Aerospace. We manufacture products such as ceramic matrix composites, windshield and canopy gasket sealants, optical interlayer laminants, abrasion-resistant coatings and adhesives.

  . Automotive. We produce heat-, oil- and fuel-resistant silicone rubbers for molding into a variety of durable parts, one- or two-part sealants and adhesives, specialty lubricants and materials for noise, vibration and thermal management.

  . Chemicals/Petrochemicals. We develop processing aids and silicon-based coupling agents, which are used to bind organic substances to inorganic substances (as in building materials) and to strengthen or facilitate the processing of certain plastics.

  . Construction. We produce construction adhesive/sealants and elastomers, silicone/polyurethane foam roof coatings, sealants, architectural coatings and water repellents, and concrete pavement joint sealants and treatments for new construction and renovation applications on a total building system basis. We market our TRADE MATE(R) products to the building trades in the United States.

  . Consumer Products. We manufacture a line of silicone adhesives, sealants and caulks, which are marketed through third parties for home improvement and renovation by do-it-yourselfers.

  . Electrical and Electronics. We produce silicone rubber, adhesives, sealants, elastoplastic resins for coating electrical wires and for conformal coatings of circuit boards, compounds for potting and protecting semiconductor devices, dielectric compounds, encapsulants that cure at room temperature, thermoset plastics, high-purity coatings, varnishes, resins, specialty lubricants, optical fiber coatings and fiberoptic cable filler, and semiconductor-grade silicon and silicon-source chemicals.

  . Food Processing. We manufacture silicone antifoams and aids for food processing applications.

  . Industrial Maintenance and Production. We manufacture silicone elastomers, adhesives, sealants, dielectric compounds, a wide range of multi-purpose silicone fluids, antifoams, release agents, surfactants, maintenance lubricants, elastomers and greases.

  . Medical Materials. We produce tubing and elastomers suitable for use in medical-grade applications, adhesives, defoamers and fluids.

  . Paints and Coatings. We offer a wide variety of additives, resins and intermediates for high- performance paints, enamels, finishes and coatings; fluids for printing ink formulations; and silicone rubber compounds for temperature- and chemical-resistant printing equipment components.

  . Personal, Household and Automotive Care. We produce silicones, which, as surfactants, emulsions, lubricants and powder treatments, are important ingredients in such products as skin and suntan lotions, antiperspirants, hair care products, shaving creams, cosmetics, household and automotive polishes, starches, fabric treatments and laundry products.

  . Plastics. We develop mold release additives, catalyst and polymer modifiers, and process aids for high- performance plastics applications.

  . Pressure-Sensitive Adhesives and Paper Release Coatings. We produce release coatings for backings on tapes, labels, stamps, stickers, decals and food packaging as well as pressure-sensitive adhesives.

  . Textile and Leather Finishing. We manufacture silicone antifoams and softeners for textile processes, cloth and leather treatments, thread and fabric finishes, waterproofing treatments and fiber chemicals.

Sales, Marketing and Distribution

   The bulk of our products are sold to purchasers for use in manufacturing or construction. We do not expend substantial amounts for mass market advertising due to our limited involvement in direct markets for consumer products. Rather, we focus on providing a high level of technical support to our customers. We seek to enhance sales by providing customers with new formulations to meet changing needs and to assist customers in the effective use of our products.

   We market our products through both a direct sales force and independent wholesale sales representatives. We sell our products directly to our largest customers and utilize distributors to sell our products to end users who purchase smaller quantities of our products. These third parties act as wholesalers, typically purchasing our silicone-based products directly and then reselling them to the ultimate users. In some product-market segments, these third-party wholesalers are highly specialized in their target markets. We have direct sales representatives and independent wholesale sales representatives throughout the world.

Sources and Availability of Raw Materials

   The principal raw material used in the production of our products is derived from silicon, one of the most abundant elements in the world. We purchase chemical grade silicon metal ("Silicon Metal") from producers who manufacture the Silicon Metal from quartz that has been reacted with carbon at high temperatures. We purchase this Silicon Metal from approximately ten domestic and international producers. The majority of our anticipated annual requirements are satisfied by our Silicon Metal supply contracts. We believe that we have adequate sources of supply of Silicon Metal and that adequate supplies of quartz are available to the producers of Silicon Metal. We consider the worldwide production capacity of Silicon Metal to be adequate to meet expected demand and do not expect shortages.

   We also purchase substantial quantities, and believe we have adequate sources of supply, of methanol, methyl chloride and other raw materials required for our manufacturing operations. The raw materials that we use are equally accessible to all of our competitors. Although from time to time temporary shortages of particular raw materials may occur, we believe that adequate sources of raw materials required to maintain our operations exist. Price increases with regard to our raw materials should not have a material impact on our long-term competitiveness because any increases are likely to affect all producers of silicon-based and silicone-based products approximately equally. However, a substantial increase in silicon metal prices may negatively impact our ability to compete with our extensive non-silicon-based product competitors. Additionally, although price increases may adversely impact our results of operations during the period in which the increases occur, generally these price increases should not have a significant long-term impact on our results of operations as we generally are able either to pass the price increases on to our customers, off-set them through technology and productivity improvements or mitigate the impact of the increases through improvements in raw material usage and efficiency and substitution of lower-cost products. Generally, we maintain inventory levels of raw materials in quantities sufficient to meet our short-term production requirements.

Intellectual Property, Patents and Licenses

   Our ability to compete with other companies depends, in part, on our ability to maintain the proprietary nature of our technology. We focus on developing new products to satisfy customer needs. We have over 8,100 active patents worldwide, including over 1,800 active domestic patents. We have applied for and received approximately 150-200 patents in the United States annually for the past several years. Of the patents filed in the United States, approximately 15-20% relate to process innovations, with the remainder applying to products. We also are a licensor under a number of patent licenses and technology agreements.

   Although, we consider our patents and licenses to be valuable assets, we do not regard our business as being dependent on any single patent or license or any group of related patents or licenses. There can be no assurance as to the degree of protection afforded by these patents, or the likelihood that pending patent applications will be issued. Furthermore, there can be no assurance that others will not independently develop the same or similar technology, develop alternative technology in substitution for the patented aspects of any of our products or proposed products or otherwise obtain access to our proprietary technology.

   In addition to seeking U.S. and international patent protection, we rely on unpatented proprietary technology and information to maintain our competitive position. While we generally require our employees to enter into confidentiality agreements to protect our rights in this technology and information, there can be no assurance that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information. If we were unable to maintain the proprietary nature of our significant technology and other intellectual property, our business could be adversely affected. See "Products" and "Competition" for additional discussion.

Technology

   We were founded for the purpose of developing and producing polymers and other materials based on silicon technology. A polymer is a chemical compound consisting of long chains of simple chemical units. Because polymer chains may be extremely long and because of the ability of polymer chains to interact chemically with each other, it is possible to create substances of widely varying viscosity, hardness and other physical properties and thereby to produce substances ranging from fluids, gels, greases and elastomers to hard resins. The most well-known polymers are based on chains of carbon-based chemical groups (commonly referred to as "organic polymers") and are often principal components of plastics.

   Chemically, silicon is similar to carbon in that it readily accepts four chemical bonds when placed in the presence of various other reactive chemicals. Marketable silicon-based polymers generally contain a backbone of silicon-oxygen-silicon bonds, with various organic chemical groups attached in order to give the polymer valuable characteristics such as lubricating qualities, viscosity and adhesiveness. Such silicon-based polymers are known generically as silicones. Silicones, like organic polymers, may be developed and manufactured with a wide range of physical and chemical properties that can be varied based on the manner in which the silicon-oxygen-silicon bonds are configured and the identity and configuration of the other elements or molecules that are introduced in this structure. Although silicones are often more expensive to produce than their carbon-based organic counterparts, we believe that in many applications the performance and quality benefits of silicones are more important factors to our customers than the initial cost of the material. For example, silicone-based caulking compounds have been developed for use in many of the same applications as organic caulking compounds. The silicone-based caulk typically is easier to apply and can last several times longer than organic caulk.

   The most important chemical intermediates used in the manufacture of silicon-based products are a mixed group of methyl chlorosilanes. Methyl chlorosilanes are produced by means of a capital-intensive process in which finely-ground silicon metal is reacted with methyl chloride gas. We maintain, and plan to continue to maintain, manufacturing facilities in Carrollton, Kentucky; Barry, Wales, United Kingdom; and elsewhere for the production, separation and further processing of these methyl chlorosilanes into other silicon-based products. In addition, we maintain facilities in Midland, Michigan that produce hydrogen trichloro-silane, another important chemical building block for certain of our silicon-based products. Hydrogen trichloro-silane is produced using technology similar to that used to produce the methyl chlorosilanes. These silane building blocks are then converted into many of our products using a variety of manufacturing processes.

Customers

   Our products serve a wide variety of industries. We currently manufacture and distribute over 10,000 products and serve approximately 50,000 customers, with no single customer accounting for more than three percent of our net sales in 1998.

Competition

   We are a leader among the companies that produce silicon-based products throughout the world. We face substantial competition for our products from other manufacturers of silicon-based products both in the United States and abroad. In addition, many of our products compete with non-silicon-based products, including organic products, in specific applications. The risk of product substitution is common to all of our products. The principal competitive elements in the sale of our products are cost effectiveness, product quality and performance, application expertise, responsive customer service and new product development.

   Some of our products compete primarily on technological differentiation, while other products compete primarily on price, quality and customer service. Our products are often approved for use in, and frequently are specified for, high performance products and processes by our customers, particularly in applications where minor differences between competing materials can be significant. This level of specificity provides some protection against substitution of many of our products, particularly where our product has been tailored to meet the needs of a specific application or where certification by the customer involves a lengthy process.

   Each of our significant competitors possesses substantial resources. We believe that we possess certain competitive advantages that enable us to retain our position as a global leader in the development and sale of silicon-based products. We believe that our broad global manufacturing and research base and our ability to produce the basic intermediates necessary for most of our products at more than one manufacturing facility enhance our price competitiveness and flexibility. We also maintain sales, business and information offices and research and development centers throughout the world. In addition, the Dow Corning name and the brand names of many of our products are recognized in specific markets around the world. We believe that our global presence also makes us less susceptible to the potential adverse consequences of market fluctuations or other factors particular to any specific region, facility or industry and provides us with the flexibility to shift production among facilities when appropriate. Generally, we believe that there are significant barriers to entry for new silicon-based entrants in many of our markets that contribute to our worldwide leadership position. However, we believe that barriers to entry to many of our markets for non-silicon based entrants, including organic entrants, are less significant.

   We believe we are one of only a few organizations worldwide that can meet both the large-scale and highly specialized needs of customers for silicon-based products because of the capital investment, technology and know-how required to enter the silicon-based products market on a large scale. We compete with different companies in each of our American, European and Asian markets. In the United States, our largest silicone-producing competitor is the General Electric Company. In Europe, we face substantial competition from three European companies, Rhodia S.A. (France), GE Bayer Silicones GmbH & Co. KG (Germany) and Wacker-Chemie GmbH (Germany). These companies are significant competitors primarily with regard to the production of silicon-based sealants and rubber. In addition, we compete with Wacker-Chemie GmbH in the production of some specialized products. In Asia, our principal competitor, Shin-Etsu Chemical Co. Ltd., is a significant competitor with regard to the production of most of our silicon-based products.

   There can be no assurance that any of our existing or future competitors with respect to any of our products will not have the benefit of greater capital, other resources or other competitive advantages, which may negatively impact us in any one or more of our markets.

Research and Development

   Since our inception, we have been engaged in a continuous program of basic and applied research on silicon-based materials to develop new products and processes, improve and refine existing products and processes and develop new applications for existing products. We also provide a wide variety of technical services to our customers.

   During the last three years, we have expended approximately 8% of sales revenues on research and development. Research and development expenditures are charged to operations when incurred and totaled $198.9 million in 1998, $210.4 million in 1997 and $203.5 million in 1996.

   We own and operate research and development facilities in the United States, Belgium, Germany, Japan and the United Kingdom. We also operate technical service centers in the United States, Australia, Belgium, Brazil, China, France, Germany, Japan, South Korea, Taiwan and the United Kingdom.

Environmental and other Government Regulation

   We have set a goal to reduce our toxic releases within the United States by 75% in the year 2000 compared to the year 1987. This goal extends beyond voluntary commitments made by us under two programs with the U.S. Environmental Protection Agency (the "EPA")--the 33/50 Voluntary Reduction Program, under which we have committed to reductions of all of our toxic chemical releases, and the Clean Air Act Early Reduction Credit Program, under which we have committed to major reductions in methyl chloride releases at our largest U.S. manufacturing facilities. As of December 31, 1998, we have met all voluntary commitments under the 33/50 Voluntary Reduction Program and the Clean Air Act Early Reduction Credit Program. In addition, as a member of the Chemical Manufacturer's Association ("CMA"), we have voluntarily committed to and are implementing the Guiding Principles and Codes of Management Practice specified in the CMA's Responsible Care Program, a continuing chemical industry effort to improve the management of chemicals. In accord with our long-term commitment to Responsible Care, we anticipate that all of our U.S. manufacturing sites will achieve Responsible Care "Practice in Place" status by the end of 1999, and we hope to have all of our international manufacturing sites achieve Responsible Care "Practice in Place" status by 2003. In September 1999, the CMA is scheduled to perform a third party Management Systems Verification to ensure that our Environmental Health and Safety Management System is in place and operating effectively.

   In addition to our voluntary commitments, our global operations are subject to increasingly stringent laws and government regulations related to environmental protection and remediation. Our environmental responsibilities and potential liabilities receive direct and ongoing scrutiny by management to ensure compliance with these laws and regulations. It is our stated policy that all global operations and products will meet or exceed national or state regulations, depending on which is more stringent. A combination of self assessments and third party verifications is used by management to continually measure and report our progress.

   We are named as a potentially responsible party ("PRP") under federal or state Superfund statutes at nine sites. We readily cooperate in remediation where our liability is clear, thereby minimizing legal and administrative costs. This approach, coupled with our long-standing preference for on-site waste treatment, has resulted in a minimal number of Superfund sites in which we are involved. Because current law imposes joint and several liability upon each party at a Superfund site, we have evaluated our potential liability in light of the number of other companies that also have been named PRPs at each site, the estimated apportionment of costs among all PRPs, and the financial ability and commitment of each named PRP to pay its expected share. Our management estimated that our remaining liability for the remediation of Superfund sites at June 30, 1999, was $5.4 million. Receivables of $3.3 million for probable third-party recoveries have been recorded related to Superfund sites. This is our management's best estimate of the costs for remediation and restoration with respect to environmental matters for which we have accrued liabilities. Although the ultimate cost with respect to these particular matters could vary, our management believes that any costs incurred in excess of those accrued will not have an adverse impact on our consolidated financial position or results of operations.

   As a result of financial provisions recorded with respect to breast implant liability, we have been unable to meet some federal and state environmental statutory financial ratio tests. Consequently, in order for us to continue to operate hazardous waste storage facilities at some plant sites, the states involved have required us to establish trusts to provide for aggregate estimated closure, post-closure, corrective action and potential liability costs of $23.4 million associated with these hazardous waste storage facilities and we have fully funded these trusts as of August 25, 1999. Interest on the funds held in trust is available to us under certain circumstances, and the amount required to be held in trust could vary annually. At such time as we satisfy the above-referenced financial ratio tests, or we no longer need or close the permitted facilities, the funds remaining in these trusts revert to us. The establishment and funding of these trusts is subject to the continuing jurisdiction of the Bankruptcy Court.

Employees

   Our average employment for 1998 was 9,400 persons. Average employment for 1997, determined on a comparable basis, was 9,100 persons. Two of our U.S. plants and several of our international plants have unionized employees. We consider our relations with our employees to be good.

International Operations and Export Sales

   Our international operations contributed approximately 61% of our net sales in 1998. Our international operations, principally in Europe and Asia, are conducted primarily through wholly-owned subsidiaries and a majority-owned joint venture company and involve sales of substantially all of our products. These products are manufactured either domestically or by one of our international subsidiaries. See Note 17 of Notes to 1998 Consolidated Financial Statements for further discussion.

   Our international operations are affected by factors normally associated with operations of these types and many of which are beyond our control, including:

  .exchange controls;

  .fluctuations in currency values;

  .local economic and labor conditions;

  .dividend and payment restrictions;

  .political instability; and

  .international credit or financial problems.

While these factors involve risks different from those associated with domestic business activities, we do not regard the overall risks of our international operations, on the whole, to be materially greater than those of our operations in the United States.

ITEM 2. FINANCIAL INFORMATION

                      Selected Consolidated Financial Data

   The following table sets forth selected historical consolidated financial information of Dow Corning as of and for each of the five years ended December 31, 1998, 1997, 1996, 1995 and 1994 and as of and for the six months ended June 30, 1999 and 1998. The selected consolidated financial data as of and for each of the five years has been derived from our consolidated financial statements, which were audited by PricewaterhouseCoopers LLP. The selected consolidated financial data as of and for the six months ended June 30, 1999 and 1998 has been derived from our unaudited financial statements. The following information should be read in conjunction with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Registration Statement.

                                                                            Six Months Ended
                                    Year Ended December 31,                     June 30,
                          ------------------------------------------------  ------------------
                            1998      1997      1996      1995      1994      1999      1998
                          --------  --------  --------  --------  --------  --------  --------
                             (dollars in millions, except per share
                                            amounts)
Statement of Operations:
 Net sales..............  $2,568.0  $2,643.5  $2,532.3  $2,492.9  $2,204.6  $1,281.7  $1,280.0
 Manufacturing cost of
  sales.................   1,771.0   1,795.9   1,674.0   1,664.4   1,470.3     884.3     859.5
 Marketing and
  administrative
  expenses..............     471.4     466.9     462.3     450.3     415.4     259.3     251.9
 Implant costs (1)......   1,070.8       --        --      351.1     241.0       --        --
 Restructuring costs....      28.1       --        --        --        --        8.6       --
                          --------  --------  --------  --------  --------  --------  --------
 Operating income
  (loss)................    (773.3)    380.7     396.0      27.1      77.9     129.5     168.6
 Interest income........      78.3      70.4      54.1      36.6      18.0      38.8      36.6
 Interest (expense).....    (214.3)    (11.0)     (7.8)    (43.0)    (70.3)    (42.4)     (6.0)
 Other income (expense)
  (net).................       8.2      32.2      16.1     (22.6)    (11.0)    (10.5)     (6.4)
 Reorganization costs...      33.1      45.0      49.4      21.0       --       37.2      16.9
                          --------  --------  --------  --------  --------  --------  --------
 Income (loss) before
  income taxes..........    (934.2)    427.3     409.0     (22.9)     14.6      78.2     175.9
 Income tax provision
  (benefit).............    (347.8)    168.8     168.9      (9.6)      7.9      29.9      69.5
 Minority interests'
  share in income.......       8.6      20.9      18.4      17.3      13.5       1.0       5.6
                          --------  --------  --------  --------  --------  --------  --------
 Net income (loss)......  $ (595.0) $  237.6  $  221.7  $  (30.6) $   (6.8) $   47.3  $  100.8
                          ========  ========  ========  ========  ========  ========  ========  ===
 Net income (loss) per
  common share..........  $(238.00) $  95.04  $  88.68  $ (12.24) $  (2.72) $  18.92  $  40.32
Balance Sheet Data (at
 period end):
 Working capital........  $  826.4  $  889.0  $1,044.2  $1,376.2  $  310.8  $  740.5  $  875.9
 Property, plant and
  equipment, net........   1,710.0   1,480.1   1,305.3   1,207.6   1,191.9   1,642.5   1,552.9
 Non-current anticipated
  implant insurance
  receivable............     729.1     911.6     999.0   1,126.0     943.6     729.1     910.3
 Restricted insurance
  proceeds..............     627.4     517.2     480.9     108.3       --      781.1     562.4
 Total assets...........   6,166.3   5,318.7   5,114.1   4,958.4   4,093.2   6,131.2   5,422.6
 Long-term debt.........     147.9     140.9     103.3     110.8     335.1     123.8     140.0
 Long-term debt:
  liabilities subject to
  compromise............     270.0     267.2     270.4     273.4       --      269.1     265.6
 Implant reserve........   3,229.0   2,406.3   2,424.4   2,471.5   1,286.9   3,223.4   2,398.9
 Stockholders' equity...     436.3   1,026.3     838.3     646.9     676.2     411.7   1,129.9

--------
(1) Includes charge for estimated costs related to breast implant litigation for the years ended December 31, 1998, 1995 and 1994. See Notes 3 and 4 of Notes to 1998 Consolidated Financial Statements for further discussion.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following is a discussion of our consolidated financial condition and results of operations for the six months ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996. The following should be read in conjunction with our consolidated financial statements and the notes to those statements appearing elsewhere in this Registration Statement.

General

   We experienced an increase in net sales of $1.7 million or 0.1% for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. Our income from continuing operations was $129.5 million for the six months ended June 30, 1999 compared to $168.6 million for the six months ended June 30, 1998.

Breast Implant Issues and the Related Chapter 11 Proceeding

   Funding Obligations Arising Under Our Amended Joint Plan of Reorganization. In 1995, we voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in response to numerous breast implant claims against us. After lengthy negotiations supervised by a court-appointed mediator, together with our stockholders and the creditor committee representing tort claimants, we
agreed to the POR. On        , 1999, the Bankruptcy Court confirmed the POR and
established the Effective Date. We believe that the implementation of the POR will resolve substantially all of the present and potential future breast implant and other products liability claims against us. Pursuant to the POR, we will provide up to $4.5 billion to satisfy claims of our creditors. We will commit up to $3.2 billion of the $4.5 billion to resolve products liability claims through several settlement options or through litigation. Pursuant to the POR, products liability claims to be resolved by settlement will be administered by a settlement facility (the "Settlement Facility"), and products liability claims to be resolved by litigation will be administered by a litigation facility (the "Litigation Facility"). Payments made by us will be placed in trust and withdrawn by the Settlement Facility to pay eligible settling claimants and to cover the Settlement Facility's operating expenses. Amounts will also be withdrawn from the trust as necessary to fund the resolution of claims through the Litigation Facility. As of June 30, 1999, we have recorded liabilities of approximately $3.2 billion to recognize our best estimate of the anticipated financial consequences to Dow Corning to resolve all tort claims arising from the POR and the breast implant controversy. Additionally, pursuant to the POR, we will provide up to $1.3 billion to satisfy commercial claims, which will be paid in full, including interest accrued during the pendency of our Chapter 11 proceeding at a rate of 6.28%, compounded annually. As of June 30, 1999, we have recorded liabilities of approximately $1.0 billion relating to the claims of unsecured commercial creditors, including interest payable. Of this amount, approximately $250 million will be paid in cash, and approximately $750 million of ten-year senior unsecured notes will be issued, to the unsecured commercial creditors as the Bankruptcy Court approves these claims for payment. However, since the commercial claims reconciliation process is ongoing, the amount of cash to be paid and senior unsecured notes to be issued could vary. If the amounts due to unsecured commercial creditors reaches $1.3 billion as contemplated in the POR, approximately $315 million would be paid in cash, and approximately $1.0 billion of ten-year senior unsecured notes would be issued to the unsecured commercial creditors.

   We will fund the Settlement Facility and the Litigation Facility (collectively, the "Facilities") pursuant to a funding payment agreement (the "Funding Payment Agreement"). We will fund the Facilities over a 16-year period. We anticipate that we will be able to meet our payment obligations to the Facilities utilizing cash flow from operations, insurance proceeds, cash on hand and prospective borrowings. Under certain circumstances, to assist in the timely funding of the Facilities, we also will have access to a ten-year unsecured revolving credit commitment established by The Dow Chemical Company and Corning Incorporated to assist in timely funding of the Facilities. During the first five years of this revolving credit commitment, the maximum aggregate amount available to us is $300.0 million. Beginning in the sixth year following the Effective Date, the amount of availability under the credit facility will decrease by the amount of $50.0 million per year. Borrowings under this revolving credit commitment bear interest at a rate equal to 150 basis points above the 90-day London Interbank Offer Rate ("LIBOR") as announced by or published by the Wall Street Journal.

   The first payment under the Funding Payment Agreement is $985.0 million (the "Initial Payment") plus any amounts earned after April 30, 1999 on $905.0 million of the Initial Payment, which amounts totaled $6.2 million as of June 30, 1999. Subsequent to this first payment, during the first five years of the Funding Payment Agreement, the maximum annual amounts that we will pay are $47.0 million in the first year, $103.0 million in the second year, $374.0 million in the third year, $204.0 million in the fourth year and $205.0 million in fifth year. Thereafter, the maximum aggregate amount that we will pay is $1,254.0 million for the ensuing eleven-year period. The timing of the actual amounts that we will pay under the Funding Payment Agreement will be affected by the rate at which claims are resolved by the Facilities and the rate at which we receive insurance proceeds from our insurers. See Note 3 of Notes to 1998 Consolidated Financial Statements for further discussion.

   Under the POR, the Settlement Facility will allow breast implant claimants who choose to settle their claims against us and who meet certain documentation and eligibility criteria to combine up to three settlement options, which will result in payments ranging from $2,000 to more than $250,000 (the "Base Payments"). The settlement options available under the POR are:

  . an expedited payment option, available for three years after the Effective Date, that will pay $2,000 to qualifying breast implant claimants who want to settle their claims immediately and do not intend to file a disease claim (the "Expedited Release Payment Option");

  . a rupture settlement option that will pay $20,000 to qualifying breast implant claimants who, prior to the second anniversary of the Effective Date, have undergone surgery to remove a ruptured breast implant manufactured by us (the "Rupture Payment Option");

  . an "explantation" payment option that will pay $5,000 for removal (on or after December 31, 1990 but no later than ten years after the Effective
    Date) of breast implants manufactured by us (the "Explantation Payment Option"); and

  . a disease payment option that will pay between $10,000 and $250,000 to breast implant claimants who file a claim within 15 years of the Effective Date if they have or have had certain specified symptoms or medical conditions that are adequately documented and evaluated (the "Disease Payment Option").

   Claimants qualifying for either the Expedited Release Payment Option or the Disease Payment Option may, under certain circumstances, also qualify for the Rupture Payment Option and the Explantation Payment Option. In addition, claimants qualifying for the Disease Payment Option may be eligible for payments in excess of the Base Payments (the "Premium Payments") in an amount up to 20% of the Disease Payment Option amounts specified above if sufficient funds ultimately are available. Claimants qualifying for the Rupture Payment Option may be eligible for a Premium Payment of up to $5,000 if sufficient funds ultimately are available.

   The POR also provides that claimants who are eligible for payments under the Disease Payment Option may qualify for additional compensation if their medical condition changes. In addition, amounts otherwise payable under the Disease Payment Option will be reduced by one-half for breast implant claimants who have had breast implants manufactured by us in addition to breast implants produced by another manufacturer. Settlement amounts payable to breast implant claimants who have had breast implants produced by another manufacturer using raw materials supplied by us will be determined after review and evaluation and paid from a fixed fund; payments could amount to 40% of amounts payable under the Expedited Release Payment Option or the Disease Payment Option.

   Settlement payments to non-U.S. breast implant claimants under the POR will be equal to either 35% or 60% of similar payments made to U.S. breast implant claimants, depending on the country of residence of the non-U.S. breast implant claimant receiving settlement payments. These reduced amounts are designed to account for differing local economic and legal system factors. Furthermore, the POR incorporates the terms and conditions of three Canadian class action settlements in the provinces of Ontario, Quebec and British Columbia, Canada and a settlement of Australian breast implant litigation by claimants who choose to participate in the Australian settlement. The British Columbian settlement is available to claimants in the remaining provinces of Canada as well. See Note 3 of Notes to 1998 Consolidated Financial Statements for further discussion.

   Under the POR, non-breast implant products liability claimants, such as claimants with knee or hip orthopedic devices or chin and facial implants, who choose to settle their claims through the Settlement Facility mechanism can choose the Expedited Release Payment Option, under which such claimants will be paid $600, or the Disease Payment Option, under which such claimants will be paid $600, or the Disease Payment Option, under which such claimants will receive settlement payments of between $2,500 and $7,500 depending on the type of product used and the severity of particular claimants' injuries.

   Qualified claims of settling products liability claimants will be processed under the supervision of an independent claims administrator.

   Under the POR, products liability claimants choosing to litigate their claims will be required to pursue their claims through litigation against the Litigation Facility, including a mandated pre-trial mediation program. We contemplate that this process also will include some common issues procedures (the "Common Issues Procedures") to resolve, among other things, the core issue of whether silicone implants cause the diseases alleged by products liability claimants. See Note 3 of Notes to 1998 Consolidated Financial Statements for further discussion. The U.S. District Court for the Eastern District of Michigan ultimately will determine whether the Common Issues Procedures will be implemented.

   If use of the Common Issues Procedures results in a conclusion that silicone implants do not cause disease, some or all disease claims against the Litigation Facility will be disallowed and some or all products liability claimants choosing to resolve their disease claims by litigation may not receive any distribution from the Litigation Facility. If use of the Common Issues Procedures results in a conclusion that silicone implants do cause disease, individual claims that remain against the Litigation Facility will be resolved through further litigation or settlement. In any event, non-disease claims (for example, those claims related to mechanical failure or local complications) could continue to proceed against the Litigation Facility. The POR also contemplates that other common issue procedures may be undertaken by the Litigation Facility, including trials to determine, for example, the application of bulk-supplier defenses to raw material claims and other issues. Claimants who choose to pursue their claims against us through the Litigation Facility will forgo any right to receive benefits under the settlement options provided through the Settlement Facility. The result of implementing the Common Issues Procedures will not affect those claimants who choose to resolve their claims through the Settlement Facility.

   The POR provides that punitive damage claims will not be allowed.

   Under the POR, products liability claims relating to long-term contraceptive implants will be assigned to the Litigation Facility for administrative purposes and will be resolved as to us by indemnification from or litigation against the ultimate manufacturers of these implants.

   Historic Expenses Related to Breast Implant Matters and Insurance Matters. Since the early 1990s, expenses related to breast implant litigation and our related Chapter 11 proceeding have had a significant negative impact on our profitability. As of December 31, 1998, our reserves for resolution of breast implant products liability claims were approximately $3.2 billion and our insurance assets, consisting of an insurance receivable plus restricted insurance proceeds, related to such claims totaled approximately $1.5 billion. Our management believes that it is probable that we will recover from our insurers a substantial amount of breast implant related payments that either previously have been made by us or will be made by us pursuant to the POR. This belief stems from the fact that, in 1996, litigation between us and certain of our products liability insurers concluded favorably to us, and the fact that we have entered into a number of buy-out and coverage-in-place settlements with our insurance carriers over a number of years. Additionally, we received aggregate insurance settlement recoveries of $875.7 million from September 1, 1994 through August 25, 1999, and have entered into other settlements with some insurers for future reimbursement.

   Anticipated Implant Insurance Receivable and Restricted Insurance Proceeds. As of June 30, 1999, cash proceeds received since the commencement of our Chapter 11 proceeding from settlements with insurers totaled $723.8 million. This amount, along with related investment income of $57.3 million (net of tax) is restricted as to its use pursuant to orders from the Bankruptcy Court. Accordingly, $781.1 million is included in the caption "Restricted insurance proceeds" in our consolidated balance sheet as of June 30, 1999. The "Restricted insurance proceeds" are invested in investment categories approved by the Bankruptcy Court. As of June 30, 1999, the marketable securities included in the caption "Restricted insurance proceeds" consisted primarily of state and municipal securities, and fixed and floating rate corporate notes.

   A majority of the "Restricted insurance proceeds" and the "Anticipated implant insurance receivable" recorded in our consolidated balance sheets relates to policies that name The Dow Chemical Company and us as co-insureds (the "Shared Insurance Assets"). Together with The Dow Chemical Company, we will have rights to petition the Bankruptcy Court for distribution of the "Restricted insurance proceeds" primarily for the purpose of making specified indemnity payments or reimbursing specified expense payments under conditions prescribed by the Bankruptcy Court. We anticipate that future settlements of policies that name us as a co-insured will be subject to the approval of the Bankruptcy Court and restricted in a manner similar to that described above.

   A substantial portion of the "Anticipated implant insurance receivable" recorded in our consolidated balance sheets relates to amounts expected to be recovered from the insurance companies that issued occurrence-based products liability policies to us from 1962 through 1985 (the "Occurrence Insurers"). See "Liquidity and Capital Resources" below for a further discussion of insurance matters. The principal uncertainties that exist with respect to the realization of this asset include the ultimate cost of resolving breast implant litigation and claims, the results of litigation against and settlement negotiations with insurers and the extent to which insurers may become insolvent in the future. We took these factors into account when estimating the amount of insurance receivable to record in our consolidated financial statements. As additional facts and circumstances develop, it is possible that the amount recorded as "Anticipated implant insurance receivable" may be revised to reflect any material developments relating to insurance matters. Future revisions, if required, could have an adverse effect on our financial position and results of operations in the period or periods in which these revisions are recorded.

   We believe that it is probable that we will have access to the Shared Insurance Assets and other insurance proceeds in an amount sufficient to ultimately realize the "Restricted insurance proceeds" and "Anticipated implant insurance receivable" recorded in our consolidated balance sheets.

   Proposed Insurance Allocation Agreement Between Dow Corning and The Dow Chemical Company. As stated above, a number of our products liability insurance policies name The Dow Chemical Company and us as co-insureds. Upon approval of the POR, a portion of the Shared Insurance Assets will, under certain conditions, become payable by us to The Dow Chemical Company under an insurance allocation agreement between The Dow Chemical Company and us (the "Insurance Allocation Agreement"). Under the Insurance Allocation Agreement, 25% of certain of the Shared Insurance Assets would be paid by us to The Dow Chemical Company. However, the amount of Shared Insurance Assets that would be payable to The Dow Chemical Company by us under the Insurance Allocation Agreement would not exceed approximately $320.0 million. In addition, a portion of any of the amounts paid to The Dow Chemical Company, to the extent not used by The Dow Chemical Company to pay certain products liability claims, would revert to us after the expiration of a 17.5-year period commencing on the Effective Date. See Notes 3 and 4 of Notes to Consolidated Financial Statements for further discussion.

Results of Operations

   We currently manufacture and distribute over 10,000 silicone-based products and serve approximately 50,000 customers, with no single customer accounting for more than three percent of our net sales in 1998. The following table sets forth the percentage relationship of certain cost and expense items to net sales for the periods indicated:

                                                                   Six Months
                                                Year Ended         Ended June
                                               December 31,            30,
                                             --------------------  ------------
                                             1998    1997   1996   1999   1998
                                             -----   -----  -----  -----  -----
   Net sales................................ 100.0%  100.0% 100.0% 100.0% 100.0%
   Manufacturing costs of sales.............  69.0    67.9   66.1   69.0   67.1
                                             -----   -----  -----  -----  -----
   Gross margin.............................  31.0    32.1   33.9   31.0   32.9
   Marketing and administrative expenses....  18.3    17.7   18.3   20.2   19.7
   Implant costs............................  41.7     --     --     --     --
   Restructuring costs......................   1.1     --     --     0.7    --
                                             -----   -----  -----  -----  -----
   Operating income (loss).................. (30.1)   14.4   15.6   10.1   13.2
   Interest income..........................   3.0     2.7    2.2    3.0    2.8
   Interest expense.........................  (8.3)   (0.4)  (0.3)  (3.3)  (0.5)
   Other income (expense) (net).............   0.3     1.2    0.7   (0.8)   0.5
   Reorganization costs.....................   1.3     1.7    2.0    2.9    1.3
                                             -----   -----  -----  -----  -----
   Income (loss) before income taxes........ (36.4)   16.2   16.2    6.1   13.7
   Income tax provision (benefit)........... (13.5)    6.4    6.7    2.3    5.4
   Minority interests' share in income......   0.3     0.8    0.7    0.1    0.4
                                             -----   -----  -----  -----  -----
   Net income (loss)........................ (23.2)%   9.0%   8.8%   3.7%   7.9%
                                             =====   =====  =====  =====  =====

Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

   Net sales for the six months ended June 30, 1999 were $1,281.7 million, essentially unchanged from net sales of $1,280.0 million for the six months ended June 30, 1998. Improved sales in the Asia operating segment, attributable to a partial recovery from the economic turmoil experienced during the first half of 1998, were offset by a weakening of sales in Europe and the Americas. The lower U.S.-dollar sales for Europe in 1999 compared to 1998 resulted from lower reported U.S.-dollar sales due to the strengthening of the U.S. dollar exchange rate against European currencies. The decline in net sales in the Americas operating segment was attributable primarily to a continued decline in demand for semiconductor-grade silicon.

   Manufacturing cost of sales for the six months ended June 30, 1999 were $884.3 million compared to $859.5 million for the six months ended June 30, 1998. As a percent of net sales, manufacturing cost of sales was 69.0% for the six months ended June 30, 1999 compared to 67.1% for the six months ended June 30, 1998. Manufacturing cost of sales increased as a percent of net sales for the six months ended June 30, 1999 compared to the six months ended June 30, 1998 due to a general reduction in product sales prices experienced in 1999.

   Marketing and administrative expenses for the six months ended June 30, 1999 were $259.3 compared to $251.9 million for the six months ended June 30, 1998.

   Operating income for the six months ended June 30, 1999 was $129.5 million compared to $168.6 million for the six months ended June 30, 1998. In addition to the factors discussed above, operating income for the six months ended June 30, 1999 was negatively affected by additional restructuring charges of $8.6 million relating to the global restructuring we announced in late 1998.

   Interest income was $38.8 million for the six months ended June 30, 1999 compared to $36.6 million for the six months ended June 30, 1998. Interest income in the first six months of 1999 and in 1998 and 1997 was attributable primarily to escrowed insurance proceeds and other amounts deposited for use to satisfy liabilities arising out of our Chapter 11 proceeding. Upon payment of the POR amounts anticipated to be funded out of our cash balance, we anticipate that our interest income in the future will be substantially less than amounts earned in the first six months of 1999.

   Interest expense for the six months ended June 30, 1999 increased substantially to $42.4 million compared to $6.0 million for the six months ended June 30, 1998. The increased interest expense in the first six months of 1999 was attributable to interest payable by us to commercial creditors under the terms of the POR, and by the recording of $16.2 million in additional amounts payable under the POR to tort claimants in our Chapter 11 proceeding.

   Reorganization costs for the six months ended June 30, 1999 also increased substantially to $37.2 million compared to $16.9 million for the six months ended June 30, 1998. The increased level of reorganization costs in the first six months of 1999 was attributable to the costs associated with soliciting acceptances of the POR from claimants in our Chapter 11 proceeding.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   We experienced a decrease in net sales for 1998 compared to 1997 of $75.5 million, or 3.0%. The decrease in sales in 1998 as compared to 1997 was attributable principally to the impact of a strong U.S. dollar exchange rate on sales revenues denominated in non-U.S. currencies, particularly in the Asia operating segment. Sales also were negatively impacted by demand weaknesses, which began in Asia in late 1997 and spread to other parts of the world during 1998.

   Our operating loss was $773.3 million in 1998, compared to a profit of $380.7 million in 1997. The 1998 loss was attributable primarily to an implant charge of $1,070.8 million. The implant charge was recognized for the anticipated financial consequences to resolve all claims arising from our Chapter 11 proceeding and from the breast implant controversy. The impact of a strong U.S. dollar exchange rate on reported sales revenue, particularly in the Asia operating segment, and the impact of a restructuring charge of $28.1 million also negatively affected 1998 operating results. The restructuring charge was recorded to reflect costs incurred or to be incurred to implement announced actions relating to a global restructuring of our operations designed to improve operating efficiencies and to enable us to better meet customers' expectations.

   In 1998, we reported a loss of $595.0 million, compared to a profit of $237.6 million in 1997. In addition to the factors discussed above, our 1998 results were negatively affected by a cumulative interest expense charge of $201.7 million ($127.1 million after tax) for the amount of interest payable for the period from May 15, 1995 through December 31, 1998 to our commercial creditors according to the POR. The amount of this charge was determined using the U.S. federal judgment rate of 6.28% that was in effect on May 15, 1995 as specified in the POR. Excluding the implant charge, restructuring charge and cumulative interest expense charge from 1998 net income, our net income decreased by $13.2 million, or 5.6%, in 1998 as compared to 1997. The decrease in net income reflects the reduction in operating income described above, partially offset by lower reorganization costs incurred in our Chapter 11 proceeding and a lower tax provision on net income from continuing operations.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   We experienced an increase in net sales for 1997 compared to 1996 of $111.2 million, or 4.4%. The increase in sales in 1997 as compared to 1996 was attributable principally to strong volume growth in most product lines and operating segments, partially offset by the impact of a strong U.S. dollar exchange rate on sales revenues denominated in non-U.S. currencies and by local pricing pressures in all operating segments.

   Our operating income decreased by $15.3 million, or 3.9%, in 1997 as compared to 1996. This decrease was attributable principally to an increase in the cost of purchased raw materials, which more than offset the increase in sales described above.

   Our net income increased by $15.9 million, or 7.2%, in 1997 as compared to 1996. The increase in net income reflects the reduction in operating income described above, offset by increased interest income and lower reorganization costs incurred in our Chapter 11 proceeding. Reported interest income in both 1997 and 1996 was attributable primarily to escrowed insurance proceeds and other amounts deposited for use to satisfy liabilities arising out of our Chapter 11 proceeding.

Operating Segments

   We have three geographic operating segments: Americas, Europe, and Asia. The financial results for our three operating segments have been prepared on a basis that is consistent with the manner in which we internally disaggregate financial information for the purpose of assisting in making internal operating decisions. We evaluate the performance of these three segments based on operating profit or loss from operations excluding interest income, interest expense, royalty income, royalty expense, currency gains and losses, certain nonrecurring gains and losses, implant costs, Chapter 11 reorganization expenses, income taxes and minority interests' share in income. These costs and expenses are not allocated to the operating segments. Revenue is based on sales to external customers only. Inventory transfers between operating segments are accounted for at cost. During 1998, however, we changed our valuation method used for inventory transfers between operating segments from a variable cost basis (used in 1997 and 1996) to a fully absorbed cost basis. There is no impact on our consolidated results from this change in valuation method for inventory transfers between operating segments. On an operating-segment basis, this change would have positively impacted the Americas operating segment's results and negatively impacted the Asia operating segment's results. Restatement of segment operating profit for 1997 and 1996 to conform to 1998 is impracticable.

                                                       1998     1997     1996
                                                     -------- -------- --------
                                                           (In millions)
      AMERICAS
        Sales....................................... $1,300.6 $1,315.8 $1,225.2
        Segment Operating Profit....................    350.7    303.8    307.7

   Sales for the Americas operating segment declined slightly in 1998 as compared to 1997, reflecting reduced market demand for semiconductor-grade silicon and flat demand for other products. Despite this decline, segment operating profit increased in 1998 as compared to 1997 due primarily to the change from a variable cost valuation method to a fully absorbed valuation method for inventory transfers between operating segments as noted above. Fixed expenses incurred by the Americas operating segment did not change significantly in 1998 as compared to 1997.

   Sales for the Americas operating segment increased by $90.6 million or 7.4% in 1997 as compared to 1996. Sales growth was driven by strong market demand for semiconductor-grade silicon and methyl chlorosilane intermediates. Despite the additional sales revenue generated during 1997, segment operating profit declined slightly in 1997 as compared to 1996 due to increased raw material costs and the inclusion of certain previously unallocated expenses to the Americas operating segment. Actual fixed expenses, adjusted to remove the effect of this adjustment, increased at a rate lower than reported sales growth.

                                                            1998   1997   1996
                                                           ------ ------ ------
                                                              (In millions)
      EUROPE
        Sales............................................. $619.5 $608.7 $610.1
        Segment Operating Profit..........................   70.6   80.5   86.5

   Sales for the Europe operating segment increased by $10.8 million, or 1.8%, in 1998 as compared to 1997, despite a weakening of demand late in the year. The market was characterized during 1998 by an excess of supply in many product lines, contributing to a general deterioration in selling prices. Sales performance was mixed across our product lines, as was the case in 1997. An increase in fixed expenses, associated with the start up of increased manufacturing capabilities at our Barry, Wales, United Kingdom facility, contributed to reduced Segment Operating Profit in 1998 despite the increase in sales discussed above.

   Sales for the Europe operating segment were essentially flat when comparing 1997 to 1996. Sales performance was mixed across our product lines. Fixed expenses declined slightly. Flat sales, combined with higher raw material costs, resulted in a slight decline in segment operating profit.

                                                            1998   1997   1996
                                                           ------ ------ ------
                                                              (In millions)
ASIA
  Sales................................................... $647.9 $718.9 $697.0
  Segment Operating Profit................................   68.2  178.3  165.2

   Sales and Segment Operating Profit for the Asia operating segment for 1998 reflect thirteen months of activity for the Asia operating segment. Prior to 1998, the fiscal year for Asia ended in November. During 1998, the fiscal year was changed to match the calendar year. As a result, sales for 1998 reported above were increased by approximately $43.9 million to reflect the additional month of activity. The impact of the additional month of activity on Segment Operating Profit for 1998 was negligible.

   Sales for the Asia operating segment, adjusted to remove the additional month of sales revenue discussed above, decreased by $114.9 million, or 16.0%, in 1998 as compared to 1997, reflecting the impact of the Asian economic crisis, which began in late 1997. The decline in sales resulted from a significant decrease in demand for all products in all markets, exacerbated by the strengthening of the U.S. dollar against all Asian currencies, which reduced reported U.S.- dollar sales revenue. This decline in sales, combined with the previously-discussed change during 1998 from a variable cost valuation method to a fully absorbed valuation method for inventory transfers between operating segments, contributed to the sharp decrease in Segment Operating Profit for 1998 compared to 1997.

   Sales for the Asia operating segment increased by $21.9 million, or 3.1%, in 1997 compared to 1996. Sales revenue across most product lines was flat, except for sales of certain products used as sealants primarily in the construction industries. The sales increase was fueled by strong product demand, which more than offset the effects of aggressive local price competition and the negative impact of exchange rate movements, although market demand weakened late in the year at the onset of the Asian economic crisis. Fixed expenses declined slightly.

Liquidity and Capital Resources

   In General. Our net cash flow from operating activities was $330.4 million, $432.7 million and $544.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. The items affecting net income are discussed in the Results of Operations section. In addition, net cash flow from operating activities for the year ended December 31, 1998 as compared to the year ended December 31, 1997 was impacted negatively by increases during 1998 in our level of accounts and notes receivable and inventories. The increase in inventories was due primarily to lower than anticipated sales during the year.

   Our working capital decreased to $826.4 million at the end of 1998 from $889.0 million at the end of 1997, a decrease of $62.6 million. Cash and cash equivalents and short-term marketable securities decreased by $61.8 million in 1998. Trade receivables increased by $7.1 million. Inventories increased by $73.0 million, reflecting the impact of lower than anticipated sales, which began in Asia in late 1997 and spread to other parts of the world during 1998.

   Short-term borrowings at December 31, 1998 were $14.0 million, a decrease of $0.8 million from December 31, 1997. Long-term debt due within one year increased $1.4 million to $25.6 million at the end of 1998 compared to $24.2 million at the end of 1997. Long-term debt due in 1999 will be funded by operating cash flows. Accounts payable decreased slightly to $163.9 million at December 31, 1998, from $167.0 million at December 31, 1997.

   Long-term debt, representing primarily notes payable and our subsidiaries' credit facilities, was $147.9 million at December 31, 1998, an increase of $7.0 million from December 31, 1997. The principal component of long-term debt at both December 31, 1998 and 1997 consisted of outstanding borrowings under a $150.0 million revolving credit agreement entered into by Hemlock Semiconductor Corporation ("HSC"), one of our subsidiaries. The amount outstanding under this credit facility bears interest at the rate of LIBOR plus 0.8%. This credit facility, which expires in 2002, is used by HSC to finance manufacturing facility capacity additions. At July 31, 1999, the amount outstanding under this credit facility was $90.0 million, and the weighted average interest rate was 6.0%. In addition, our non-U.S. subsidiaries currently maintain credit facilities in an aggregate amount of approximately $80.0 million.

   Capital Expenditures. Our capital expenditures were $399.8 million, $425.2 million and $312.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. Our capital expenditure pattern is influenced by the timing of capacity additions for silicone intermediate products and for semiconductor-grade silicon metal. Our capital expenditures during 1998, 1997 and 1996 included spending for major capacity additions for silicone intermediate products at our Barry, Wales, United Kingdom facility and semiconductor-grade silicon metal at HSC. Management believes that capital expenditures have been adequate to maintain our business and to provide for growth opportunities. We expect that our capital expenditures for 1999 will decline to approximately $250.0 million. Capital expenditures for 1999 are expected to be funded from internally available funds and borrowings under existing credit facilities. We plan to continue to invest to expand our manufacturing capacity consistent with expectations regarding future demand. These plans, if undertaken, are expected to maintain our historical relationship between sales growth and capital expenditures. We are considering further expansion or construction of additional manufacturing facilities that, if undertaken, would significantly increase our level of capital expenditures over the next five to seven years.

   Investments in Marketable Securities and POR Obligations. Since May 15, 1995, we have been operating as a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code. Since that date, our consolidated balance sheets have reflected substantial amounts of investments in marketable securities. Certain of these investments are restricted as to their use pursuant to orders of the Bankruptcy Court, and certain investments are restricted as to their use in connection with the Revised Settlement Agreement (as defined in Item 8 below). These restricted investments are invested in investment categories approved by the Bankruptcy Court, and are included under the captions "Restricted insurance proceeds" and "Implant deposit" in our consolidated balance sheets. As of June 30, 1999, the amount of restricted investments reflected under these captions totaled $1,056.1 million, and these restricted investments consisted primarily of certificates of deposit, fixed rate and floating rate federal agency and corporate notes, commercial paper, state and municipal securities, and money market funds. In addition, our consolidated balance sheets have reflected investments in marketable securities that were not restricted in any manner under the captions "Marketable securities" in the current and noncurrent section of our consolidated balance sheet. As of June 30, 1999, the amount of unrestricted investments reflected under these captions totaled $383.7 million, and these unrestricted investments consisted principally of obligations backed by the U. S. Government or one of its agencies and corporate issue preferred equities. Amounts earned on these restricted and unrestricted investments have been reflected under the caption "Interest income" in our consolidated statements of operations and retained earnings.

   In addition to the restricted and unrestricted marketable securities described above, we maintained cash balances of $204.5 million as of June 30, 1999.

   The POR and related agreements require us to make cash payments soon after the Effective Date of:

  . between $250.0 million and $315.0 million to our unsecured commercial creditors;

  . approximately $1,000.0 million relating to claims of tort creditors; and

  . approximately $150.0 million to The Dow Chemical Company pursuant to the Insurance Allocation Agreement.

   With respect to amounts payable to our unsecured commercial creditors, as of June 30, 1999, we have recorded liabilities of approximately $1.0 billion relating to the claims of unsecured commercial creditors, including interest payable. Of this amount, approximately $250 million will be paid in cash, and approximately $750 million of ten-year senior unsecured notes will be issued to the unsecured commercial creditors as the Bankruptcy Court approves these claims for payment. However, since the commercial claims reconciliation process is ongoing, the exact amount of cash to be paid and senior unsecured notes to be issued is not known. If the amounts due to unsecured commercial creditors reaches $1.3 billion as contemplated in the POR, approximately $315 million would be paid in cash, and approximately $1.0 billion of ten-year senior unsecured notes would be issued to the unsecured commercial creditors.

   We intend to fund these cash payments from a combination of the restricted and unrestricted investments described above and from our cash balances. Payment of these amounts will result in a significant decrease in the amount of interest income that we will earn in the future. In addition to these cash payments, the POR and related agreements also require us to issue the ten-year senior unsecured notes that are the subject of this Registration Statement on or soon after the Effective Date to our commercial creditors. The interest rate payable on the ten-year senior unsecured notes will be established as of the Effective Date by adding an agreed to or arbitrated interest factor to the ten-year U.S. Treasury security interest rate at that time. The establishment of the interest rate will take into account, among other things, the credit ratings applicable to the ten-year senior unsecured notes as determined by specified financial rating agencies. Issuance of the ten-year senior unsecured notes, on or after the Effective Date, will require us to record a significant amount of interest expense in the future.

   The POR and related agreements also require us to make significant cash payments over a 16-year period to fund amounts payable to the tort creditors pursuant to the Funding Payment Agreement. Management believes that the issuance of the ten-year senior unsecured notes, together with funds generated from operations, anticipated insurance proceeds, borrowings under existing credit facilities and potential future borrowings will provide us with sufficient liquidity to meet our liquidity obligations (including obligations under the POR, working capital requirements, capital expenditures and debt service requirements) through at least 2001. See Note 4 of Notes to 1998 Consolidated Financial Statements for further discussion. This belief is based on, among other things, management's estimate of future cash flow from operations, estimated costs of implementing the POR, estimated recoveries and the timing of these recoveries from our insurance carriers and current and anticipated financing arrangements. In the event the anticipated insurance proceeds are not received in the amounts and on the schedule anticipated by us, we will be dependent to a larger degree on our cash flow from operations and additional borrowings. There can be no assurance that this cash flow and additional borrowings will be sufficient to fund our liquidity and capital requirements.

   Under certain circumstances, the Settlement Facility and Dow Corning would also have access to a $300.0 million revolving credit facility made available by The Dow Chemical Company and Corning Incorporated to facilitate timely payments to the Settlement Facility. Repayment of advances made by The Dow Chemical Company and Corning Incorporated to us under this credit facility will be subordinate to our other obligations under the Funding Payment Agreement and the senior unsecured notes in the event we default in respect of these obligations. In addition, the Settlement Facility will have no obligation for repayment of any advances made to us under this credit facility.

   Insurance Matters. We have a substantial amount of unexhausted claims-made, occurrence and occurrence- noticed products liability insurance coverage with respect to breast implant lawsuits and claims commencing in 1986 and thereafter. For breast implant lawsuits and claims involving implant dates prior to 1986, substantial coverage exists under a number of primary and excess occurrence and occurrence-noticed policies having various limits. For breast implant lawsuits and claims may be covered, in whole or in part, both by the coverage issued from and after 1986, and one or more of the policies issued prior to 1986, the ultimate determination of aggregate insurance coverage depends on, among other things, how defense and indemnity costs are allocated among the different policy periods. Depending on policy language, applicable law and agreements with insurers, damages that may be awarded pursuant to breast implant lawsuits may or may not be covered, in whole or in part, by insurance. Under the POR, however, punitive damages are waived with respect to claims covered by the POR.

   A substantial number of our insurers reserved the right to deny coverage, in whole or in part, due to differing theories regarding, among other things, when coverage may attach and their respective obligations relative to other insurers. Since 1993, we have been involved in litigation against the Occurrence Insurers. This litigation resulted from an inability of the Occurrence Insurers to reach an agreement with us on a formula for the allocation among the Occurrence Insurers of payments of defense and indemnity expenses submitted by us related to breast implant products liability lawsuits. We sought a judicial enforcement of the obligations of the Occurrence Insurers under the relevant insurance policies described above. We have settled our claims with a number of these Occurrence Insurers.

   During 1994, the court hearing this lawsuit:

  . ruled that some of our primary Occurrence Insurers have a duty to defend us with respect to breast implant products liability lawsuits;

  . directed these insurers to reimburse us for certain defense costs previously incurred; and

  . ruled in our favor on allocation of defense costs.

   During 1995, this court ruled in our favor on allocation of indemnity costs, holding that each primary Occurrence Insurer was obligated to pay the defense costs for all cases alleging a date of implant either before or during the insurers' policy periods and for all cases involving unknown implant dates; once implant dates become known, the appropriate insurer becomes responsible for relevant defense costs. The court also ruled that relevant insurance contracts afford coverage for punitive damages except where specific policy provisions expressly exclude coverage for such damages. In addition, a trial on the merits of the claims in this litigation commenced.

   During 1996, a jury found the remaining Occurrence Insurers liable for coverage including costs of defense and settlement of our breast implant lawsuits in the United States and in other countries. The court also ruled that we are entitled to recover substantially all defense, settlement and judgment costs previously incurred. Certain of the Occurrence Insurers have appealed the results of this litigation. We are uncertain as to when these appeals will be resolved. In the interim, we are continuing settlement negotiations with the Occurrence Insurers as well as other insurers that are not involved in the litigation. Furthermore, we are pursuing resolution of a significant portion of currently unresolved insurance coverage provided by solvent non-Occurrence Insurers through arbitration proceedings. We are also pursuing recovery from insolvent insurance carriers by way of settlement discussions.

   From September 1, 1994 through August 25, 1999, we received insurance recoveries of $875.7 million and entered into settlements with certain insurers for future reimbursement. We expect to recover from our insurers a substantial amount of breast implant-related payments that have been or will be made by us.

Net Deferred Tax Assets

   As of December 31, 1998, our consolidated balance sheet reflected net deferred tax assets of $1,007.8 million. The majority of these deferred tax assets relate to gross temporary differences associated with our best estimate of the anticipated financial consequences to the Company to resolve all claims (including interest payable to our commercial creditors) arising from the POR and the breast implant controversy. See Note 14 of Notes to 1998 Consolidated Financial Statements for additional information.

   Based on our recent level of pretax earnings, management believes that there will be sufficient future taxable income generated to realize our net deferred tax assets. In addition, the realization of these deferred tax assets is not dependent on material improvements in future profitability, extraordinary transactions, or implementation of tax planning strategies.

Inflation

   We expect that future impacts of inflation will be mitigated by a combination of productivity gains, product substitutions and selective product price increases. The impact of inflation on our long-term financial position and results of operations has been minimal.

New Accounting Principle

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which establishes accounting and reporting standards for derivative instruments and hedging activities. FAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We currently enter into currency derivative instruments, primarily in the form of forward exchange contracts, to manage certain currency exposures, which principally include monetary assets and liabilities not denominated in functional currencies, and net investments in non-U.S. entities for which the U.S. dollar is not the functional currency. Management believes that its current foreign currency hedge instruments qualify as hedges under FAS 133. The effective date of FAS 133 was subsequently postponed. As a result, we are not required to adopt FAS 133 until the first quarter of 2001. Our adoption of FAS 133 is not expected to have a material effect on our financial position or results of operations.

Year 2000

   Our Year 2000 ("Y2K") project, which began in April 1996, is a global effort designed to address, through the use of reasonable efforts, the risk that certain internal or external systems may inaccurately interpret dates after December 31, 1999.

   We have completed an assessment of required modifications or replacements of our key internal software to become Y2K compliant. The assessment involved all known areas of concern, including business applications, manufacturing, engineering, research and facilities systems, third party suppliers and service providers. Implementation, including testing, of required changes to key applications was substantially complete at June 30, 1999. The remaining implementation will extend into the third quarter of 1999 due to plant shutdown schedules.

   Over the past few years, we have implemented a significant project to upgrade and improve access to business information with integrated enterprise-wide financial and operational systems and standardized desktop computing. This initiative has mitigated to some extent the amount of Y2K costs incurred to date. Our current estimate of the total cost for Y2K compliance is approximately $20.0 million, of which approximately $17.0 million has been incurred through June 30, 1999.

   We have initiated formal communications with all of our significant customers, suppliers and other third parties to determine the extent to which we are vulnerable to third parties' failures to remediate their own potential problems related to Y2K issues. Risk assessments, readiness evaluation and contingency plans to protect our business from Y2K related interruptions from these third parties and from key customers are expected to be completed before December 31, 1999. Contingency plans relative to critical material suppliers, including actions such as increasing inventories and changing suppliers, will be executed during the fourth quarter of 1999, if necessary.

   Our risk management program includes emergency backup and recovery procedures to be followed in the event of a failure of a key application. This program is being expanded to include specific procedures for potential Y2K issues. We are taking what we consider to be reasonable steps to prevent major interruptions in our business due to Y2K issues. Our operating results and ability to conduct business is dependent upon the infrastructure of the geographic regions in which our operations and customers are located. A breakdown in the infrastructure of a particular region could adversely impact our operating results. We believe that the reasonable worst case scenario would involve the failure of a number of our third party service providers, particularly those in countries outside the United States, to adequately address Y2K issues, which could result in significant interruptions in our normal business operations. Those interruptions could materially and adversely affect our results of operations, liquidity and financial condition.

The Euro

   On January 1, 1999, the Euro was adopted as the national currency of 11 European Union member nations. During a three-year transition period, the Euro will be used as a non-cash transactional currency. The conversion to the Euro is not expected to have a significant or material impact on the results of operations, financial position or liquidity of our European operations or on our consolidated results of operations or financial position.

                          QUALITATIVE AND QUANTITATIVE
                         DISCLOSURES ABOUT MARKET RISK

Qualitative Information

   The global nature of our business gives rise to foreign currency exchange rate risks. Since we conduct operations in many countries, we have assets, liabilities and cash flows denominated in currencies other than the U.S. dollar. Our principal foreign currency exposures presenting the primary risk of loss are those affected by the dollar/euro, dollar/yen and dollar/sterling markets. Our principal foreign currency exposures have not changed materially from December 31, 1998. To mitigate our exposure to these risks, we have established policies and procedures regarding our management of financial market risks and our use of financial instruments to manage those risks. Our primary objective in hedging foreign currency exchange rate risks is to preserve the value of net monetary assets denominated in nonfunctional currencies. The types of instruments we use to manage these risks are primarily foreign currency forward exchange contracts with original maturities generally less than 12 months. We do not enter into foreign currency transactions for trading or speculative purposes.

   Since May 15, 1995, we have been operating as a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code. As such, we are liable to commercial claimants for approximately $800.0 million of commercial claims that existed as of May 15, 1995. In addition, the POR contemplates payments of interest to these commercial creditors accrued at the rate of 6.28%, compounded annually, commencing on May 15, 1995 and continuing for the duration of our Chapter 11 proceeding. As of June 30, 1999, the amount of interest that would be paid to commercial creditors was approximately $232.9 million. The POR contemplates settling these commercial claims, including the payment of interest as described above, by the payment of cash (of between $250.0 million and $315.0 million) and through the issuance of ten-year senior unsecured notes for the remaining amounts due. The interest rate payable on the ten-year senior
unsecured notes is   %, which rate was established prior to the Effective Date
by adding an agreed to or arbitrated interest factor to the ten-year U.S. Treasury security interest rate at that time. The establishment of the interest rate took into account, among other things, the credit ratings applicable to the ten-year senior unsecured notes as determined by specified financial rating agencies.

   In addition to the rate of interest to be paid on the ten-year senior unsecured notes described above, we may be exposed to changes in interest rates in the future primarily as a result of any borrowing activities we may undertake, which could include short-term and long-term borrowings to maintain liquidity and fund our business operations. The nature and amount of our long-term and short-term debt, if any, may vary as a result of future business requirements, market conditions and other factors.

   Inherent in our business is exposure to price changes for several commodities. We do not hold any financial instruments that hedge these exposures.

Quantitative Information

   We use sensitivity analysis to assess the market risk associated with foreign currency exchange risk. We define market risk as the potential change in the fair value of assets and liabilities resulting from an adverse movement in foreign currency exchange rates. For purposes of this analysis, a 10% change in foreign currency exchange rates from levels on December 31, 1998, with all other variables (including interest rates) held constant, was chosen, as this percent of change reflects our view of change that is reasonably possible over a one-year period. We primarily hedge foreign currency exchange rate risks from transactional currency/functional currency exchange rate exposures as measured by the value of net monetary assets in nonfunctional currencies. Our net monetary position is the net book value of our net monetary assets in nonfunctional currencies combined with the net book value of our foreign currency forward exchange contracts that have been designated as a hedge of this exposure. A 10% adverse change in transactional currency/functional currency exchange rates would result in a decrease in the fair value of our net monetary position of approximately $4.0 million at December 31, 1998. We selectively enter into foreign exchange forward contracts to hedge our functional currency/reporting currency exchange rate exposures. Our net asset position is the net book value of our net assets in functional currencies other than the U.S. dollar combined with the net book value of our foreign currency forward exchange contracts that have been designated as a hedge of this exposure. A 10% adverse change in functional currency/reporting currency exchange rates would result in a decrease in the fair value of our net asset position of approximately $67.0 million at December 31, 1998.

ITEM 3. PROPERTIES

   We own or lease extensive property for use in our business and believe that our properties are in good operating condition and generally are suited for the purposes for which they are presently being used.

   We own substantially all of our 25 manufacturing sites, including nine principal manufacturing facilities located in the United States, Belgium, Germany, Japan and the United Kingdom. Principal U.S. production plants are located in Kentucky and Michigan. Presently, we produce our basic silicon-based materials at manufacturing facilities located in Carrollton, Kentucky; Barry, Wales, United Kingdom; and, to a lesser extent, Chiba, Japan. Approximately 60% of our aggregate investment in plant and equipment is represented by our U.S. facilities.

   We own our executive and corporate offices located near Midland, Michigan and some of our international offices. We also own research and development facilities in the United States, Belgium, Germany, Japan and the United Kingdom. Domestic and international sales offices are maintained primarily in leased facilities. See Note 16 of Notes to 1998 Consolidated Financial Statements for further discussion of lease commitments.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of our Common Stock, par value $5.00 per share, of persons owning of record or known to us to be the beneficial owner of more than five percent of our outstanding Common Stock. No directors or executive officers own any shares of our Common Stock.

                                                           Nature of
     Title of       Name and Address of       Number of    Beneficial
      Class           Beneficial Owner         Shares      Ownership     Percent
     --------       -------------------       ---------    ----------    -------
   Common Stock Corning Incorporated          1,250,000 Sole voting and   50.0%
                One Riverfront Plaza                    investment power
                Corning, New York 14831

   Common Stock Dow Holdings, Inc., a         1,250,000 Sole voting and   50.0%
                wholly owned subsidiary                 investment power
                of The Dow Chemical Company
                2030 Dow Center
                Midland, Michigan 48674

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Directors

   The following table sets forth information regarding the Company's directors:

                Name           Age                  Position(s)
                ----           ---                  -----------
      Roger G. Ackerman.......  60 Chairman of the Board and Chief Executive
                                   Officer, Corning Incorporated

      Gary E. Anderson........  54 President and Chief Executive Officer, Dow
                                   Corning Corporation

      David T. Buzzelli.......  58 Senior Consultant to The Dow Chemical
                                   Company (former Vice President, Environment,
                                   Health & Safety, Public Affairs and
                                   Information Systems, The Dow Chemical
                                   Company)

      Van C. Campbell.........  60 Retired Vice Chairman-Finance and
                                   Administration, Corning Incorporated

      Enrique C. Falla........  60 Senior Consultant to The Dow Chemical
                                   Company (former Executive Vice President,
                                   The Dow Chemical Company)

      Norman E. Garrity.......  57 Co-Chief Operating Officer, Corning
                                   Incorporated and President, Corning
                                   Technologies

      Richard A. Hazleton.....  56 Chairman of the Board, Dow Corning
                                   Corporation

      William S. Stavropoulos.  60 President and Chief Executive Officer, The
                                   Dow Chemical Company

   Our directors are elected by the shareholders at the annual meeting of shareholders of Dow Corning, and each director is elected to serve until the next annual meeting of shareholders and until his successor is elected and qualifies.

   Roger G. Ackerman--Chairman of the Board and Chief Executive Officer of Corning Incorporated. Mr. Ackerman has been with Corning Incorporated since 1962 in a variety of engineering, sales and management positions. In 1972, he was elected the President of a Corning Incorporated subsidiary, Corhart Refractories Co., in 1975, the General Manager and Senior Vice President of the Corning Incorporated's Ceramic Products Division and in 1980, a Senior Vice President of Corning Incorporated. In 1981, he became the director of Corning Incorporated's Manufacturing and Engineering Division, in 1983, the President of MetPath Inc. (now Quest Diagnostics Incorporated) and in 1985, Group President and a director of Corning

Incorporated. In 1990, he was elected the President and Chief Operating Officer of Corning Incorporated and in 1996, he was elected to his present position.

   Mr. Ackerman is a graduate of Rutgers University and attended Harvard University's Program for Management Development. He also holds an honorary doctoral degree from Rutgers University.

   Mr. Ackerman also serves as a director of Massachusetts Mutual Life Insurance Company and the Pittson Company.

   Gary E. Anderson--President and Chief Executive Officer of Dow Corning. Mr. Anderson began his Dow Corning career in 1967 in the Products Development-Fluids area and became a Building Superintendent in the Resins and Chemical Manufacturing area in 1969. Mr. Anderson became a Project Engineer in Process Engineering in 1973 and a Project Engineer Supervisor in the Resins and Chemicals area in 1974. Mr. Anderson was named Evaluator/Controller for Fluids and Lubricants in 1976 and became a Manager of Economic Evaluation and Business Control in 1977. Mr. Anderson was promoted to Director, Manufacturing and Engineering in Europe in 1979 and became a European Area vice president in 1980. Mr. Anderson was on leave from Dow Corning in 1983-84 to serve as acting Deputy Assistant Secretary for Basic Industries in the Department of Commerce. In 1984, Mr. Anderson returned to Dow Corning and became General Manager of Fluids, Resins and Process Industries. He was elected a Vice President in 1986 and was named a Group Vice President, Businesses, in 1989. In 1993, Mr. Anderson was elected Executive Vice President of Dow Corning. In 1994, he was elected President of Dow Corning and in August 1999 he was also elected Chief Executive Officer of Dow Corning.

   Mr. Anderson holds a bachelor's degree in chemical engineering from Michigan Technological University and a master's degree in business administration from Central Michigan University.

   Mr. Anderson is also a director of Chemical Bank, Bay Area in Bay City, Michigan.

   David T. Buzzelli--Senior Consultant to The Dow Chemical Company. Mr. Buzzelli joined The Dow Chemical Company in 1965, and held several process engineering positions before becoming Technical Director of the Michigan Division Process Development Group in 1976. In 1984, he was appointed Director of Government and Public Affairs for The Dow Chemical Company and a Vice President of Dow Chemical U.S.A. Mr. Buzzelli was appointed Chairman, President and Chief Executive Officer of Dow Chemical Canada Inc. in 1986. From 1990 to 1997, he was Vice President and Corporate Director of Environment, Health and Safety. In addition, from 1993 to 1997, he was Corporate Director of Public Affairs and, from 1994 until 1997, he had management responsibility for Information Systems for The Dow Chemical Company. In 1997, Mr. Buzzelli was named Senior Consultant.

   Mr. Buzzelli graduated from the University of Minnesota in 1964 with a bachelor's degree in chemical engineering. He received his master's degree in chemical engineering from the University of Delaware in 1965.

   Van C. Campbell--Retired Vice Chairman-Finance and Administration, Corning Incorporated. Mr. Campbell joined Corning Incorporated in 1964. He was elected an Assistant Treasurer in 1971, Treasurer in 1972, a Vice President in 1973, Financial Vice President in 1975 and Senior Vice President for Finance in 1980. He became General Manager of Corning Incorporated's Consumer Products Division in 1981. He was elected Vice Chairman, responsible for finance and administration and a director of Corning Incorporated in 1983, positions from which he retired on April 30, 1999. Mr. Campbell has been a director of Dow Corning since 1983, and previously had been a director from 1977 through 1981.

   Mr. Campbell is a graduate of Cornell University and has a master's degree in business administration from Harvard University.

   Mr. Campbell is also a director of Armstrong World Industries, Inc., Quest Diagnostics, Inc. and Covance Inc.

   Enrique C. Falla--Senior Consultant to The Dow Chemical Company. Mr. Falla joined Dow Latin America in 1967 as a financial staff assistant. Beginning in 1971, Mr. Falla served, in turn, as Area Treasurer, General Manager for the Mexico Region, Director of Administration and Director of Business Development for

Dow Latin America. In 1979, he was appointed Commercial Vice President for Dow Latin America, and became President of Dow Latin America in 1980. He was named Financial Vice President for The Dow Chemical Company in 1984, was appointed to the Board of Directors of The Dow Chemical Company in 1985, and was elected an Executive Vice President of The Dow Chemical Company in 1991. In 1997, Mr. Falla was named Senior Consultant.

   Mr. Falla has a bachelor's degree in business administration and a master's degree in economics/finance from the University of Miami.

   Mr. Falla is also a director of Guidant Corporation.

   Norman E. Garrity--Co-Chief Operating Officer, Corning Incorporated and President, Corning Technologies. Mr. Garrity joined Corning Incorporated in 1966, serving in various production, sales and marketing positions. In 1984, he was named General Manager of Corning Incorporated's Electrical Products Division and a Vice President of Corning Incorporated. In 1987, he was named a Senior Vice President of Manufacturing and Engineering for the Corning Specialty Materials Group and became an Executive Vice President of Corning Incorporated in 1990. In 1996, he was elected to his present positions and in that same year became a member of the Board of Directors for both Corning Incorporated and Dow Corning.

   Mr. Garrity has a bachelor's degree and advanced degrees from Bucknell University.

   Richard A. Hazleton--Chairman of the Board of the Company. Mr. Hazleton began his Dow Corning career in 1965 as a chemical engineer. In 1968, Mr. Hazleton was named Economic Evaluator for Process Engineering. He was promoted to Business Evaluator Controller in 1973 and in 1976, became Manager of Planning and Evaluation for Europe. Mr. Hazleton was named European Area vice president and European Area Finance Director in 1978. Mr. Hazleton returned to the United States in 1981 as Corporate Controller and in 1983, became Midland Plant Manager. Mr. Hazleton was named a U.S. Area vice president and Director of Manufacturing and Engineering in 1985 and in 1987, was elected a Vice President. Mr. Hazleton became General Manager of the Fluids, Resins and Process Industries Business in 1989. In 1991, he was named European Area President. He became a member of the Dow Corning Board of Directors in December 1992, was elected President of Dow Corning in January 1993, and assumed the additional responsibilities of Chief Executive Officer in June 1993. In September 1994, he was elected Chairman of the Board and Chief Executive Officer of Dow Corning. In August 1999, Mr. Hazleton was succeeded as Chief Executive Officer by Mr. Anderson. Mr. Hazleton continues as Chairman of the Board of Dow Corning.

   Mr. Hazleton holds bachelor's and master's degrees in chemical engineering from Purdue University, and he earned a master's degree in business administration from Central Michigan University. Mr. Hazleton attended Harvard University's Advanced Management Program in 1983.

   Mr. Hazleton is also a director of Chemical Bank and Trust Company of Midland, Michigan.

   William S. Stavropoulos--President and Chief Executive Officer of The Dow Chemical Company. Mr. Stavropoulos joined The Dow Chemical Company as a research chemist in pharmaceutical research in 1967. He became Research Manager of Diagnostics Products Research in 1973 and Business Manager of that division in 1976. He became Business Manager of Polyolefins in 1977. Mr. Stavropoulos became Director of Marketing for Dow U.S.A. Plastics Department in 1979, and was named Commercial Vice President for Dow Latin America in 1980. He then became President of Dow Latin America in 1984, and was named Commercial Vice President for Dow U.S.A. Basics and Hydrocarbons in 1985. He became Group Vice President for Dow U.S.A. Plastics and Hydrocarbons in 1987. In 1990, Mr. Stavropoulos was named President of Dow U.S.A. and was elected a Vice President of The Dow Chemical Company. In 1991, he was elected a Senior Vice President and member of the Board of Directors of The Dow Chemical Company. He became President and Chief Operating Officer of The Dow Chemical Company in 1993, and assumed his current position in 1995.

   Mr. Stavropoulos holds a bachelor's degree in pharmaceutical chemistry from Fordham University and a doctoral degree in medicinal chemistry from the University of Washington.

   Mr. Stavropoulos is also a director of NCR Corporation, Bell South Corporation and Chemical Financial Corporation and Chemical Bank and Trust Company, both of Midland, Michigan.

Executive Officers

              Name          Age                   Position(s)
              ----          --- -----------------------------------------------
      Gary E. Anderson       54 President and Chief Executive Officer

      Gifford E. Brown       52 Vice President, Planning & Finance and Chief
                                Financial Officer

      Barbara S. Carmichael  50 Vice President and Chief Communications Officer

      James V. Chittick      59 Vice President

      John W. Churchfield    52 Vice President

      Richard J. Francel     48 Controller

      Siegfried Haberer      56 Executive Vice President

      Richard A. Hazleton    56 Chairman of the Board

      Richard H. Hoover      51 Vice President

      James R. Jenkins       54 Vice President, Secretary and General Counsel

      Burnett S. Kelly       55 Vice President and Chief Human Resources
                                Officer

      Robert P. Krasa        52 Vice President

      Jere D. Marciniak      52 Vice President

      Endvar Rossi           52 Vice President

      Ronney R. Sexton       53 Treasurer

      Neville J. Whitfield   55 Vice President

   Our executive officers are elected or appointed by the directors immediately after the annual meeting of shareholders. The executive officers hold office until the first meeting of the Board of Directors following the next annual meeting of shareholders and until their respective successors are chosen and qualify, or until their resignation or removal.

   Gary E. Anderson--See "Directors" above.

   Gifford E. Brown--Mr. Brown joined the Company as an accountant in 1969 and has held numerous positions in accounting and control and in systems and information management both in the United States and in Dow Corning's international divisions prior to becoming Manager of Economic Evaluation/Business Control in 1988. In 1991, he became Director of Corporate Planning and Business Development, and in 1992, he assumed the role of Director of Administration and Finance and vice president of the Asian Area. He assumed his post as Executive Director of Human Resources in February 1995, and was elected a Vice President in February 1997. In July 1999, Mr. Brown was elected Vice President, Planning & Finance and Chief Financial Officer.

   Mr. Brown holds a bachelor's degree in accounting and finance from Bentley College in Boston and has participated in the Massachusetts Institute of Technology's Sloan School of Management senior executive program.

   Barbara S. Carmichael--Ms. Carmichael joined the Company in 1990 as Director of Corporate Communications. In 1991, Ms. Carmichael was named a U.S. Area vice president and in 1993, she was named Executive Director of Corporate Communications. In 1995, she was elected a Vice President and in 1999, was named Chief Communications Officer.

   Ms. Carmichael holds a bachelor's degree in English from Carleton College and a master's degree in English from the University of Minnesota.

   James V. Chittick--Mr. Chittick joined the Company in 1963 in Product Development. During his career at the Company, he has worked at five plants-- the Hemlock Medical Plant, the Trumbull Lubricants and Rubber

Finishing Plant, the Midland Plant, the Seneffe Belgium Plant, and the Elizabethtown, Kentucky Plant. Mr. Chittick was Plant Manager at both the Seneffe and Elizabethtown plants. Mr. Chittick has also held the positions of Section Manager for Process Engineering, Material Flow Manager for the European Area, Director of Facilities Engineering, U.S. Area vice president and Director of Quality and Supply and Executive Director of Human Resources. In February 1995, Mr. Chittick was named Executive Director of Manufacturing and Engineering, and in March 1995, Mr. Chittick was elected a Vice President.

   Mr. Chittick holds a bachelor's degree in chemical engineering from the South Dakota School of Mines and Technology and a master's degree in business administration from Central Michigan University.

   John W. Churchfield--Mr. Churchfield began his career with the Company in 1969 and in his early years was involved in silicone product development, sales and product marketing in the United States. In 1978, Mr. Churchfield joined the Corporate Economic Evaluation staff and became Manager of that department that year. From 1981 through 1984, Mr. Churchfield was Director of Finance for the Company's European Area. In 1984, Mr. Churchfield became vice president of Sales and Marketing for the European Area. In 1986, Mr. Churchfield was elected Executive Vice President of Dow Corning Toray Silicone Co., Ltd. in Tokyo, Japan, and in 1989, he became General Manager of Heat Cured Rubber Products and Automotive/Fabrication Industries for Dow Corning. In 1991, he was named General Manager, Designed Products Business. He was elected Vice President, Planning & Finance and Chief Financial Officer in 1993. In July 1999, Mr. Churchfield was succeeded as Chief Financial Officer by Mr. Brown. He continues as a Vice President with strategic and operational responsibilities.

   Mr. Churchfield has a bachelor's degree in chemical engineering from Grove City College. He attended the Harvard University's Advanced Management Program in 1990.

   Richard J. Francel--Mr. Francel joined the Company in 1973, and held positions in Process Engineering until 1977, when he became supervisor of Material Flow at the Hemlock Semiconductor Plant. After holding positions in Barry, Wales and in the Inter-American Area, he became Manager of Computer Services in 1984 and Controller of U.S. Area manufacturing in 1987. In 1990, he became Director of Finance for the Asian Area. Mr. Francel was named Controller in 1997.

   Mr. Francel holds a bachelor's degree in mechanical engineering from Bucknell University and a master's degree in industrial engineering from Stanford University.

   Siegfried Haberer--Mr. Haberer joined Dow Corning in 1970. Prior to assuming his current post, Mr. Haberer was president of the European Area, General Manager of the Global Rubber Business, Manager of the European Elastomers and Engineering Industries Business, Director of Marketing USA Elastomers and Engineering Industries Business, and Marketing Manager of the European Elastomers and Engineering Industries Business. He was elected a Vice President in 1993 and, in 1998, was elected Executive Vice President and a member of the Office of the CEO.

   Mr. Haberer is a Diplom Ingenieur graduate (the equivalent of a bachelor of science degree in electrical engineering) of Technische Hochschule (Germany).

   Richard A. Hazleton--See "Directors" above.

   Richard H. Hoover--Mr. Hoover joined Dow Corning in 1971 as a salesperson for Fluids, Emulsions and Compounds. He moved to Fluids and Lubricants Marketing in 1976 and in 1978, was named Product Market Manager of the Latin American Area. In 1982, he became Regional Manager in Mexico and in 1986, Market Development Manager for the Fluids, Resins and Process Industries Business. Mr. Hoover became Manager of the Select Industries Commercial Unit in 1987. He was named Manager of the Construction Commercial Unit in 1989 and became Manager of the Performance Materials Business in 1991. In 1993, Mr. Hoover was named a U.S. Area vice president and Business Group Manager for Advanced Materials in the United States. In June 1994, he became Executive Director of Health and Environmental Policy. In February 1996, Mr. Hoover became president of the Asian Area and was elected a Vice President with strategic and operational responsibilities.

   Mr. Hoover received a bachelor's degree in chemical engineering from the University of Kansas.

   James R. Jenkins--Mr. Jenkins joined the Dow Corning legal department in 1976 as a Staff Attorney. In 1978, Mr. Jenkins was named Senior Attorney and he completed studies at the Parker School of Foreign and Comparative Law at Columbia University. In early 1981, Mr. Jenkins became Senior Managing Counsel of Dow Corning and in 1982, he was elected Secretary and General Counsel. Mr. Jenkins was elected Vice President, Secretary and General Counsel of Dow Corning in 1984.

   Mr. Jenkins received a bachelor's degree and a law degree from the University of Michigan. Mr. Jenkins completed Harvard University's Program for Management Development in 1982.

   Mr. Jenkins is a director of Chemical Bank and Trust Company of Midland Michigan.

   Burnett S. Kelly--Mr. Kelly joined Dow Corning in 1978 as a staff attorney after serving as Counsel to the Chairman of the Equal Employment Opportunity Commission in Washington D.C. He served as Manager of Employee Relations from 1985 to 1989 and became Manager of the Hemlock Medical Plant in 1989. Mr. Kelly was named Manager of the Medical Materials Commercial Unit in 1991 and Director, Human Resources in 1992. In 1993, Mr. Kelly was named president of the U.S. Area. In December 1993, he was elected a Vice President. In January 1999, Mr. Kelly was elected Vice President and Chief Human Resources Officer.

   Mr. Kelly received a bachelor's degree from Michigan State University and a law degree from the Detroit College of Law.

   R.P. Krasa--Mr. Krasa joined Dow Corning in 1974 and was named Economic Evaluator for Elastomers in 1977 and also led the Engineered Products Product Management Group. He became Greensboro Plant Manager in 1980 and returned to Midland in 1981 to become Manager of Economic Evaluation. In 1984, Mr. Krasa was named Manager of the Automotive/Electrical Commercial Unit and in 1986, was elected President of Dow Corning STI. He was named Silicone Rubber Global Product Line Manager in 1988 and was elected Executive Vice President of Dow Corning Toray Silicone Co., Ltd. in 1989 and was elected President and Chief Executive Officer of that company in 1991. In 1994, he became president of the Asian Area and was elected a Vice President with strategic and operational responsibilities.

   Mr. Krasa holds a bachelor's degree in chemical engineering from Iowa State University and a master's degree in business administration from Central Michigan University. In addition, Mr. Krasa completed Harvard University's Program for Management Development in 1983.

   Jere D. Marciniak--Mr. Marciniak joined Dow Corning in 1977. Mr. Marciniak was named Product Marketing Manager in 1979. In 1980, Mr. Marciniak was named Elastomer Marketing Manager for the European Area. Mr. Marciniak was named vice president for the U.S. Area and Director of Sales and Marketing Administration in 1989. He assumed the position of General Manager of the Global Sealants Business in August 1993. Also in August 1993, Mr. Marciniak became the General Manager of the U.S. Area Core Products Business Group. After the integration of the Company's U.S. and Inter-America Areas, Mr. Marciniak was named a vice president for the Americas Area and General Manager of the Core Products Business Group. From January 1998 until January 1999, Mr. Marciniak served as the president of the European Area. In January 1998, Mr. Marciniak was elected a Vice President with strategic and operational responsibilities.

   Mr. Marciniak received a bachelor's and master's degrees in business administration from Central Michigan University.

   Endvar Rossi--Mr. Rossi joined the Company in 1970 and held various positions in Sales and Marketing, including serving for nearly four years in the Marketing Group of Latin America Area. In 1979, he was named Sales and Marketing Manager for the Brazil Region, and later Brazil Region Manager. In 1986, he became European Area Director of Sales and Marketing and a European Area vice president in 1988. He became Inter-America president in 1992. Mr. Rossi was named Executive Director of Marketing and Sales for the Company in 1996, and was elected a Vice President in 1997.

   Mr. Rossi holds a bachelor's degree in economics from the Pontificia Universidade Catolica de Sao Paulo (Brazil) and has completed Harvard University's Program for Management Development.

   Ronney R. Sexton--Mr. Sexton joined the Company in 1977 as a senior accounting specialist. He was named Manager of Corporate Accounting in 1979 and was elected Assistant Corporate Controller by the Board of Directors in 1980. In 1981, Mr. Sexton was elected Treasurer of the Company. Mr. Sexton was named U.S. Area controller and a vice president for the U.S. Area in 1984. Mr. Sexton became Director of Acquisitions and Partnering Investments in 1990 and was elected Auditor in 1994. He was named a vice president for the Americas Area in 1996 and was again elected Treasurer in 1998.

   Mr. Sexton earned a bachelor's degree in mathematics and business administration from Alma College and a master's degree in business administration from the University of Michigan.

   Neville J. Whitfield--Mr. Whitfield joined a Dow Corning affiliate in 1967 and was initially involved in research and development in the fluids and resins business. In 1976, Mr. Whitfield managed the European regional sales offices and in 1978, he was named European Research and Development Manager for Elastomers. In 1980, Mr. Whitfield began managing European distribution, scheduling, planning and purchasing and in 1982, he was named Manager of the European Paper and Textile Industry Groups. In 1984, Mr. Whitfield was named Manager of the PCCI Commercial Unit in the U.S. He was named U.S. Marketing Director for the fluids and resins business in 1986 and in 1988, he was named European Finance and SIM Director. In 1993, Mr. Whitfield was elected a Vice President with strategic and operational responsibilities.

   Mr. Whitfield is an honors chemistry graduate from Durham University (England). He completed Harvard University's Program for Management Development in 1979.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth information with respect to compensation earned during 1998 by our Chief Executive Officer and our four other most highly compensated executive officers (the "Named Executive Officers"):

                                      Annual            Long-Term
                                   Compensation        Compensation
                                 ------------------ ------------------
                                                      Awards   Payouts
                                                    ---------- -------
                                                    Securities
                                                    Underlying   LTP    All Other
       Name and Current                      Bonus     SARs    Payouts Compensation
      Principal Position    Year Salary ($) ($)(1)    (#)(2)   ($)(3)     ($)(4)
      ------------------    ---- ---------  ------- ---------- ------- ------------
   Richard A. Hazleton..... 1998  612,500   257,250   3,586     5,160      6,400
    Chairman of the Board
    (5)

   Gary E. Anderson........ 1998  424,500   140,085   2,032     9,803      6,400
    President and Chief
    Executive Officer (5)

   James R. Jenkins........ 1998  287,500    25,875     589     5,160      6,400
    Vice President,
    Secretary and
    General Counsel

   Siegfried Haberer....... 1998  252,750    25,275     867       --      15,165
    Executive Vice
    President

   Robert P. Krasa......... 1998  242,750    24,275     746     3,440      6,400
    Vice President

--------
(1) Represents bonuses earned with respect to 1998 (paid in February 1999) under our Executive Compensation Plan, which provides payouts based on corporate and individual performance with respect to a specific fiscal year. All or a portion of the bonus can be irrevocably deferred until a later fiscal year (and will earn interest quarterly at money market rates), at the option of the executive officer.

(2) Represents phantom stock appreciation rights granted during 1998. See "Option/SARs Grants in Last Fiscal Year."
(3) Represents amounts paid out during 1998 under our prior Long Term Performance Plan (the "LTP"). See "--Former LTP."
(4) Represents matching contributions by us under our Capital Accumulation Plan ("CAP"), a broad-based defined contribution retirement plan or, with respect to Mr. Haberer, our global savings plan, a broad-based defined contribution retirement plan for overseas employees. The CAP permits employees to contribute up to 15% of their earnings (21% of their earnings beginning June 1, 1999). Employee contributions to the CAP can be made on either a pre-tax or after tax basis. We match up to 4% of earnings contributed to the CAP by an employee.
(5) Mr. Hazleton served as our Chairman of the Board and Chief Executive Officer until August 16, 1999, at which time Mr. Anderson was elected our President and Chief Executive Officer. Mr. Hazleton continues as our Chairman of the Board.

Option/SAR Grants in Last Fiscal Year

   The following table sets forth certain information regarding phantom stock appreciation rights (phantom "SARs") granted during 1998 to each of the Named Executive Officers. None of the Named Executive Officers received options during 1998.

                                                                                      Potential
                                                                                 Realizable Value At
                                                                                   Assumed Annual
                                                                                   Rates of Stock
                                                                                        Price
                                             Individual Grants                     Appreciation(1)
                            ---------------------------------------------------- -------------------
                              Number of   Percent of Total
                             Securities     SARs Granted
                             Underlying   to Employees in
                                SARs        Fiscal Year    Base Price Expiration
   Name                     Granted(2)(#)       (%)          ($/Sh)      Date     5% ($)    10% ($)
   ----                     ------------- ---------------- ---------- ---------- --------- ---------
   Mr. Hazleton............     3,586           10%           702      3/31/08   3,954,086 6,084,227
   Mr. Anderson............     2,032            5%           702      3/31/08   2,240,575 3,447,616
   Mr. Jenkins.............       589            1%           702      3/31/08     649,458   999,333
   Mr. Haberer.............       867            2%           702      3/31/08     955,993 1,471,005
   Mr. Krasa...............       746            2%           702      3/31/08     822,573 1,265,709

--------
(1) Based on a ten-year term and annual compounding, the 5% and 10% calculations are set forth in compliance with the rules of the Securities and Exchange Commission. The appreciation calculations are not necessarily indicative of future values of the phantom SARs or of our common stock.
(2) Value of each phantom SAR on any given day is equal to the difference between our hypothetical average market value divided by the number of shares of Dow Corning stock outstanding as of the valuation date and the phantom SAR base price, which is the value when the phantom SAR is granted. Our hypothetical average market value is calculated by reference to our adjusted after-tax profit from the eight most recently completed fiscal quarters multiplied by our return on assets for the same period. The phantom SARs vest three years after the effective date of grant. After vesting, in any one calendar year the Named Executive Officer may elect to exercise up to 50% (if he exercises at least 20%) of the phantom SARs for a cash payment equal to the appreciated value of such phantom SARs. After retirement, the Named Executive Officer may elect to exercise 100% of the phantom SARs in any one calendar year. The Named Executive Officer may elect to exercise the phantom SARs (subject to the foregoing limitations) at any time during the seven-year period following the date of vesting if he remains employed by us. In the absence of such election by the Named Executive Officer, 50% of the phantom SARs will automatically be exercised on May 15, 2006 and the remaining phantom SARs will automatically be exercised on March 31, 2008. Notwithstanding the forgoing, a Named Executive Officer cannot exercise a phantom SAR unless Dow Corning had positive economic profit for the calendar year preceding the exercise. If the Named Executive Officer retires prior to the vesting of the phantom SARs, the number of phantom SARs will be prorated based on months of active service during the vesting periods; if the Named Executive Officer's employment is terminated prior to the vesting date for any other reason, the phantom SARs terminate (subject to the ability of a committee composed of some of our executives to make appropriate exceptions in its discretion). If the Named Executive Officer retires before or after the vesting date, the Named Executive Officer will have three years and fifteen days from the vesting date to exercise the phantom SARs, at which date the phantom SARs will be automatically exercised. If the Named Executive Officer dies while employed by us, the phantom SARs vest 100% and are exercised automatically and a minimum payout or the resulting appreciated value of such SARs before or at the time of such exercise is paid to the Named Executive Officer's beneficiary.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

   The following table sets forth certain information regarding phantom SARs exercised during 1998 by each of the Named Executive Officers and all phantom SARs held by each of the Named Executive Officers at the end of 1998. None of the Named Executive Officers has ever received options.

                                  Shares               Number of Securities    Value of Unexercised In-The-
                                Underlying            Underlying Unexercised    Money SARs At Fiscal Year-
                                   SARs      Value    SARs at Fiscal Year-End              End
                               Exercised(1) Realized Exercisable/Unexercisable Exercisable/Unexercisable(2)
                Name               (#)        ($)               (#)                        ($)
                ----           ------------ -------- ------------------------- ----------------------------
      Mr. Hazleton............     278      140,657        4,214 / 6,879           1,303,983 / 178,250
      Mr. Anderson............     599      298,931        2,612 / 4,049             831,579 / 109,180
      Mr. Jenkins.............     271      115,823          528 / 1,184             142,774 /  32,207
      Mr. Haberer.............     388      175,565          525 / 1,587             126,987 /  38,974
      Mr. Krasa...............     325      160,829          837 / 1,487             238,972 /  40,110

(1) Represents the number of phantom SARs for which cash payments were received upon exercise during 1998.
(2) Based on a December 31, 1998 value of $622, calculated in accordance with the valuation described in footnote (2) under "--Options/SAR Grants in Last Fiscal Year."

Pension Plans

   We maintain a defined benefit retirement program for a majority of our employees who are based in the U.S. Employees are 100% vested in the Retirement Program after completing five years of credited service. Retirement benefits are calculated by reference to years of credited service and average compensation (average earnings for the three consecutive 12-month periods when the employee's wages were the highest), reduced by social security benefits (after reaching age 62). Full benefits are available after an employee:

  . retires at age 65;

  . retires at age 60 or more with at least 10 years of credited service; or

  . retires when his or her age plus credited years of service equals 85.

Reduced benefits are available for earlier retirement at or after an employee attains the age of 50 or more years with at least 10 years of credited services. Some benefits are also provided in the event of the employee's death or disability or termination of employment before early retirement eligibility.

   We also maintain a Supplemental Retirement Benefit Plan ("SRBP") intended to provide retirement benefits to some employees (including all of the Named Executive Officers) supplementing those benefits provided under the defined benefit retirement plan. The vesting provisions under the SRBP are the same as those under the Retirement Program. The benefit payable under the SRBP is calculated by reference to actual compensation received without regard to limits imposed by the Internal Revenue Code and is reduced by benefits received under the Retirement Program.

   The following table shows the estimated annual benefit (prior to an offset for other retirement benefits received) which an employee is entitled to receive under the Retirement Program and the SRBP, on a straight life annuity basis assuming retirement at age 60 in the indicated compensation classification with certain years of service. As of December 31, 1998, Messrs. Hazleton, Anderson, Jenkins and Krasa had 33.4, 31.1, 22.0 and 24.7 credited years of service, respectively.

                                     Years of Credited Service
                                     -------------------------
      Compensation        15            20            25            30            35
      ------------        --            --            --            --            --
      $  125,000         27,170        36,227        45,283        54,340        63,396
         150,000         33,170        44,227        55,283        66,340        77,396
         175,000         39,170        52,227        65,283        78,340        91,396
         200,000         45,170        60,227        75,283        90,340       105,396
         225,000         51,170        68,227        85,283       102,340       119,396
         250,000         57,170        76,227        95,283       114,340       133,396
         300,000         69,170        92,227       115,283       138,340       161,396
         400,000         93,170       124,227       155,283       186,340       217,396
         450,000        105,170       140,227       175,283       210,340       245,396
         500,000        117,170       156,227       195,283       234,340       273,396
         600,000        141,170       188,227       235,283       282,340       329,396
         700,000        165,170       220,227       275,283       330,340       385,396
         800,000        189,170       252,227       315,283       378,340       441,396
         900,000        213,170       284,227       355,283       426,340       497,396
       1,000,000        237,170       316,227       395,283       474,340       553,396

   Mr. Haberer does not participate in the plans described above. Instead, Mr. Haberer participates in government pension plans provided in Belgium and Germany. In addition, Mr. Haberer participates in a defined benefit pension plan sponsored by Dow Corning's German subsidiaries for its German employees and in defined contribution global retirement and savings plans sponsored by Dow Corning for its international employees. Under the German pension plan, retirement benefits are calculated on a pension formula by years of credited service on the last annual base salary plus an average of 5% of salary. The maximum years of credited service under the plan is 40 years and full benefits are provided if the employee retires at the age of 60 or under certain circumstances, at the age of 55. Some benefits are also provided in the event of the employee's death or disability. As of December 31, 1998, Mr. Haberer had 29 credited years of service.

Former Long Term Performance Plan

   Prior to 1990, we maintained the LTP, pursuant to which executive officers were eligible to receive awards. Payments under the LTP were determined by certain target performance levels over a specified number of years. The awards paid out at four levels:

  . a minimum performance level below which no payment would be made;

  . a target performance level at which target payments would be made;

  . a higher performance level at which twice the target payment would be made; and

  . a maximum award level.

Awards were pro-rated between the first and fourth performance level. Payments were made in the year following the final results of the last year covered by the award. However, executive officers were required to defer at least 50% of their award into deferred units that were treated like phantom SARs. The executive officer elected 5 consecutive years in which to be paid deferred amounts. At the end of each deferral year, the value of deferred units was and is recalculated using the average Dow Corning earnings of the most recent two fiscal years and a price/earnings multiple of 10. We no longer make awards under the LTP; however, prior awards continue to be paid out according to previously established payment schedules and criteria.

Director Compensation

   None of our directors receives compensation for serving as a director.

Employment Contracts, Termination and Change-in-Control Arrangements

   We maintain a severance pay plan that provides most U.S. employees (and U.S. citizens assigned overseas) with certain benefits. An employee whose employment is terminated by us (other than for specified reasons, including cause) or who holds a management position and resigns for good reason after a Change in Control, is entitled to receive from one months salary to six months salary based on the number of years of service to us. If, however, an employee is involuntarily terminated within 12 or 18 months (18 months in the case of the Named Executive Officers) after a Change in Control, the employee is entitled to receive certain benefits which, in the case of the Named Executive Officers, include eighteen months salary plus annual target bonus, payable in a lump sum or, at the election of the Named Executive Officer, 50% in a lump sum and the remainder over an 11-month period commencing 11 months after termination. If the deferred payment method is chosen, the Named Executive Officer will receive 21 months salary plus annual target bonus, reduced by any wages received from a new employer during the payment period. A Change in Control is defined as an event which results in The Dow Chemical Company and Corning Incorporated collectively owning less than 51% of our issued and outstanding voting common stock. The severance plan may not be terminated until two years after the Effective Date.

Compensation Committee Interlocks and Insider Participation

   The Executive Committee of our Board of Directors makes all compensation decisions relative to the Named Executive Officers and other employees. The committee's members include: Mr. Anderson, Mr. Ackerman from Corning Incorporated and Mr. Stavropoulos from The Dow Chemical Company. Mr. Anderson is Dow Corning's President and Chief Executive Officer. Mr. Ackerman and Mr. Stavropoulos determine the salaries of the Chairman of the Board and the President and Chief Executive Officer.

   We purchased raw materials and services totaling $63.7 million in 1998, $59.5 million in 1997 and $51.1 million in 1996 from The Dow Chemical Company and its affiliates. We believe the costs of these purchases were competitive with alternative sources of supply.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   See Item 6. "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

ITEM 8. LEGAL PROCEEDINGS

Breast Implant Litigation and Claims

   Background. Prior to 1992, we were engaged in the manufacture and sale of silicone gel breast implants and the raw material components of those products. In January 1992, the United States Food and Drug Administration asked breast implant producers to voluntarily halt the sale of silicone gel breast implants pending the FDA's further review of the safety and effectiveness of such devices, and we complied with the FDA's request. Subsequently, we announced that we would not resume the production or sale of breast implants.

   Between 1991 and 1995, we experienced a substantial increase in the number of lawsuits against us that related to breast implants. As of August 25, 1999, we had been named, often together with other defendants, in approximately 19,000 pending breast implant products liability lawsuits filed in the United States by, or on behalf of, individuals who claim to have, or have had, breast implants. Many of these cases involve multiple plaintiffs. In addition, there are 46 breast implant products liability class action lawsuits that have been filed in the United States against us as of August 25, 1999; however, only three of these class actions have been certified. We sometimes are named as the manufacturer of breast implants, and other times we are named as the supplier of silicone raw materials to other breast implant manufacturers.

   We filed for protection under Chapter 11 of the U.S. Bankruptcy Code in response to numerous breast implant claims against us. Since the commencement of our Chapter 11 proceeding, we have been dismissed from a number of breast implant lawsuits in which we were named as a supplier of silicone raw material to other breast implant manufacturers. Other breast implant manufacturers, however, that purchased silicone raw materials from us, and other defendants in breast implant litigation, have filed claims for indemnity and contribution against us in our Chapter 11 proceeding. See Note 4 of Notes to 1998 Consolidated Financial Statement for further discussion.

   The typical alleged factual bases for these lawsuits primarily include allegations that the plaintiffs' breast implants:

  . caused specific, recognized autoimmune diseases including scleroderma, systemic lupus erythematosus, and multiple sclerosis;

  . caused a vague combination of symptoms, including chronic fatigue and joint pain, alleged to be a new disease not generally recognized in the medical community and variously described by terms such as "human adjuvant disease," "siliconosis," "atypical connective tissue disease," and "atypical neurological disease;"

  . have or may have ruptured;

  . caused other local complications; or

  . caused disfigurement.

We assert, among other defenses, that there is no causal connection between silicone breast implants and the ailments alleged by the plaintiffs in these cases. A substantial number of breast implant lawsuits were consolidated for pretrial purposes in the U.S. District Court for the Northern District of Alabama, and in various state courts. Further information related to the jurisdictional status of these cases is described in Note 4 of Notes to 1998 Consolidated Financial Statements.

   Our filing for protection under Chapter 11 of the U.S. Bankruptcy Code has resulted in a stay of this litigation in the United States. However, claims prosecuted against us in non-U.S. jurisdictions are not stayed by our Chapter 11 proceeding. In addition to the 19,000 U.S. breast implant lawsuits referred to above, approximately 6,000 breast implant lawsuits have been filed in non-U.S. jurisdictions, primarily in Australia. Of these lawsuits, approximately 400 have been served and are in a position to proceed under the legal systems of their relevant jurisdictions, 3,400 have been effectively terminated or otherwise settled as to us under the Australian court system, and 2,200 are inactive. We believe that many of the non-U.S. lawsuit claims are duplicative of proofs of claim filed by such non-U.S. claimants in our Chapter 11 proceeding. Approximately 5,700 non-U.S. plaintiffs have filed lawsuits in the United States (included in the 19,000 lawsuits referenced above); however, these lawsuits are stayed by our Chapter 11 proceeding. In addition to the 46 U.S. class action lawsuits referred to above, five class action lawsuits are pending in non-U.S. jurisdictions. Two of these non- U.S. class actions have not been served and none of the non-U.S. class actions are stayed by our Chapter 11 proceeding.

   In April 1998, we announced tentative settlements of two of the non-U.S. class actions in the provinces of Ontario and Quebec, Canada, which would resolve approximately 10,000 claims filed in our Chapter 11 proceeding. The amounts of these settlements, as subsequently amended, are approximately $37.0 million for Quebec claimants and $18.0 million for Ontario claimants. Each of these tentative settlements has been approved by the appropriate Provincial Court. In September 1998, we announced a $25.1 tentative settlement of a third non-U.S. class action in the province of British Columbia, Canada, which would resolve approximately 4,100 claims filed in our Chapter 11 proceeding. Some Canadian claimants in provinces other than Ontario, Quebec or British Columbia also have chosen to resolve their claims through the British Columbia settlement, which was approved by the British Columbia Provincial Court on February 11, 1999. All three Canadian class action settlements are also subject to the approval of the Bankruptcy Court, and if approved would be administered pursuant to the POR.

   In January 1999, we announced a tentative settlement of between $21.0 million and $36.0 million to resolve approximately 2,400 to 4,500 claims originating in Australia filed in our Chapter 11 proceeding. This settlement supersedes a previously announced tentative settlement of claims originating in Australia and New Zealand; this settlement does not resolve claims originating in New Zealand. If less than 2,400 Australian claimants choose to participate in this settlement, we may terminate it. This settlement is subject to approval of the Bankruptcy Court. Payments under the tentative settlement would be provided for in our POR but would be administered and made in Australia. See
Note 4 of Notes to 1998 Consolidated Financial Statements for definitions and discussions regarding our Chapter 11 proceeding.

   Settlement Agreement. In 1994, together with other defendants and representatives of breast implant litigation plaintiffs, we entered into a settlement agreement under the supervision of the U.S. District Court for the Northern District of Alabama. Under the 1994 settlement agreement, certain industry participants originally agreed to contribute up to $4.2 billion, of which we agreed to contribute up to $2.02 billion, over a period of more than thirty years. Although this settlement agreement was designed to cover claims of most breast implant recipients brought in the courts of U.S. federal and state jurisdictions, approximately 7,000 U.S. and non-U.S. potential claimants elected not to settle their claims by way of this settlement agreement and elected to pursue their individual breast implant litigation against us. In 1995, the Alabama District Court concluded the total amount of claims likely to be approved for payment would result in substantially lower payments to claimants than anticipated under this settlement agreement, and the Alabama District Court requested that the parties negotiate possible modifications to this settlement agreement. We did not actively participate in the subsequent negotiations and are not a party to the resulting revision to the 1994 settlement agreement (the "Revised Settlement Agreement"). We have not exercised our option to withdraw from, and we have not been released from, the 1994 settlement agreement. In addition, we have not been officially excluded from participating in the Revised Settlement Agreement. We anticipate breast implant litigation and claims pending against us will be resolved in our Chapter 11 proceeding. See Note 4 of Notes to 1998 Consolidated Financial Statements for further discussion.

Other Products Liability Litigation

   Due to the nature of our business as a supplier of specialty materials to a variety of industries, at any particular time we are a defendant in a number of products liability lawsuits for injuries allegedly related to our products and, in certain instances, products manufactured by others. Many of these lawsuits seek damages in substantial amounts. For example, we have been named in products liability lawsuits pertaining to materials previously used in connection with temporomandibular joint implant applications and raw materials supplied by us to manufacturers of the NORPLANT(R) Implant contraceptive device. (NORPLANT(R) is a registered trademark of the Population Council for Subdermal Levonorgestorel Implants). With respect to NORPLANT(R) claims brought against the manufacturer of these products, we expect to be released from many claims pursuant to a settlement agreement currently being implemented between the manufacturer of these products and certain claimants. We believe that any damages resulting from NORPLANT(R) and other products liability lawsuits will be covered by substantial insurance or certain indemnity arrangements.

   We have followed a practice of aggressively defending all products liability claims asserted against us and although we intend to continue this practice, currently pending proceedings and any future claims are subject to the uncertainties attendant to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted with certainty. The prosecution of lawsuits and claims against us, but not our subsidiaries, are stayed in the United States as a result of our filing for protection under Chapter 11 of the U.S. Bankruptcy Code. However, lawsuits prosecuted against us in non-U.S. jurisdictions are not stayed by our Chapter 11 proceeding. We currently are unable to estimate our potential liability for these claims; however, we believe that these products liability claims will not have a material adverse effect on our consolidated results of operations or financial condition. See
Note 4 of Notes to 1998 Consolidated Financial Statements for further discussion.

Insurance Matters

   We have a substantial amount of unexhausted claims-made, occurrence and occurrence-noticed products liability insurance coverage with respect to breast implant lawsuits and claims commencing in 1986 and thereafter. A substantial number of our insurers reserved the right to deny coverage, in whole or in part, due to differing theories regarding, among other things, when coverage may attach and their respective obligations relative to other insurers. We sought a judicial enforcement in a Michigan court of the obligations of the Occurrence Insurers under the relevant insurance policies and over the past five years have received a number of favorable rulings on various liability and reimbursement issues. Based on the results of this litigation thus far, management believes it is probable we will recover from our insurers a substantial amount of breast implant related payments that have been or may be made by us. In addition to the results of this litigation, this belief is further supported by the fact that we received insurance recoveries of $875.7 million from September 1, 1994 through August 25, 1999, and entered into settlements with certain insurers for future reimbursement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--Insurance Matters."

Securities Laws Class Action Lawsuits

   In 1992, Dow Corning and some of our former and present directors and officers were named, as defendants with others, in two securities laws class action lawsuits filed by purchasers of stock of Corning Incorporated and The Dow Chemical Company. These cases were originally filed as several separate cases in the U.S. District Court for the Southern District of New York; they were later consolidated so that there is one case involving claims on behalf of purchasers of stock of Corning Incorporated and one case involving claims on behalf of purchasers of stock of The Dow Chemical Company. The plaintiffs in these cases allege, among other things, misrepresentations and omissions of material facts and breach of duty with respect to purchases of stock of Corning Incorporated and The Dow Chemical Company relative to the breast implant issue. The relief sought in these cases is monetary damages in unspecified amounts.

   Our filing for protection under Chapter 11 of the U.S. Bankruptcy Code has resulted in a stay of this litigation with respect to us. These cases have been dismissed without prejudice with respect to directors, officers and other individuals originally named as defendants. Corning Incorporated and The Dow Chemical Company continue as defendants in this litigation.

Tax Matters

   In January 1997, we received a Statutory Notice of Deficiency from the U.S. Internal Revenue Service. This notice asserted tax deficiencies totaling approximately $105.3 million related to our consolidated federal income tax returns for the 1994, 1993 and 1992 calendar years. Subsequently, we reached a tentative settlement with the IRS that would resolve the issues raised in this notice. The tentative settlement is subject to the approval of the Joint Committee of Taxation of the Congress of the United States (the "Joint Committee"). If the tentative settlement is ultimately approved by the Joint Committee, we will receive a refund of approximately $5.0 million. We anticipate that the Joint Committee will approve the tentative settlement.

   In May 1999, we received a second Statutory Notice of Deficiency from the IRS. This second notice asserts tax deficiencies totaling approximately $65.3 million relating to our consolidated federal income tax returns for the 1996 and 1995 calendar years. We believe that the deficiencies asserted by the IRS in the second notice are excessive and we are contesting the IRS' claims. We anticipate that this matter will be resolved either in our Chapter 11 proceeding or through procedures provided by the Internal Revenue Code, and that such resolution will not have a material adverse impact on our consolidated financial position or results of operations. We are currently engaged in discussions with the IRS in an effort to resolve this matter.

Environmental Matters

   We have been advised by the EPA or by similar state regulatory agencies that, together with others, we are a PRP with respect to a portion of the cleanup costs and other related matters involving a number of abandoned hazardous waste disposal sites. We do not believe that any costs incurred in excess of those accrued will have a material adverse impact on our consolidated financial position or results of operations. See "Business-- Environmental and Other Governmental Regulation."

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

   There is no established public trading market for our Common Stock. There are two holders of our Common Stock. See "Item 4. Security Ownership of Certain Beneficial Owners and Management" for more information. We did not declare any dividends in 1998 or 1997. Our most recent shareholder dividend was declared and paid in December, 1992.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

   Not applicable.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Summary of Terms of Senior Unsecured Notes

   We plan to issue senior unsecured notes to our unsecured commercial creditors. We anticipate that the principal amount of these notes will be between $750.0 million and $1.0 billion. With respect to amounts payable to our unsecured commercial creditors, as of June 30, 1999, we have recorded liabilities of approximately $1.0 billion relating to the claims of unsecured commercial creditors, including interest payable. Of this amount, approximately $250 million will be paid in cash, and approximately $750 million of ten-year senior unsecured notes will be issued to the unsecured commercial creditors as the Bankruptcy Court approves these claims for payment. However, since the commercial claims reconciliation process is ongoing, the exact amount of cash to be paid and senior unsecured notes to be issued is not known. If the amounts due to unsecured commercial creditors reaches $1.3 billion as contemplated in the POR, approximately $315 million would be paid in cash, and approximately $1.0 billion of ten-year senior unsecured notes would be issued to the unsecured commercial creditors. We are authorized to issue up to an aggregate amount of senior unsecured notes equal to 76% of the aggregate amount of allowed unsecured commercial creditor claims.

   The minimum denomination of the senior unsecured notes will be $1,000, with fractional interests to be paid in cash on the Effective Date, and the senior unsecured notes will mature ten years from the Effective Date. We are required to use commercially reasonable best efforts to obtain, prior to the issuance of our senior unsecured notes, an investment grade rating on the senior unsecured notes issued pursuant to the POR of "Baa3" or higher by Moody's Investors Service, Inc. or "BBB minus" or higher by Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc.

   The interest rate on the senior unsecured notes will be %, which rate was set based on a certain basis point spread above 10-year U.S. Treasury securities (the "Senior Note Spread") as of the Effective Date. The Senior Note Spread and the make-whole spread (collectively, the "Rate Spreads") were determined through negotiations among interested parties, including our financial advisors and the committee retained in our Chapter 11 proceeding (the "Interest Rate Parties"). Interest will be payable semi-annually, commencing no later than six months after the Effective Date.

   The senior unsecured notes will rank senior to or pari passu with all of our existing and future unsecured indebtedness, however, should we secure other indebtedness, the senior unsecured notes will be equally and ratably secured. In addition, the senior unsecured notes, at our option, will:

  . not be redeemable at any time prior to their maturity; or

  . will be redeemable in whole or in part at any time and from time to time, at our option, in exchange for a redemption premium.

   The senior unsecured notes will be prepayable without premium or penalty at any time and will not be subject to any sinking fund provisions.

   The covenants attached to the issuance of the senior unsecured note will be those covenants that are customary for similarly rated securities, for example, limitations on liens and limitations on consolidations, mergers and sales of assets. Similarly, the applicable events of default will be those events of defaults that are customary for similarly rated securities, after applicable grace periods, including:

  . payment defaults for interest or principal on the senior unsecured notes;

  . covenant defaults on the senior unsecured notes after applicable notice periods;

  . payment defaults under the Funding Payment Agreement in excess of $100.0 million;

  . cross-acceleration with respect to our debt in excess of $100.0 million;

  . final judgment defaults in excess of $100.0 million; and

  . bankruptcy, insolvency or reorganization defaults.

   We will prepare and file an application to list the senior unsecured notes on the New York Stock Exchange and will use our reasonable best efforts to cause the senior unsecured notes to be approved for listing no later than the Effective Date. Additionally, we may enter into a registration rights agreement with those holders in whose hands the senior unsecured notes will not be freely transferable as of the Effective Date.

   Bank One will serve as trustee under the senior unsecured notes and other applicable indentures. Bank One's trustee obligations will be governed by the laws of the State of New York.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Sections 209, 561 and 562 of the Michigan Business Corporation Act set forth provisions that define the extent to which a corporation organized under the laws of Michigan may indemnify directors, officers, employees and agents.
Article IX of our Restated Articles of Incorporation and Article XI of our By-Laws provide for the indemnification by us of each person who is or was or had agreed to become a director, officer, employee or agent of Dow Corning, or, at our request, a director, officer, employee or agent of another enterprise, against all expenses and other amounts for which indemnification may be made under law.

   Sections 561 and 562 of the Michigan Business Corporation Act give corporations the power to indemnify officers and directors and certain other persons under specified circumstances.

   Section 209 of the Michigan Business Corporation Act empowers a corporation in its original articles of incorporation or an amendment thereto validly approved by shareholders to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision cannot eliminate or limit the liability of a director for:

  . breach of the director's duty of loyalty;

  . acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

  . approval of payment of a stock dividend, a stock repurchase, a distribution of assets, or the making of a loan to an officer, director or employee of the corporation or a subsidiary thereof, which was illegal under Section 551(1) of the Michigan Business Corporation Act;

  . any transaction from which the director derived an improper personal benefit; or

  . an act or omission occurring before the effective date of the provision.

   We also maintain directors' and officers' reimbursement and liability insurance and have entered into agreements with our directors and certain officers providing for indemnification in certain events.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   The information required by this item is contained in the financial statements that are listed on page F-1 of this Form 10 and are filed herewith.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

   None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

   (a) Financial Statements. See page F-1 for a listing of financial statements filed as part of this Form 10.

   (b) Exhibits. See the Exhibits Index beginning on page X-1 of this Form 10 for a list of exhibits filed or to be filed as part of this Form 10.

                            DOW CORNING CORPORATION
                            AND SUBSIDIARY COMPANIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

   Financial Statements. The following Consolidated Financial Statements of the Company and the Reports of Independent Auditors are included at pages F-1 through F-79 of this Registration Statement.

                                                                           Page
                                                                           ----
Audited Financial Statements

  Nature of operations....................................................  F-2

  Statement of management responsibility for financial statements.........  F-6

  Report of independent accountants.......................................  F-7

  Consolidated balance sheets at December 31, 1998 and 1997...............  F-8

  Consolidated statements of operations and retained earnings for the years ended December 31, 1998, 1997 and 1996........................... F-10

  Consolidated statements of comprehensive income for the years ended
   December 31, 1998, 1997 and 1996....................................... F-11

  Consolidated statements of cash flows for the years ended December 31,
   1998, 1997 and 1996.................................................... F-12

  Notes to consolidated financial statements.............................. F-13

  Supplementary data for the years ended December 31, 1998 and 1997:

    Quarterly financial information....................................... F-51

Unaudited Financial Statements

  Report of independent accountants....................................... F-52

  Consolidated balance sheets at June 30, 1999 and December 31, 1998...... F-53

  Consolidated statements of operations and retained earnings for the three months ended June 30, 1999 and 1998.............................. F-54

  Consolidated statements of cash flows for the six months ended June 30,
   1999 and 1998.......................................................... F-56

  Notes to consolidated financial statements.............................. F-57

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                              NATURE OF OPERATIONS

Business

   Dow Corning Corporation ("Dow Corning") was incorporated in 1943 by Corning Glass Works, now Corning Incorporated ("Corning"), and The Dow Chemical Company ("Dow Chemical") for the purpose of developing and producing polymers and other materials based on silicon chemistry. Corning provided the basic silicone technology and Dow Chemical supplied the chemical processing and manufacturing know-how. Both companies provided initial key employees.

   Dow Corning built a new business based on silicon chemistry. Silicon is one of the most abundant elements in the world. Most of Dow Corning's products are based on polymers known as silicones which have a silicon-oxygen-silicon backbone. Through various chemical processes, Dow Corning manufactures silicones that have an extremely wide variety of characteristics, in forms ranging from fluids, gels, greases and elastomeric materials to resins and other rigid materials. Silicones combine the temperature and chemical resistance of glass and the versatility of plastics and, regardless of form or application, generally possess such qualities as electrical resistance, resistance to extreme temperatures, resistance to deterioration from aging, water repellency, lubricating characteristics, relative chemical and physiological inertness and resistance to ultraviolet radiation.

   Dow Corning and its wholly-owned or majority-owned subsidiary corporations (hereinafter, the consolidated operations of Dow Corning Corporation and its subsidiaries will be referred to as the "Company"), currently manufacture over 10,000 products and serve approximately 50,000 customers worldwide, with no single customer accounting for more than three percent of the Company's sales in 1998.

Raw Materials

   The principal raw material used in the production of Dow Corning products is silicon. The Company purchases chemical grade silicon metal from producers who manufacture the silicon metal from quartz that has been reacted with carbon at high temperatures. The majority of the Company's anticipated annual requirements are satisfied by its silicon supply contracts. The Company believes that it has adequate sources of supply of silicon and believes that adequate supplies of quartz are available to the producers of silicon. The Company considers worldwide production capacity of silicon to be adequate to meet expected demand and does not expect shortages.

   Dow Corning also purchases substantial quantities, and believes it has adequate sources of supply, of methanol, methyl chloride and other raw materials required for its manufacturing operations. The raw materials that the Company uses are equally accessible to all of its competitors. Although from time to time temporary shortages of particular raw materials may exist, the Company believes that adequate sources of raw materials required to maintain its operations exist. Generally, the Company maintains inventory levels of raw materials in quantities sufficient to meet its short-term production requirements.

International Operations

   The international operations of Dow Corning, principally in Europe and Asia, are conducted primarily through wholly-owned subsidiaries and involve sales of substantially all Dow Corning products. These products are manufactured either domestically or by one of the Company's international subsidiaries. See Note 17 of Notes to consolidated financial statements included in this report for financial information relating to international operations.

   The Company's international operations are affected by factors normally associated with such operations, including exchange controls, fluctuations in currency values, local economic and labor conditions, dividend and payment restrictions, political instability and international credit or financial problems, many of which are beyond the control of the Company. While these conditions associated with international business involve risks different from those associated with domestic business activities, Dow Corning does not regard the overall risks of its international operations, on the whole, to be materially greater than those of its operations in the United States.

Competition

   Dow Corning is a leader among the various companies that produce silicon-based products throughout the world. The Company faces substantial competition for its products both in the United States and abroad from other manufacturers of silicon-based products. In addition, many of the Company's products compete with non-silicon-based products in specific applications. The risk of product substitution is common to all Dow Corning products. The principal competitive elements in the sale of Dow Corning products are: product quality and performance, responsive customer service, new product development, cost effectiveness, and application expertise.

Research and Development

   Since its inception, Dow Corning has been engaged in a continuous program of basic and applied research on silicon-based materials to develop new products and processes, to improve and refine existing products and processes and to develop new applications for existing products. The Company also provides a wide variety of technical services to its customers. Research and development costs are charged to operations when incurred and totaled $198.9 million in 1998, $210.4 million in 1997, and $203.5 million in 1996.

   The Company operates research and development facilities located in the United States, Belgium, Germany, Japan and the United Kingdom. The Company also operates technical service centers in the United States, Australia, Belgium, Brazil, China, France, Germany, Japan, South Korea, Taiwan and the United Kingdom.

Patents and Licenses

   Dow Corning regularly applies for United States and international patents and owns, directly or indirectly, a substantial number of such patents. The Company is a licensor under a number of patent licenses and technology agreements. While Dow Corning considers its patents and licenses to be valuable assets, it does not regard its business as being materially dependent on any single patent or license or any group of related patents or licenses.

Protection of the Environment

   Dow Corning has set a goal to reduce its toxic releases within the United States by 75% in the year 2000 compared to 1987. This goal extends beyond voluntary commitments made by the Company under two programs with the United States Environmental Protection Agency--the 33/50 Voluntary Reduction Program under which the Company has committed to reductions of all of its toxic chemical releases, and the Clean Air Act Early Reduction Credit Program under which the Company has committed to major reductions in methyl chloride releases at its largest U.S. manufacturing facilities. As of December 31, 1998, the Company has met all voluntary commitments under the 33/50 Voluntary Reduction Program and the Clean Air Act Early Reduction Credit Program. As a member of the Chemical Manufacturers Association, the Company is also committed to and is implementing the Codes of Management Practices specified in the Chemical Manufacturers Association's Responsible Care(R) program, a continuing chemical industry effort to improve the management of chemicals (Responsible Care(R) is a registered trademark of the Chemical Manufacturers Association).

   Dow Corning expends funds consistent with its commitments to reduce the discharge of materials into the environment. The Company expects that its pollution control-related expenditures will be partially offset through the recovery of raw materials in the pollution control process. The Company believes that these expenditures should not materially affect Dow Corning's earnings or competitive position.

   The Company records a charge to earnings for environmental matters when it is probable that a liability has been incurred and the Company's costs can be reasonably estimated. For information concerning environmental matters, see
Note 3 of Notes to consolidated financial statements.

Employees

   Dow Corning's average employment for 1998 was approximately 9,400 persons.

Properties

   Dow Corning owns or leases extensive property for use in its business and believes that its properties are in good operating condition and are generally suited for the purposes for which they are presently being used.

   Principal United States manufacturing plants are located in Kentucky and Michigan. Principal international manufacturing plants are located in Belgium, Germany, Japan and the United Kingdom. Dow Corning owns substantially all of its manufacturing facilities. Approximately 60% of Dow Corning's aggregate investment in plant and equipment is represented by its United States facilities.

   Dow Corning owns its executive and corporate offices (which are located near Midland, Michigan) and certain international offices. The Company also owns research and development facilities in the United States, Belgium, Germany, Japan and the United Kingdom. Domestic and international sales offices are primarily in leased facilities. For information concerning lease commitments, see Note 16 of Notes to consolidated financial statements.

                        (THIS PAGE INTENTIONALLY BLANK)

        STATEMENT OF MANAGEMENT RESPONSIBILITY FOR FINANCIAL STATEMENTS

   The management of Dow Corning Corporation is responsible for the preparation, presentation and integrity of the consolidated financial statements and other information included in this report. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts based on management's best estimates and judgments.

   In meeting its responsibility for the reliability of these financial statements, Dow Corning maintains comprehensive systems of internal accounting control. These systems are designed to provide reasonable assurance at reasonable cost that corporate assets are protected against loss or unauthorized use and that transactions and events are properly recorded. Such systems are reinforced by written policies, selection and training of competent financial personnel, appropriate division of responsibilities and a program of internal audits.

   The financial statements have been audited by our independent accountants, PricewaterhouseCoopers LLP. Their responsibility is to express an independent professional opinion with respect to the consolidated financial statements on the basis of an audit conducted in accordance with generally accepted auditing standards. In addition to the audit performed by the independent accountants, Dow Corning maintains a professional staff of internal auditors whose audit coverage is coordinated with that of the independent accountants.

   The Board of Directors, through its Audit Committee, is responsible for reviewing and monitoring Dow Corning's financial reporting and accounting practices and recommending annually the appointment of the independent accountants. The Committee, composed of a majority of nonmanagement directors, meets periodically with management, the internal auditors and the independent accountants to review and assess the activities of each. Both the independent accountants and the internal auditors meet with the Committee to review the results of their audits and their assessment of the adequacy of the system of internal accounting controls and the quality of financial reporting.

July 30, 1999

/s/ Richard A. Hazleton                   /s/ Gifford E. Brown
-------------------------------------     -------------------------------------
Richard A. Hazleton                       Gifford E. Brown
Chairman and Chief Executive Office       Vice President, Planning & Finance
                                          and
                                          Chief Financial Officer

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and
Board of Directors of
Dow Corning Corporation

   In our opinion, the accompanying balance sheets and related consolidated statements of operations and retained earnings, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Dow Corning Corporation and its subsidiaries at December 31, 1998 and 1997, and their results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based upon our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 4 to the consolidated financial statements, on May 15, 1995, Dow Corning Corporation voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code. This action, which was taken primarily as a result of breast implant litigation as discussed in Note 3 to the financial statements, raises substantial doubt about the Company's ability to continue as a going concern in its present form. Management's plans in regard to these matters are also described in Notes 3 and 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

January 20, 1999 except for
Notes 3, 4, 14, and 17 which are
as of July 30, 1999

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS
                            (in millions of dollars)

                                     ASSETS

                                                             December 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
CURRENT ASSETS:
  Cash and cash equivalents.............................. $   193.4  $   253.1
                                                          ---------  ---------
  Marketable securities..................................      95.3       97.4
                                                          ---------  ---------
  Accounts and notes receivable--Trade (less allowance
   for doubtful accounts of $13.5 in 1998, and of $11.7
   in 1997)..............................................     431.5      424.4
  Anticipated implant insurance receivable...............     163.2       85.5
  Other receivables......................................      80.9       49.9
                                                          ---------  ---------
                                                              675.6      559.8
                                                          ---------  ---------
  Inventories............................................     398.9      325.9
                                                          ---------  ---------
  Other current assets--
    Deferred income taxes................................     164.2      122.3
    Other................................................      28.2       20.3
                                                          ---------  ---------
                                                              192.4      142.6
                                                          ---------  ---------
      Total current assets...............................   1,555.6    1,378.8
                                                          ---------  ---------
PROPERTY, PLANT AND EQUIPMENT:
  Land and land improvements.............................     160.3      144.0
  Buildings..............................................     581.2      522.9
  Machinery and equipment................................   2,588.8    2,372.4
  Construction-in-progress...............................     544.2      461.9
                                                          ---------  ---------
                                                            3,874.5    3,501.2
  Less--Accumulated depreciation.........................  (2,164.5)  (2,021.1)
                                                          ---------  ---------
                                                            1,710.0    1,480.1
                                                          ---------  ---------
OTHER ASSETS:
  Marketable securities..................................     264.5      242.9
  Anticipated implant insurance receivable...............     729.1      911.6
  Restricted insurance proceeds..........................     627.4      517.2
  Implant deposit........................................     275.0      275.0
  Environmental trusts...................................      23.4       23.2
  Deferred income taxes..................................     846.8      393.8
  Other..................................................     134.5       96.1
                                                          ---------  ---------
                                                            2,900.7    2,459.8
                                                          ---------  ---------
                                                          $ 6,166.3  $ 5,318.7
                                                          =========  =========

  The Notes to consolidated financial statements are an integral part of these financial statements.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS
                   (in millions of dollars except share data)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
CURRENT LIABILITIES:
  Notes payable............................................ $   14.0  $   14.8
  Current portion of long-term debt........................     25.6      24.2
  Trade accounts payable...................................    163.9     167.0
  Accrued payrolls and employee benefits...................     59.8      59.6
  Accrued taxes............................................    126.3     117.8
  Accrued interest.........................................    201.7       --
  Other current liabilities................................    137.9     106.4
                                                            --------  --------
    Total current liabilities..............................    729.2     489.8
                                                            --------  --------
LONG-TERM DEBT.............................................    147.9     140.9
                                                            --------  --------
OTHER LONG-TERM LIABILITIES................................    106.9      90.0
                                                            --------  --------
LIABILITIES SUBJECT TO COMPROMISE:
  Trade accounts payable...................................     67.3      66.2
  Accrued employee benefits................................    266.9     192.5
  Accrued taxes............................................      3.5       3.6
  Implant reserve..........................................  3,229.0   2,406.3
  Notes payable............................................    375.0     375.0
  Long-term debt...........................................    270.0     267.2
  Co-insurance payable.....................................    320.0       --
  Other....................................................     77.9     130.3
                                                            --------  --------
    Total liabilities subject to compromise................  4,609.6   3,441.1
                                                            --------  --------
CONTINGENT LIABILITIES (NOTE 3)
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES.............    136.4     130.6
                                                            --------  --------
STOCKHOLDERS' EQUITY:
  Common stock, $5.00 par value--2,500,000 shares
   authorized and outstanding..............................     12.5      12.5
  Retained earnings........................................    431.2   1,026.2
  Cumulative translation adjustment........................     20.7     (12.4)
  Other equity adjustment..................................    (28.1)      --
                                                            --------  --------
    Stockholders' equity...................................    436.3   1,026.3
                                                            --------  --------
                                                            $6,166.3  $5,318.7
                                                            ========  ========

  The Notes to consolidated financial statements are an integral part of these financial statements.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                   (in millions of dollars except share data)

                                                   Year ended December 31,
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
NET SALES........................................ $2,568.0  $2,643.5  $2,532.3
                                                  --------  --------  --------
OPERATING COSTS AND EXPENSES:
  Manufacturing cost of sales....................  1,771.0   1,795.9   1,674.0
  Marketing and administrative expenses..........    471.4     466.9     462.3
  Implant costs..................................  1,070.8       --        --
  Restructuring costs............................     28.1       --        --
                                                  --------  --------  --------
                                                   3,341.3   2,262.8   2,136.3
                                                  --------  --------  --------
OPERATING INCOME (LOSS)..........................   (773.3)    380.7     396.0
OTHER INCOME (EXPENSE):
  Interest income................................     78.3      70.4      54.1
  Interest expense...............................   (214.3)    (11.0)     (7.8)
  Other, net.....................................      8.2      32.2      16.1
                                                  --------  --------  --------
INCOME (LOSS) BEFORE REORGANIZATION COSTS AND
 INCOME TAXES....................................   (901.1)    472.3     458.4
  Reorganization costs...........................     33.1      45.0      49.4
                                                  --------  --------  --------
INCOME (LOSS) BEFORE INCOME TAXES................   (934.2)    427.3     409.0
Income tax provision (benefit)...................   (347.8)    168.8     168.9
Minority interests' share in income..............      8.6      20.9      18.4
                                                  --------  --------  --------
NET INCOME (LOSS) (1998--($238.00) per share;
 1997--$95.04 per share; 1996--$88.68 per
 share)..........................................   (595.0)    237.6     221.7
Retained earnings at beginning of year...........  1,026.2     788.6     566.9
                                                  --------  --------  --------
Retained earnings at end of year................. $  431.2  $1,026.2  $  788.6
                                                  ========  ========  ========



  The Notes to consolidated financial statements are an integral part of these financial statements.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                            (in millions of dollars)

                                                    Year ended December 31,
                                                    --------------------------
                                                      1998     1997     1996
                                                    --------  -------  -------
NET INCOME (LOSS).................................. $ (595.0) $ 237.6  $ 221.7
                                                    --------  -------  -------
OTHER COMPREHENSIVE INCOME (LOSS), BEFORE TAX
  Foreign currency translation adjustments.........     35.9    (48.6)   (29.2)
  Unrealized gains (losses) on securities:
    Restricted assets..............................      0.7      --       --
    Unrestricted investments.......................     (2.6)     --       --
  Minimum pension liability adjustment.............    (42.2)     --       --
                                                    --------  -------  -------
  Other comprehensive income (loss), before tax....     (8.2)   (48.6)   (29.2)
COMPREHENSIVE INCOME RELATED TAX EXPENSE
 (BENEFIT).........................................    (13.2)     1.0      1.1
                                                    --------  -------  -------
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX......      5.0    (49.6)   (30.3)
                                                    --------  -------  -------
COMPREHENSIVE INCOME (LOSS)........................ $ (590.0) $ 188.0  $ 191.4
                                                    ========  =======  =======




  The Notes to consolidated financial statements are an integral part of these financial statements.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in millions of dollars)

                                                    Year ended December 31,
                                                   ---------------------------
                                                     1998      1997     1996
                                                   ---------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................... $  (595.0) $ 237.6  $ 221.7
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization.................     188.1    185.5    188.9
    Deferred income taxes.........................    (495.0)    17.0     32.8
    Reorganization costs..........................      33.1     45.0     49.4
    Other.........................................     (29.5)    52.5     30.7
  Implant payments................................     (13.5)   (17.3)   (25.3)
  Implant insurance reimbursement.................      98.4     25.5    368.4
  Implant liability...............................     797.1      --       --
  Co-insurance payable............................     320.0      --       --
  Restricted insurance proceeds...................     (89.4)   (36.8)  (374.8)
  Changes in assets and liabilities:
    Accounts and notes receivable.................     (63.9)   (22.2)   (32.0)
    Inventories...................................     (62.1)   (41.4)    16.6
    Accounts payable..............................      (4.7)     3.7     29.2
    Accrued taxes.................................       5.5     32.4      8.0
    Accrued interest..............................     201.7      --       --
    Other.........................................      39.6    (48.8)    31.0
                                                   ---------  -------  -------
      Cash provided by operating activities.......     330.4    432.7    544.6
                                                   ---------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................    (399.8)  (425.2)  (312.6)
  Proceeds from sales of marketable securities....   1,214.1    331.3     26.8
  Purchases of marketable securities..............  (1,215.9)  (462.5)  (224.9)
  Other...........................................      33.5     14.9     (2.4)
                                                   ---------  -------  -------
      Cash used for investing activities..........    (368.1)  (541.5)  (513.1)
                                                   ---------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term borrowings............................      38.6    115.9     47.3
  Payments on long-term debt......................     (24.6)   (53.4)   (57.0)
  Net change in other short-term borrowings.......      (1.6)    10.9     (8.9)
                                                   ---------  -------  -------
      Cash provided by (used for) financing
       activities.................................      12.4     73.4    (18.6)
                                                   ---------  -------  -------
CASH FLOWS USED FOR REORGANIZATION COSTS..........     (33.1)   (45.0)   (49.4)
                                                   ---------  -------  -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...........      (1.3)   (10.9)    (6.4)
                                                   ---------  -------  -------
CHANGES IN CASH AND CASH EQUIVALENTS:
  Net (decrease) in cash and cash equivalents.....     (59.7)   (91.3)   (42.9)
  Cash and cash equivalents at beginning of year..     253.1    344.4    387.3
                                                   ---------  -------  -------
  Cash and cash equivalents at end of year........ $   193.4  $ 253.1  $ 344.4
                                                   =========  =======  =======

  The Notes to consolidated financial statements are an integral part of these financial statements.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (in millions of dollars except where noted)

NOTE 1--BUSINESS AND BASIS OF PRESENTATION

   Dow Corning was incorporated in 1943 by Corning and Dow Chemical for the purpose of developing and producing polymers and other materials based on silicon chemistry. Dow Corning Corporation operates in various countries around the world through numerous wholly-owned or majority-owned subsidiary corporations. Most of the Company's products are based on polymers known as silicones which have a silicon-oxygen-silicon backbone. Through various chemical processes, the Company manufactures silicones that have an extremely wide variety of characteristics in forms ranging from fluids, gels, greases and elastomeric materials to resins and other rigid materials. Silicones combine the temperature and chemical resistance of glass and the versatility of plastics and, regardless of form or application, generally possess such qualities as electrical resistance, resistance to extreme temperatures, resistance to deterioration from aging, water repellency, lubricating characteristics, relative chemical and physiological inertness and resistance to ultraviolet radiation. The Company currently manufactures over 10,000 products and serves approximately 50,000 customers worldwide, with no single customer accounting for more than three percent of the Company's sales in 1998. Principal United States manufacturing plants are located in Kentucky and Michigan. Principal international manufacturing plants are located in Belgium, Germany, Japan and the United Kingdom. The Company also owns research and development facilities in the United States, Belgium, Germany, Japan and the United Kingdom. Dow Corning's average employment for 1998 was approximately 9,400 persons.

   On May 15, 1995, Dow Corning Corporation, excluding its subsidiaries (the "Debtor Company"), voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code") with the U.S. Bankruptcy Court for the Eastern District of Michigan, Northern Division, in Bay City, Michigan (the "Bankruptcy Court"). The Debtor Company consists of a majority of the Company's United States operations and certain international branches. The Debtor Company's Chapter 11 proceeding (the "Chapter 11 Proceeding") does not include any subsidiaries of the Debtor Company (see Note 4 below for further discussion of this matter).

   The consolidated financial statements of the Company have been prepared on a "going-concern" basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. However, as a result of the Chapter 11 Proceeding of the Debtor Company, such realization of assets and liquidation of liabilities is subject to significant uncertainties including the approval of a plan of reorganization by the Bankruptcy Court. Also, the ability of the Company to continue as a going concern (including its ability to meet post-petition obligations of the Debtor Company and to meet obligations of the subsidiaries of the Debtor Company) is dependent primarily on (a) the ability of the Company to maintain adequate cash on hand, the ability of the Company to generate cash from operations and the ability of the subsidiaries of the Debtor Company to obtain necessary financing and (b) if required, the availability of a debtor-in-possession credit facility. Management believes that conditions (a) and (b) will be satisfied.

   The Company's financial statements have been presented in conformity with the American Institute of Certified Public Accountants' Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting By Entities In Reorganization Under the Bankruptcy Code," issued November 19, 1990. SOP 90-7 requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date (May 15, 1995) and identification of all transactions and events that are directly associated with the reorganization of the Debtor Company.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of Dow Corning Corporation and all of its wholly-owned and majority-owned domestic and international subsidiaries. The Company's interests in 20% to 50% owned affiliates are carried on the equity basis and are included under the caption "OTHER ASSETS--Other" in the consolidated balance sheets. Intercompany transactions and balances have been eliminated in consolidation.

   The Company's consolidated statement of operations and retained earnings for the year ended December 31, 1998, includes thirteen months of activity for the Asia geographical operating segment. As a result, net sales in the consolidated statement of operations and retained earnings for the year ended December 31, 1998, were increased by approximately $43.9 as a result of the additional month of activity. The impact of the additional month of activity on the Company's consolidated net income for the year ended December 31, 1998 was not material.

 Cash and Cash Equivalents

   Cash equivalents include all highly liquid investments purchased with an original maturity of ninety days or less. The carrying amounts for cash equivalents approximate their fair market values.

 Inventories

   Inventories are stated at the lower of cost or market. The cost of the majority of inventories is determined using the last-in, first-out (LIFO) method and the remainder is valued using the first-in, first-out (FIFO) method.

 Property and Depreciation

   Property, plant and equipment is carried at cost less any impairment and is depreciated principally using accelerated methods over estimated useful lives ranging from 10 to 20 years for land improvements, 10 to 45 years for buildings and 3 to 20 years for machinery and equipment. Upon retirement or other disposal, the asset cost and related accumulated depreciation are removed from the accounts and the net amount, less any proceeds, is charged or credited to income.

   Expenditures for maintenance and repairs are charged against income as incurred. Expenditures which significantly increase asset value or extend useful asset lives are capitalized.

   The Company follows the policy of capitalizing interest as a component of the cost of capital assets constructed for its own use. However, for the period from May 15, 1995 through the third quarter of 1998, in conformity with the provisions of SOP 90-7, the Company had discontinued accruing interest expense related to unsecured pre-petition debts of the Debtor Company. In addition, for the period from May 15, 1995 through the third quarter of 1998, the Company had also discontinued the capitalization of interest as a component of the cost of capital assets for its own use, since any amounts that would have been capitalized after the application of SOP 90-7 would have been considered immaterial. The Company's results for 1998 reflect a charge of $201.7 ($127.1 after tax) for the amount of interest payable to creditors of the Debtor Company represented by the Committee of Unsecured Creditors pursuant to the Joint Plan of Reorganization. This charge was taken because management has concluded that the payment of interest to such creditors is probable. The

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

amount of the charge for interest payable to these creditors was determined using the United States federal judgment rate of 6.28% that was in effect on May 15, 1995 as specified in the Joint Plan of Reorganization. In accordance with the provisions of Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost," $53.3 ($33.6 after tax), net of related amortization, of this interest was capitalized as part of the historical cost of acquiring certain assets. The actual amount of interest that will ultimately be paid to these creditors is uncertain. See Note 3 for a further discussion of adjustments reflected in 1998 results. The terms "Committee of Unsecured Creditors" and "Joint Plan of Reorganization" are defined and discussed in Note 4 below.

   The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", effective January 1, 1996. This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable assets and certain identifiable intangibles to be disposed of. The adoption of the new standard did not have a material impact on the Company's consolidated statement of operations and retained earnings for the year ended December 31, 1996.

 Restricted and Unrestricted Investments

   The Company accounts for investments in debt and equity securities in conformity with Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires the use of fair value accounting for trading or available-for-sale securities, while retaining the use of the amortized cost method for investments in debt securities that the Company has the positive intent and ability to hold to maturity. Investments in debt and equity securities are included in the captions "Marketable securities," "Restricted insurance proceeds," "Implant deposit," and "Environmental trusts" in the consolidated balance sheets. All such investments are considered to be available for sale. See Notes 6 and 8 below for additional information relating to investments in debt and equity securities.

 Intangibles

   Other assets include $16.2 and $27.1 of intangible assets, net of accumulated amortization, at December 31, 1998 and 1997, respectively. Goodwill, representing the excess of cost over net assets of businesses acquired is included in the above amounts, and is being amortized on a straight-line basis over 10 years. Other identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives.

 Income Taxes

   The Company accounts for income taxes in conformity with the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

 Research and Development Costs

   Research and development costs are charged to operations when incurred and are included in manufacturing cost of sales. These costs totaled $198.9 in 1998, $210.4 in 1997, and $203.5 in 1996.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


 Currency Translation

   Assets and liabilities of international subsidiaries, for which the U.S. dollar is not the functional currency, are translated into U.S. dollars at end-of-period exchange rates; translation gains and losses, hedging activity and related tax effects for these subsidiaries are reported as a separate component of stockholders' equity and as a component of comprehensive income. Historical exchange rates are used for non-monetary assets and related elements of expense. Revenues and expenses for these international subsidiaries are translated at average exchange rates during the period. For all consolidated entities for which the U.S. dollar is the functional currency, monetary assets and liabilities are remeasured into U.S. dollars using end-of-period exchange rates; remeasurement gains and losses, hedging activity and related tax effects for these entities are recognized in the consolidated statements of operations and retained earnings. All other revenues and expenses are remeasured at average exchange rates during the period. Foreign currency transaction gains and losses are included in the consolidated statements of operations and retained earnings.

 Currency Derivatives

   The Company enters into currency derivative instruments to manage certain currency exposures, which principally include monetary assets and liabilities not denominated in functional currencies, and net investments in non-U.S. entities for which the U. S dollar is not the functional currency. The Company does not hold or enter into currency derivative instruments for trading or speculative purposes. All currency derivative instruments are designated as hedges of currency exposures. The derivative instruments are reviewed regularly against the exposure to which they have been designated to ensure that they continue to serve as an effective hedge. Effectiveness is determined by whether the instruments provide a direct offset to changes in the market value of the hedged exposure caused by changes in foreign currency exchange rates. To the extent that the position created by the instruments is in excess of the exposure to which it has been designated, the gain or loss attributable to that excess position is recognized currently under the caption "Other, net" in the consolidated statements of operations and retained earnings, and the excess position is eliminated by entering into offsetting instruments. The types of instruments used to manage these risks are primarily forward exchange contracts.

   Realized and unrealized gains and losses on currency derivative instruments are recognized currently under the caption "Other, net" in the consolidated statements of operations and retained earnings if designated as a hedge of monetary assets and liabilities, or in the cumulative translation adjustment account, net of tax, under the caption "Cumulative translation adjustment" in the consolidated balance sheets if designated as a hedge of a net investment. Any gains or losses on currency derivative instruments which are intended to hedge the tax effects of the currency exposure are included in the tax provision in the consolidated statements of operations and retained earnings in the period in which such tax effects are recognized.

   Discounts and premiums on all forward exchange contracts are amortized over the life of the contracts and are included under the caption "Other, net" in the consolidated statements of operations and retained earnings. Discounts and premiums on forward exchange contracts which are intended to hedge the tax effects of the currency exposure are amortized over the life of the contracts and are included in the tax provision in the consolidated statements of operations and retained earnings.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting period and the disclosures

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

concerning contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

 Reclassifications

   Certain reclassifications of prior year amounts have been made to conform to the presentation adopted in 1998.

NOTE 3--CONTINGENCIES

 Breast Implant Litigation and Claims--Background

   Prior to 1992, the Company was engaged in the manufacture and sale of silicone gel breast implants and the raw material components of those products. In January, 1992, the United States Food and Drug Administration ("FDA") asked breast implant producers to voluntarily halt the sale of silicone gel breast implants pending the FDA's further review of the safety and effectiveness of such devices, and the Company complied with the FDA's request. Subsequently, the Company announced that it would not resume the production or sale of breast implants.

   Between 1991 and 1995, the Company experienced a substantial increase in the number of lawsuits against the Company relating to breast implants. As of July 30, 1999, the Company has been named, often together with other defendants, in approximately 19,000 pending breast implant products liability lawsuits filed in the United States by, or on behalf of, individuals who claim to have, or have had, breast implants. Many of these cases involve multiple plaintiffs. In addition, there are 46 breast implant products liability class action lawsuits which have been filed in the United States against the Company as of July 30, 1999; however, only three of these class actions have been certified. The Company has sometimes been named as the manufacturer of breast implants, and other times the Company is named as the supplier of silicone raw materials to other breast implant manufacturers. Since the commencement of the Debtor Company's Chapter 11 Proceeding, the Debtor Company has been dismissed from a number of breast implant lawsuits in which the Debtor Company was named as a supplier of silicone raw material to other breast implant manufacturers. However, other breast implant manufacturers which purchased silicone raw materials from the Debtor Company, and other defendants in breast implant litigation, have filed claims for indemnity and contribution against the Debtor Company in the Debtor Company's Chapter 11 Proceeding (see Note 4 for further discussion).

   The typical alleged factual bases for these lawsuits primarily include allegations that the plaintiffs' breast implants (a) caused specific, recognized autoimmune diseases including scleroderma, systemic lupus erythematosus, and multiple sclerosis, (b) caused a vague combination of symptoms, including chronic fatigue and joint pain, alleged to be a new disease not generally recognized in the medical community and variously described by terms such as "human adjuvant disease," "siliconosis," "atypical connective tissue disease," and "atypical neurological disease," (c) have or may have ruptured, (d) caused other local complications, and/or (e) caused disfigurement. The Company vigorously asserts, among other defenses, that there is no causal connection between silicone breast implants and the ailments alleged by the plaintiffs in these cases. A substantial number of breast implant lawsuits were consolidated for pretrial purposes in the U.S. District Court for the Northern District of Alabama (the "Court"), and in various state courts. Further information related to the jurisdictional status of these cases is described in Note 4 below.

   The Debtor Company's filing for protection under Chapter 11 of the Bankruptcy Code has resulted in a stay of this litigation in the United States. However, claims prosecuted against the Debtor Company in non-U.S. jurisdictions and against subsidiaries of the Debtor Company are not stayed by the Chapter 11 Proceeding. In

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

addition to the 19,000 U.S. breast implant lawsuits referred to above, approximately 6,000 individual claims had been filed in non-U.S. jurisdictions, primarily in Australia. Of these claims, approximately 400 have been served and are in a position to proceed under the legal systems of their relevant jurisdictions, 3,400 have been effectively terminated or otherwise settled as to the Company under the Australian court system, and 2,200 are inactive. The Company believes that many of the non-U.S. lawsuit claims are duplicative of proofs of claim filed by such non-U.S. claimants in the Debtor Company's Chapter 11 Proceeding. Approximately 5,700 non-U.S. plaintiffs have filed lawsuits in the United States (included in the 19,000 lawsuits referenced above); however, these lawsuits are stayed by the Debtor Company's Chapter 11 Proceeding. In addition to the 46 U.S. class action lawsuits referred to above, five class action lawsuits are pending in non-U.S. jurisdictions. Two of these non-U.S. class actions have not been served and none of the non-U.S. class actions are stayed by the Chapter 11 Proceeding.

   In April 1998, the Company announced tentative settlements of two of the non-U.S. class actions in the provinces of Ontario and Quebec, Canada, which would resolve approximately 10,000 claims filed in the Debtor Company's Chapter 11 Proceeding. The amounts of these settlements, as subsequently amended, are approximately $37.0 for Quebec claimants and $18.0 for Ontario claimants. Each of these tentative settlements has been approved by the appropriate Provincial Court. In September 1998, the Company announced a $25.1 tentative settlement of a third non-U.S. class action in the province of British Columbia, Canada, which would resolve approximately 4,100 claims filed in the Debtor Company's Chapter 11 Proceeding. Some Canadian claimants in provinces other than Ontario, Quebec, or British Columbia have also chosen to resolve their claims via the British Columbia settlement, which was approved by the British Columbia Provincial Court on February 11, 1999. All three Canadian class action settlements are also subject to the approval of the Bankruptcy Court, and if approved would be administered pursuant to the Company's ultimate plan of reorganization.

   In January 1999, the Company announced a tentative settlement of between $21.0 and $36.0 to resolve approximately 2,400 to 4,500 claims filed in the Debtor Company's Chapter 11 Proceeding originating in Australia. This settlement supersedes a previously announced tentative settlement of claims originating in Australia and New Zealand; this settlement does not resolve claims originating in New Zealand. If less than 2,400 Australian claimants choose to participate in this settlement, the Company may terminate it. This settlement is subject to approval of the Bankruptcy Court. Payments under the tentative settlement would be provided for in the Debtor Company's ultimate plan of reorganization but would be administered and made in Australia (see
Note 4 for definitions and discussions regarding the Debtor Company's Chapter 11 Proceeding).

 Breast Implant Litigation and Claims--Settlement Agreement

   In 1994, the Company, along with other defendants and representatives of breast implant litigation plaintiffs, entered into a settlement agreement under the supervision of the Court (the "Settlement Agreement"). Under the Settlement Agreement, certain industry participants originally agreed to contribute up to $4.2 billion, of which the Company agreed to contribute up to $2.02 billion, over a period of more than thirty years. Although the Settlement Agreement was designed to cover claims of most breast implant recipients brought in the courts of U.S. federal and state jurisdictions, approximately 7,000 U.S. and non-U.S. potential claimants elected not to settle their claims by way of the Settlement Agreement and elected to pursue their individual breast implant litigation against the Company. In 1995, the Court concluded the total amount of claims likely to be approved for payment would result in substantially lower payments to claimants than anticipated under the Settlement Agreement, and the Court requested that the parties negotiate possible modifications to the Settlement Agreement. The Company did not actively participate in the subsequent negotiations and is not a party to the resulting revision to the Settlement Agreement (the "Revised Settlement Agreement"). The Company has not exercised its option to withdraw from, and the Company has not been

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

released from, the Settlement Agreement. In addition, the Company has not been officially excluded from participating in the Revised Settlement Agreement. The Company anticipates breast implant litigation and claims pending against it will be resolved in the Debtor Company's Chapter 11 Proceeding (see Note 4 below for further discussion).

 Breast Implant Litigation and Claims--Insurance Matters

   The Company has a substantial amount of unexhausted claims-made, occurrence and occurrence-noticed products liability insurance coverage with respect to breast implant lawsuits and claims commencing in 1986 and thereafter. For breast implant lawsuits and claims involving implant dates prior to 1986, substantial coverage exists under a number of primary and excess occurrence and occurrence-noticed policies having various limits. For breast implant lawsuits and claims filed after 1985 in cases with implant dates prior to 1986, potential coverage exists under all of the above referenced policies. Because defense costs and disposition of particular breast implant lawsuits and claims may be covered, in whole or in part, both by the coverage issued from and after 1986, and one or more of the policies issued prior to 1986, the ultimate determination of aggregate insurance coverage depends on, among other things, how defense and indemnity costs are allocated among the various policy periods. Depending on policy language, applicable law and agreements with insurers, damages which may be awarded pursuant to breast implant lawsuits may or may not be covered, in whole or in part, by insurance.

   A substantial number of the Company's insurers reserved the right to deny coverage, in whole or in part, due to differing theories regarding, among other things, when coverage may attach and their respective obligations relative to other insurers. Since 1993, the Company has been involved in litigation against certain insurance companies which issued occurrence based products liability insurance policies to the Company from 1962 through 1985 ("Occurrence Insurers"). This litigation resulted from an inability of the Occurrence Insurers to reach an agreement with the Company on a formula for the allocation among the Occurrence Insurers of payments of defense and indemnity expenses submitted by the Company related to breast implant products liability lawsuits. The Company sought a judicial enforcement of the obligations of the Occurrence Insurers under the relevant insurance policies. Following certain initial procedural steps, this litigation was conducted in the Wayne County, Michigan Circuit Court (the "Michigan Court"). A number of the Occurrence Insurers have been dismissed from this litigation pursuant to settlements reached with the Company.

   During 1994, the Michigan Court (a) ruled that certain of the Company's primary Occurrence Insurers have a duty to defend the Company with respect to breast implant products liability lawsuits, (b) directed these insurers to reimburse the Company for certain defense costs previously incurred, and (c) ruled in favor of the Company on allocation of defense costs.

   During 1995, the Michigan Court ruled in favor of the Company on allocation of indemnity costs, ordering that each primary Occurrence Insurer is obligated to pay the defense costs for all cases alleging a date of implant either before or during the insurers' policy periods and for all cases involving unknown implant dates; once implant dates become known, the appropriate insurer becomes responsible for relevant defense costs. The Michigan Court also ruled that relevant insurance contracts afford coverage for punitive damages except where specific policy provisions expressly exclude coverage for such damages. In addition, a trial on the merits of the claims in this litigation commenced.

   During 1996, a Michigan Court jury found the remaining Occurrence Insurers liable for coverage including costs of defense and settlement of the Company's breast implant lawsuits in the United States and in other countries. The Michigan Court also ruled that the Company is entitled to recover substantially all defense,

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

settlement and judgment costs previously incurred. Certain of the Occurrence Insurers have appealed the results of this litigation to the Michigan Court of Appeals. The Company is uncertain as to when these appeals will be resolved. In the interim, the Company is continuing settlement negotiations with the Occurrence Insurers as well as other insurers that are not involved in the litigation. Furthermore, the Company is pursuing resolution of a significant portion of currently unresolved insurance coverage provided by solvent non-Occurrence Insurers through arbitration proceedings. The Company is also pursuing recovery from insolvent insurance carriers via settlement discussions.

   Based on the status of this litigation, management continues to believe it is probable the Company will recover from its insurers a substantial amount of breast implant-related payments which have been or may be made by the Company. This belief is further supported by the fact that the Company received insurance recoveries of $864.7 from September 1, 1994, through July 30, 1999 (see Note 6 for further discussion), and entered into settlements with certain insurers for future reimbursement.

 Breast Implant Litigation and Claims--Financial Provisions

   The Company has taken steps in the past to reflect the anticipated financial consequences to the Company of the breast implant situation. Prior to 1995, the Company recorded aggregate pre-tax charges of $1.981 billion and related insurance receivables of $1.006 billion to reflect (a) the Company's best estimate, at the time, of its potential liability under the Settlement Agreement, (b) the Company's best estimate, at the time, of additional costs to resolve breast implant litigation outside of the Settlement Agreement, and (c) legal, administrative, and research costs related to the breast implant controversy. The portion of the pre-1995 charges related to the Settlement Agreement and related to the anticipated implant insurance receivable were recorded on a present value basis. In 1995, the Company recorded a pre-tax charge of $784.0 and related insurance receivable of $432.9 to abandon this present value treatment. Since May 15, 1995, the Company's implant reserve has been reduced only as a result of payments made by the Debtor Company for certain legal, administrative, and research costs related to the breast implant controversy that were taken into consideration when the reserve was originally recorded.

   The Company's results for 1998 reflect a charge of $201.7 ($127.1 after tax) for the amount of interest payable to creditors of the Debtor Company represented by the Committee of Unsecured Creditors pursuant to the Joint Plan of Reorganization. This charge was taken because management has concluded that the payment of interest to such creditors is probable. The amount of the charge for interest payable to these creditors was determined using the United States federal judgment rate of 6.28% that was in effect on May 15, 1995 as specified in the Joint Plan of Reorganization. The actual amount of interest that will ultimately be paid to these creditors is uncertain. The terms "Committee of Unsecured Creditors" and "Joint Plan of Reorganization" are defined and discussed in Note 4 below.

   The Company's results for 1998 also reflect a pre-tax charge of $1,070.8 ($674.6 after tax) representing its best estimate of anticipated financial consequences to the Company to resolve all claims arising from the Debtor Company's Chapter 11 Proceeding and from the breast implant controversy. This charge was taken because management has concluded that implementation of the Joint Plan of Reorganization is probable. Components of this charge include:
(a) an additional $797.1 to resolve implant liabilities arising under the terms of the Joint Plan of Reorganization and outside of the U. S., (b) $320.0 to reflect an estimate of amounts of insurance proceeds payable or to be paid to Dow Chemical pursuant to the Insurance Allocation Agreement, (c) ($53.3) of income relating to the capitalization of the interest expense referred to above, net of related amortization in accordance with the provisions of Statement of Financial Accounting Standards No. 34,

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

"Capitalization of Interest Cost," and (d) $7.0 for other miscellaneous costs. The terms "Joint Plan of Reorganization" and "Insurance Allocation Agreement" are defined and discussed in Note 4 below.

   The Company anticipates that the ultimate cost to resolve implant litigation and claims and related issues will be estimated for purposes of determining the feasibility of any plan of reorganization during the Debtor Company's Chapter 11 Proceeding (see Note 4 below). Notwithstanding the inherent uncertainties associated with estimating the ultimate cost of resolving implant litigation and claims and related issues, management believes it has accrued amounts required under generally accepted accounting principles. As additional facts and circumstances develop, it is at least reasonably possible that amounts recorded in the Company's consolidated financial statements may be revised in the near term to reflect any material developments relating to the resolution of implant litigation and claims and related issues. Future revisions, if required, could have a material effect on the Company's financial position or results of operations in the period or periods in which such revisions are recorded.

   The "Anticipated implant insurance receivable" recorded in the consolidated balance sheets is the result of the provisions described above; a substantial portion of this "Anticipated implant insurance receivable" relates to amounts expected to be recovered from the Occurrence Insurers. The principal uncertainties which exist with respect to the realization of this asset include the ultimate cost of resolving implant litigation and claims, the results of litigation against and settlement negotiations with insurers, and the extent to which insurers may become insolvent in the future. The Company took these factors into account when estimating the amount of insurance recovery to record in the financial statements. As additional facts and circumstances develop, it is at least reasonably possible that the estimate may be revised in the near term to reflect any material developments relating to insurance matters. Future revisions, if required, could have a material effect on the Company's financial position or results of operations in the period or periods in which such revisions are recorded. Notwithstanding the above, the Company believes it is probable that the "Anticipated implant insurance receivable" recorded in the consolidated balance sheet as of December 31, 1998, will ultimately be realized.

 Securities Laws Class Action Lawsuits

   As previously reported, in 1992 the Company and certain of its former and present directors and officers were named, as defendants with others, in two securities laws class action lawsuits filed by purchasers of stock of Corning and Dow Chemical. These cases were originally filed as several separate cases in the Federal District Court for the Southern District of New York; they were subsequently consolidated so that there is one case involving claims on behalf of purchasers of stock of Corning and one case involving claims on behalf of purchasers of stock of Dow Chemical. The plaintiffs in these cases allege, among other things, misrepresentations and omissions of material facts and breach of duty with respect to purchasers of stock of Corning and Dow Chemical relative to the breast implant issue. The relief sought in these cases is monetary damages in unspecified amounts.

   The Debtor Company's filing for protection under Chapter 11 of the Bankruptcy Code has resulted in a stay of this litigation with respect to the Debtor Company. These cases have been dismissed without prejudice with respect to directors, officers and other individuals originally named as defendants. Corning and Dow Chemical continue as defendants in this litigation.

 Tax Matters

   In January, 1997, the Company received a Statutory Notice of Deficiency (a "Notice") from the United States Internal Revenue Service ("IRS"). This Notice asserted tax deficiencies totaling approximately $105.3

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

related to the Company's consolidated federal income tax returns for the 1992, 1993 and 1994 calendar years. Subsequently, the Company reached a tentative settlement with the IRS which would resolve the issues raised in this Notice. The tentative settlement is subject to the approval of the Joint Committee of Taxation of the Congress of the United States (the "Joint Committee"). If the tentative settlement is ultimately approved by the Joint Committee, the Company would receive a refund of approximately $5.0. The Company anticipates that the Joint Committee will approve the tentative settlement.

   In May, 1999, the Company received a second Notice from the IRS. This Notice asserts tax deficiencies totaling approximately $65.3 relating to the Company's consolidated federal income tax returns for the 1995 and 1996 calendar years. The Company believes that the deficiencies asserted by the IRS are excessive and is vigorously contesting the IRS' claims. The Company anticipates that this matter will be resolved either in the Debtor Company's Chapter 11 Proceeding or through procedures provided by the Internal Revenue Code, and that such resolution will not have a material adverse impact on the Company's consolidated financial position or results of operations. The Company is currently engaged in discussions with the IRS in an effort to resolve this matter.

 Environmental Matters

   The Company has been advised by the United States Environmental Protection Agency ("EPA") or by similar state regulatory agencies that the Company, together with others, is a Potentially Responsible Party ("PRP") with respect to a portion of the cleanup costs and other related matters involving a number of abandoned hazardous waste disposal sites. Management currently believes that there are 11 sites at which the Company may have some liability, although management currently expects to settle the Company's liability for a majority of these sites for de minimis amounts. Based upon preliminary estimates by the EPA or the PRP groups formed with respect to these sites, the aggregate liabilities for all PRPs at those sites at which management currently believes the Company may have more than a de minimis liability is $12.5. Management cannot currently estimate the aggregate liability for all PRPs at all those sites at which management expects the Company has a de minimis liability.

   The Company records accruals for environmental matters when it is probable that a liability has been incurred and the Company's costs can be reasonably estimated. The amount accrued for environmental matters as of December 31, 1998, was $7.4. In addition, receivables of $3.3 for probable third-party recoveries have been recorded related to these environmental matters.

   As additional facts and circumstances develop, it is at least reasonably possible that either the accrued liability or the recorded receivable related to environmental matters may be revised in the near term. While there are a number of uncertainties with respect to the Company's estimate of its ultimate liability for cleanup costs at these hazardous waste disposal sites, the Company believes that any costs incurred in excess of those accrued will not have a material adverse impact on the Company's consolidated financial position or results of operations. This opinion is based upon the number of identified PRPs at each site, the number of such PRPs that are believed by management to be financially capable of paying their share of the ultimate liability, and the portion of waste sent to the sites for which management believes the Company might be held responsible based on available records.

   As a result of financial provisions recorded with respect to breast implant liabilities, the Company has been unable to meet certain federal and state environmental statutory financial ratio tests. Consequently, in order for the Debtor Company to continue to operate hazardous waste storage facilities at certain plant sites, the states involved have required the Debtor Company to establish trusts to provide for aggregate estimated

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

closure, post-closure, corrective action and potential liability costs of $23.4 associated with these hazardous waste storage facilities; the Debtor Company has fully funded these trusts as of July 30, 1999. Interest on the funds held in trust will be available to the Debtor Company under certain circumstances, and the amount required to be held in trust may vary annually. At such time as the Company satisfies the above referenced financial ratio tests, or the Debtor Company no longer needs or closes the permitted facilities, the funds then remaining in these trusts will revert to the Debtor Company. The establishment and funding of these trusts is subject to the continuing jurisdiction of the Bankruptcy Court.

 Other Litigation

   Due to the nature of its business as a supplier of specialty materials to a variety of industries, the Company, at any particular time, is a defendant in a number of products liability lawsuits for injury allegedly related to the Company's products and, in certain instances, products manufactured by others. Many of these lawsuits seek damages in substantial amounts. The Company has been named in products liability lawsuits pertaining to materials previously used in connection with temporomandibular joint implant applications and raw materials supplied by the Company to manufacturers of the NORPLANT(R) Implant contraceptive device (NORPLANT(R) is a registered trademark of the Population Council for Subdermal Levonorgestrel Implants). The Company believes that any damages resulting from these lawsuits would be covered by substantial insurance or certain indemnity arrangements. This belief is supported in part by the fact that the indemnitors under these arrangements have been honoring their indemnity commitments. The Company has followed a practice of aggressively defending all products liability claims asserted against it, and although the Company intends to continue this practice, currently pending proceedings and any future claims are subject to the uncertainties attendant to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted with certainty. The prosecution of lawsuits and claims against the Debtor Company has been stayed in the United States as a result of the Debtor Company's filing for protection under Chapter 11 of the Bankruptcy Code. However, lawsuits prosecuted against the Debtor Company in non-U.S. jurisdictions and against subsidiaries of the Debtor Company are not stayed by the Chapter 11 Proceeding. The Company is currently unable to estimate its potential liability for these lawsuits; however, the Company believes that any damages resulting from these products liability lawsuits and claims will not have a material adverse effect on the Company's consolidated results of operations or financial condition. The Company anticipates that the cost to resolve a substantial portion of these lawsuits and claims will ultimately be determined during the Debtor Company's Chapter 11 Proceeding (see Note 4 below).

NOTE 4--PROCEEDING UNDER CHAPTER 11

 Filing for Chapter 11 Protection

   On May 15, 1995, the Debtor Company voluntarily filed for protection under Chapter 11 of the Bankruptcy Code. The Debtor Company consists of a majority of the Company's U.S. operations and certain international branches. The Debtor Company's Chapter 11 Proceeding does not include any subsidiaries of the Debtor Company. This action was taken because (a) the Debtor Company was not satisfied with the rate of progress toward resolving breast implant litigation outside of the Settlement Agreement, (b) the Debtor Company was not satisfied with the rate of progress toward achieving commitments from certain of the Company's insurers relative to insurance recovery, and (c) the Debtor Company was concerned by the uncertainty associated with the conclusions of the Court relative to the Settlement Agreement (see Note 3 above for further discussion).

   The Debtor Company is operating as a debtor-in-possession under the supervision of the Bankruptcy Court. As a debtor-in-possession, the Debtor Company is authorized to operate its business but may not engage

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

in transactions outside the ordinary course of its business without the approval of the Bankruptcy Court. Under the Bankruptcy Code, any creditor actions to obtain possession of property from the Debtor Company are stayed by the Chapter 11 Proceeding. As a result, the creditors of the Debtor Company are precluded from collecting pre-petition debts without the approval of the Bankruptcy Court. Certain pre-petition liabilities, including wages and benefits of employees and obligations to certain international vendors, have been paid after obtaining the approval of the Bankruptcy Court. Also, in 1996, the Bankruptcy Court granted the Debtor Company's motion to allow for the offset of certain receivables and payables between the Debtor Company and its subsidiaries existing as of May 15, 1995.

   Subject to certain exceptions under the Bankruptcy Code, the Debtor Company's Chapter 11 filing automatically stayed the continuation of any judicial or administrative proceedings against the Debtor Company. The Debtor Company filed notices to remove certain lawsuits filed by plaintiffs from state courts to federal courts. The Debtor Company also filed transfer motions seeking to transfer certain lawsuits filed by plaintiffs from various federal courts to the federal district court having jurisdiction over the Debtor Company's Chapter 11 Proceeding (the U.S. District Court for the Eastern District of Michigan, the "U.S. District Court in Michigan"). The purpose of these transfer motions was to lay a foundation for the eventual consolidation of these lawsuits in connection with a threshold "common issues" trial on the core issue, among others, of whether silicone gel implants cause the diseases claimed by those who filed such lawsuits.

   In September, 1995, the U.S. District Court in Michigan granted the Debtor Company's transfer motion to transfer certain lawsuits filed by plaintiffs to the U.S. District Court in Michigan. This court also indicated that if trials ultimately proceed, they should be conducted in either the U.S. District Court in Michigan or the U.S. district court for the district in which the claim underlying the lawsuit arose. In the interim, the U.S. District Court for the Northern District of Alabama has been assigned jurisdiction over these cases for pretrial purposes. The U.S. District Court in Michigan also suggested that a "common issues" trial could proceed, if needed, in connection with the Bankruptcy Court's estimation of products liability claims against the Debtor Company during the Debtor Company's Chapter 11 Proceeding.

   The U.S. Trustee appointed a "Committee of Unsecured Creditors," a "Committee of Tort Claimants" and an "Official Physicians' Committee" (collectively, the "Creditor Committees") in the Chapter 11 Proceeding. In accordance with the provisions of the Bankruptcy Code, the Creditor Committees have been appointed to represent the diversity of interests of the entire constituency that each committee is designated to serve, and the Creditor Committees have the right to be heard with respect to transactions outside the ordinary course of business and other matters arising in the Chapter 11 Proceeding.

 Bar Date and Creditors' Claims

   In June, 1996, the Bankruptcy Court established bar dates, deadlines for creditors to file claims against the Debtor Company, of January 15, 1997, for all claims against the Debtor Company arising out of the United States and its territories, and of February 14, 1997, for all claims against the Debtor Company arising out of non-U.S. jurisdictions. Creditors who are required to file claims but fail to meet the bar dates generally were prohibited from voting upon the Joint Plan of Reorganization (as defined below) and may be prohibited from receiving distributions under any plan of reorganization.

   As of July 30, 1999, approximately 905,000 proofs of claim have been filed by creditors of the Debtor Company with the Bankruptcy Court. Of these proofs of claim, approximately 644,000 are Implant Primary Claims (claims by implant recipients), approximately 207,000 are Implant Supplemental Claims (claims by persons related to implant recipients) and approximately 54,000 are General Claims (claims by lenders, holders

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

of public debt securities, vendors and other miscellaneous parties, including claims for contribution and indemnity). Because the cataloging of filed proofs of claim is ongoing, the ultimate number of claims is not precisely determinable at this time.

   The Bankruptcy Court and the Debtor Company continue to assess the validity and accuracy of the information contained in or submitted with the filed proofs of claim. In addition, the Debtor Company believes that a significant number of the filed proofs of claim are duplicative. As of July 30, 1999, the Bankruptcy Court had disallowed approximately 138,000 of these duplicate claims. The process of identifying possible duplicate claims is ongoing. The Debtor Company anticipates that all duplicate claims will ultimately be disallowed. In addition, a number of these proofs of claim were received subsequent to the bar date and may be disallowed on that basis. Other than as described above, there has been no determination of allowability of the filed proofs of claim by either the Bankruptcy Court or the Debtor Company.

   In addition to the proofs of claim filed by creditors of the Debtor Company with the Bankruptcy Court as described above, Dow Chemical has, pursuant to certain rules promulgated under the U.S. Bankruptcy Code, filed a proof of claim against the Debtor Company with the Bankruptcy Court on behalf of claimants who had not previously filed their own individual proofs of claim against the Debtor Company with the Bankruptcy Court. The purpose of this filing by Dow Chemical was to ensure that all breast implant claims against the Debtor Company's shareholders are resolved consistently and contemporaneously with claims against the Debtor Company through the Chapter 11 Proceeding.

   In April 1997, the Debtor Company filed (a) an omnibus objection with the Bankruptcy Court challenging all claims alleging that silicone breast implants caused disease, and (b) a motion for summary judgment requesting that the Bankruptcy Court dismiss all such claims on the basis that there is no scientifically valid evidence sufficient to support such claims. Also in April 1997, the Debtor Company filed a motion with the Chief Judge of the U.S. Court of Appeals for the Sixth Circuit requesting that, to the extent that a U.S. District Judge is required to decide the Debtor Company's motion for summary judgment or to decide issues related to disease claims which might survive the motion for summary judgment, such issues be referred to U.S. District Judge Sam
C. Pointer, Jr. (of the U.S. District Court for the Northern District of Alabama) due to his experience as the federal multi-district litigation judge for breast implant litigation. As a result, the Chief Justice of the United States granted his approval of this request in June, 1997. Judge Pointer has been temporarily assigned to the U.S. District Court in Michigan to preside over any proceedings regarding claims arising from implanted medical devices, including breast implant claims, against the Debtor Company and its shareholders.

   In December, 1997, the Bankruptcy Court recommended that, although it has the authority to decide the issues presented in the Debtor Company's omnibus objection and motion for summary judgment described above, the U.S. District Court in Michigan should take responsibility for ruling on such matters. The U.S. District Court in Michigan has indicated that it will take such responsibility with the participation of Judge Pointer. In addition, the U.S. District Court in Michigan indicated that the report issued on November 30, 1998, by Judge Pointer's National Science Panel, established in the U.S. District Court for the Northern District of Alabama under the U.S. Federal Rules of Civil Procedure, may be used in connection with resolving the issue of whether silicone gel implants cause the diseases claimed by those who assert such claims. The report concluded that the weight of scientific evidence does not indicate a link between silicone breast implants and systemic diseases, such as connective tissue diseases, related signs and symptoms and immune system dysfunction.

   In August, 1997, the Committee of Tort Claimants filed a motion with the Bankruptcy Court requesting that issues regarding estimation or liquidation of products liability claims in the Debtor Company's Chapter 11

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

Proceeding, including issues relating to confirmation of a plan of reorganization, be removed from the Bankruptcy Court to the U.S. District Court in Michigan. This motion will be adjudicated by the U.S. District Court in Michigan. In September, 1997, the U.S. District Court in Michigan conducted a hearing on this motion, but no decision has yet been rendered.

 Exclusivity Periods and Related Matters

   Under applicable provisions of the Bankruptcy Code, a debtor in Chapter 11 has certain periods of exclusivity during which it has the exclusive right to file and seek acceptances of its reorganization plan. After the expiration of such periods, as may be extended from time to time, any creditor or shareholder has the right to file a plan of reorganization with the Bankruptcy Court.

   The Debtor Company had the exclusive right to file a plan of reorganization for 120 days after its Chapter 11 filing (the "Plan Exclusivity Period"). During the course of the Chapter 11 Proceeding, the Bankruptcy Court has extended the Plan Exclusivity Period from time to time. The Plan Exclusivity Period has continued due to the Debtor Company's filing of the Initial Plan, the First Amended Plan, the Second Amended Plan, and the Joint Plan of Reorganization (as defined and discussed below), and the terms of relevant Bankruptcy Court orders. In May, 1996, the Bankruptcy Court extended the Debtor Company's exclusive statutory 60-day period for soliciting acceptances of its plan of reorganization (the "Solicitation Exclusivity Period") for an indefinite period, subject to further order of the Bankruptcy Court. The Plan Exclusivity Period and the Solicitation Exclusivity Period shall be referred to collectively as the "Exclusivity Periods."

 Plans of Reorganization and Disclosure Statements

   In December, 1996, the Debtor Company filed its initial plan of reorganization (the "Initial Plan") and related initial disclosure statement with the Bankruptcy Court. Under the Initial Plan, the Debtor Company would have committed up to $3.0 billion to satisfy the claims of its creditors. In August, 1997, the Initial Plan was superseded by the Debtor Company's filing of its first amended plan of reorganization (the "First Amended Plan") and a related first amended disclosure statement (the "First Amended Disclosure Statement"). Under the First Amended Plan, the Debtor Company would have committed up to $3.7 billion to satisfy the claims of its creditors. In November, 1997, the Bankruptcy Court indicated that the Debtor Company's First Amended Disclosure Statement would not be approved and expressed concerns about certain provisions of the First Amended Plan. In February, 1998, the Debtor Company filed its second amended plan of reorganization (the "Second Amended Plan") and related second amended disclosure statement (the "Second Amended Disclosure Statement"). Under the Second Amended Plan, the Debtor Company would have committed up to $4.4 billion to satisfy the claims of its creditors, including $3.0 billion to resolve products liability claims through several settlement options or through litigation. On November 9, 1998, the Second Amended Plan was superseded by the Debtor Company's filing of a third amended plan of reorganization, which was subsequently amended in 1999 (the "Joint Plan of Reorganization") and related third amended disclosure statement, which was subsequently amended in 1999 (the "Joint Disclosure Statement"). The Joint Plan of Reorganization and the Joint Disclosure Statement are discussed below.

   In an effort to encourage resolution of key issues between the Debtor Company and the Creditor Committees, the Bankruptcy Court had appointed a mediator in November, 1997. On July 2, 1998, following unsuccessful attempts by the Debtor Company and the Committee of Tort Claimants to reach an agreement regarding the resolution of products liability claims, the mediator presented the Debtor Company, the Committee of Tort Claimants, Dow Chemical, and Corning with a proposal to settle such claims (the "Mediator's Proposal"). On July 7, 1998, all four parties advised the Bankruptcy Court that they would accept

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

the Mediator's Proposal. The Mediator's Proposal did not address issues between the Debtor Company and other parties to the Chapter 11 Proceeding, including the Committee of Unsecured Creditors and the Official Physicians' Committee.

   Subsequently, the mediator assisted the Debtor Company, the Committee of Tort Claimants, Dow Chemical, and Corning in the conversion of the Mediator's Proposal into a plan of reorganization, related disclosure statement, and other necessary supporting documents. As a result of this process, on November 9, 1998, the Debtor Company, along with the Committee of Tort Claimants, filed the Joint Plan of Reorganization and the Joint Disclosure Statement with the Bankruptcy Court.

   The Joint Plan of Reorganization would provide breast implant claimants with a range of settlement options essentially replicating the options provided by the Revised Settlement Agreement (see Note 3 above). Under certain circumstances, breast implant claimants would be able to qualify for more than one settlement option. Payments similar to the amounts provided for in the Revised Settlement Agreement (the "Base Payments") would be made to most settling breast implant claimants. Under certain circumstances, breast implant claimants might qualify for payments in excess of the Base Payments (the "Premium Payments"), if funds are available. The Joint Plan of Reorganization would also provide a mechanism for the resolution of products liability claims other than breast implant claims.

   The Joint Plan of Reorganization would provide up to $4.5 billion to satisfy claims of the Debtor Company's creditors. Specifically, under the Joint Plan of Reorganization, the Debtor Company would commit up to $3.172 billion to resolve products liability claims through several settlement options or through litigation. Products liability claims to be resolved by settlement would be administered by a settlement facility (the "Settlement Facility"), and product liability claims to be resolve by litigation would be administered by a litigation facility (the "Litigation Facility"). Payments made by the Debtor Company would be placed in a trust and withdrawn by the Settlement Facility to pay eligible settling claimants and to cover the Settlement Facility's operating expenses. Amounts would also be withdrawn from the trust as necessary to fund the resolution of claims via the Litigation Facility. In addition, the Joint Plan of Reorganization would provide $1.3 billion to satisfy commercial claims which would be paid in full, including interest accrued at a rate of 6.28%, compounded annually. The Joint Plan of Reorganization would provide that ten-year senior notes of the Debtor Company would be issued to satisfy approximately 75% of the amount of allowed unsecured commercial creditor claims; the remaining amount of allowed unsecured commercial creditor claims would be satisfied by cash payments.

   Under the Joint Plan of Reorganization, the Settlement Facility would allow breast implant claimants who choose to settle their claims against the Debtor Company and who meet certain documentation and eligibility criteria to combine up to three settlement options, which would result in Base Payments ranging from $2,000.00 to more than $250,000.00. The settlement options available under the Joint Plan of Reorganization are: (a) an expedited payment option, available for three years after the effective date of the Joint Plan of Reorganization, which would pay $2,000.00 to qualifying breast implant claimants who want to settle their claims immediately and do not intend to file a disease claim (the "Expedited Release Payment Option"), (b) a rupture settlement option which would pay $20,000.00 to qualifying breast implant claimants who have undergone or will have undergone surgery no later than two years after the effective date of the Joint Plan of Reorganization to remove a ruptured breast implant manufactured by the Debtor Company (the "Rupture Payment Option"), (c) an explantation payment option which would pay $5,000.00 for removal (on or after December 31, 1990, but no later than ten years after the effective date of the Joint Plan of Reorganization) of breast implants manufactured by the Debtor Company (the "Explantation Payment Option"), and (d) a disease payment option which would pay between $10,000.00 and $250,000.00 to breast implant claimants who file a

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

claim within 15 years of the effective date of the Joint Plan of Reorganization if they have or have had certain specified symptoms or medical conditions which are adequately documented and evaluated (the "Disease Payment Option").

   Claimants qualifying for either the Expedited Release Payment Option or the Disease Payment Option may, under certain circumstances, also qualify for the Rupture Payment Option and the Explantation Payment Option. In addition, claimants qualifying for the Disease Payment Option may be eligible for a Premium Payment of up to 20% of the Disease Payment Option amounts specified above if sufficient funds are ultimately available. Claimants qualifying for the Rupture Payment Option may be eligible for a Premium Payment of $5,000.00 if sufficient funds are ultimately available.

   The Joint Plan of Reorganization also would provide that claimants who are eligible for payments under the Disease Payment Option may qualify for additional compensation if their medical condition changes. For certain claimants, amounts otherwise payable under the Disease Payment Option would be reduced by one-half for breast implant claimants who have had breast implants manufactured by the Debtor Company and also have had breast implants produced by another manufacturer. Settlement amounts payable to breast implant claimants who have had breast implants produced by another manufacturer using raw materials supplied by the Debtor Company would be determined after review and evaluation and paid from a fixed fund; payments could amount to a maximum of 40% of amounts payable under the Expedited Release Payment Option or the Disease Payment Option.

   Settlement payments to non-U.S. breast implant claimants under the Joint Plan of Reorganization would be equal to either 35% or 60% of similar payments made to U.S. breast implant claimants, depending on the country of residence of the non-U.S. breast implant claimant receiving settlement payments. These reduced amounts are designed to account for differing local economic and legal system factors. Furthermore, the Joint Plan of Reorganization incorporates the terms and conditions of three Canadian class action settlements in the provinces of Ontario, Quebec, and British Columbia, Canada and a settlement of Australia breast implant litigation (see Note 3 for further discussion). In addition, in response to concerns raised by representatives of claimants in several foreign countries regarding difficulties in obtaining the necessary documentation to demonstrate product identification to the Settlement Facility, modifications were made to the Joint Plan of Reorganization to, among other things, provide additional settlement options with relaxed product identification requirements and reduced payment amounts.

   Under the Joint Plan of Reorganization, non-breast implant products liability claimants who choose to settle their claims through the Settlement Facility mechanism would be able to choose (a) the Expedited Release Payment Option under which such claimants would be paid $600.00, or (b) the Disease Payment Option under which such claimants would receive settlement payments of between $2,500.00 and $7,500.00 depending on the type of product used and the severity of particular claimants' injuries.

   If the Joint Plan of Reorganization is approved and confirmed, qualified claims will be processed under the supervision of an independent claims administrator using the claims processing facility established under the Revised Settlement Agreement.

   Under the Joint Plan of Reorganization, products liability claimants choosing to litigate their claims would be required to pursue their claims through litigation against the Litigation Facility, including a mandated pre-trial mediation program. As contemplated by the Debtor Company, this process would also include certain common issues procedures (the "Common Issues Procedures") to resolve, among other things, the core issue of whether silicone implants cause certain diseases as alleged by products liability claimants (see
Note 3 for

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

further discussion). The U.S. District Court in Michigan would ultimately determine whether the Common Issues Procedures will be implemented. The result of implementing the Common Issues Procedures would not affect those claimants who choose to resolve their claims through the Settlement Facility.

   If use of the Common Issues Procedures would result in a conclusion that silicone implants do not cause disease, some or all disease claims against the Litigation Facility would be disallowed and some or all products liability claimants choosing to resolve their disease claims by litigation may not receive any distribution from the Litigation Facility. If use of the Common Issues Procedures would result in a conclusion that silicone implants do cause disease, individual claims that remain against the Litigation Facility would be resolved through further litigation or settlement. In any event, non-disease claims (for example, those claims related to mechanical failure and/or local complications) could continue to proceed against the Litigation Facility. The Joint Plan of Reorganization also contemplates that other common issue procedures may be requested by the Litigation Facility, including trials to determine, for example, the application of bulk-supplier defenses to raw material claims and other issues. Claimants who choose to pursue their claim against the Debtor Company through the Litigation Facility would forgo any right to receive benefits under the various settlement options provided through the Settlement Facility.

   The Debtor Company would fund the Settlement Facility and the Litigation Facility (collectively, the "Facilities") pursuant to a funding payment agreement (the "Funding Payment Agreement"). The Debtor Company would fund the Facilities over a 16-year period. The Debtor Company anticipates that it would be able to meet its payment obligations to the Facilities utilizing cash flow from operations, insurance proceeds, cash on hand and/or prospective borrowings. Under certain circumstances, the Debtor Company would also have access to a ten-year unsecured revolving credit commitment, established by Dow Chemical and Corning, to assist in the timely funding of the Facilities. During the first five years of this revolving credit commitment, the maximum aggregate amount available to the Debtor Company would be $300.0. Beginning in the sixth year following the effective date of the Joint Plan of Reorganization, the maximum aggregate amount available to the Debtor Company would decrease by $50.0 per year.

   Pursuant to the Funding Payment Agreement, funds will be paid by the reorganized Debtor Company (a) to the Settlement Facility with respect to products liability claims, as such claims are processed and allowed by the Settlement Facility, and (b) via the Settlement Facility with respect to products liability claims allowed through the Litigation Facility, as such claims are resolved. The amounts of funds to be paid by the reorganized Debtor Company to the Settlement Facility and the Litigation Facility, respectively, are subject to annual and aggregate funding limits provided in the Funding Payment Agreement.

   The initial payment under the Funding Payment Agreement, to be made when the Joint Plan of Reorganization becomes effective, would equal $985.0 plus any amounts earned after April 30, 1999, on $905.0 of the initial payment amount. During the five years after the effective date of the Joint Plan of Reorganization, the maximum annual amounts to be paid by the Debtor Company under the Funding Payment Agreement are $47.0 in the first year, $103.0 in the second year, $374.0 in the third year, $204.0 in the fourth year and $205.0 in the fifth year. Thereafter, the maximum aggregate amount to be paid by the Debtor Company would be $1,254.0 during the ensuing eleven year period. The timing of the actual amounts payable by the Debtor Company under the Funding Payment Agreement. would be affected by the rate at which claims are resolved by the Facilities and the rate at which insurance proceeds are received by the Debtor Company from its insurers (See Note 3 for additional information relating to insurance matters).

   The Joint Plan of Reorganization provides that punitive damage claims will not be allowed.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

   Under the Joint Plan of Reorganization, products liability claims relating to long-term contraceptive implants would be channeled to the Litigation Facility for administrative purposes and would be resolved as to the Debtor Company by indemnification from and/or litigation against the ultimate manufacturers of these implants.

 Releases of Debtor Company and Other Parties

   If the Joint Plan of Reorganization is confirmed, personal injury claims, and certain related claims, would be transferred to the Settlement Facility and the Litigation Facility for handling and payment. In addition, all claims subject to the jurisdiction of the Bankruptcy Court against (a) the Debtor Company, its subsidiaries and affiliates, (b) Dow Chemical, Corning and their respective subsidiaries and affiliates, (c) certain of the Debtor Company's insurers who have settled coverage issues with the Debtor Company relating to products liability claims and (d) all of the officers, directors, employees and representatives of these parties would (as to the Debtor Company) be discharged and (as to all other parties) be released, and any prosecution or enforcement of those claims would be permanently barred.

   With respect to products liability claimants choosing to resolve their claims via the Settlement Facility mechanism, all such claims subject to the jurisdiction of the Bankruptcy Court relating to products of the Debtor Company against such claimants' physicians and other health care providers associated with such claims who agree to settle their claims against the Debtor Company ("Settling Health Care Providers") would (with the exception of certain defined medical malpractice claims) also be released, and any prosecution or enforcement of those claims would be permanently barred.

   With respect to products liability claimants choosing to resolve their claims via the Litigation Facility mechanism, all such allowed claims subject to the jurisdiction of the Bankruptcy Court relating to products of the Debtor Company against those Settling Physicians and Health Care Providers who have had the claims against them transferred to the Debtor Company's bankruptcy proceedings as claims "related to" such proceedings would have such claims resolved in tandem with the related claim against the Litigation Facility. To the extent that funds would be available for this purpose at the time of claim allowance, the claims for which the Litigation Facility and the Settling Physician or Health Care Provider would be jointly liable would be paid by the Litigation Facility. If, due to funding deficiencies at the time of claim allowance, the Settling Physician or Health Care Provider would make payment of the allowed personal injury claim for which the Litigation Facility would be jointly liable, the Settling Physician or Health Care Provider paying the claim would have a reimbursement claim against the Litigation Facility. The reimbursement claim would be paid by the Litigation Facility to the Settling Physician or Health Care Provider when funds subsequently became available.

 Proposed Insurance Allocation Agreement Between Debtor Company and Dow
 Chemical

   A number of the Company's products liability insurance policies name the Company and Dow Chemical as co-insureds (the "Shared Insurance Assets"). A portion of the Shared Insurance Assets may, under certain conditions, become payable by the Debtor Company to Dow Chemical under an insurance allocation agreement between the Debtor Company and Dow Chemical (the "Insurance Allocation Agreement"). Under the Insurance Allocation Agreement, twenty-five percent of certain of the Shared Insurance Assets would be paid by the Debtor Company to Dow Chemical subsequent to confirmation of the Joint Plan of Reorganization. However, the amount of Shared Insurance Assets which would be payable to Dow Chemical by the Debtor Company under the Insurance Allocation Agreement would not exceed approximately $320.0. In addition, a portion of any such amounts paid to Dow Chemical, to the extent not used by Dow Chemical to pay certain products liability claims, would be paid over to the Debtor Company after the expiration of a 17.5-year period

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

commencing on the effective date of the Joint Plan of Reorganization. Implementation of the Insurance Allocation Agreement is dependent on approval of the Joint Plan of Reorganization in substantially its current form by the Bankruptcy Court (See Note 3 for additional information regarding related charges reflected in the Company's 1998 results).

 Confirmation Procedure

   Confirmation of a plan of reorganization requires, among other things, acceptance of the plan by the affirmative vote (in excess of 50% of the number and in excess of 66 2/3% of the dollar amount of the claims) of the creditors who vote in each class of creditors having claims that are impaired by the plan of reorganization. On February 4, 1999, the Bankruptcy Court issued an order
(a) approving the adequacy of the Joint Disclosure Statement, (b) permitting the distribution of the Joint Plan of Reorganization and Joint Disclosure Statement to the Debtor Company's creditors for their consideration, and (c) establishing a preliminary timeline for the remaining approval and confirmation process.

   Subsequently, on March 15, 1999, the Debtor Company distributed the Joint Plan of Reorganization and Joint Disclosure Statement to the Debtor Company's creditors and solicited acceptances of the Joint Plan of Reorganization from its creditors from March 15, 1999, through May 14, 1999. As a result of this process and subsequent negotiations with certain classes of creditors, all classes of claimants represented by the Committee of Tort Claimants (with the exception of the holders of claims related to long-term contraceptive implants), and the class of claimants represented by the Official Physicians' Committee, have provided the requisite acceptance of the terms of the Joint Plan of Reorganization. In addition, the class of claimants represented by the Committee of Unsecured Creditors and the class of claimants comprised of various governmental entities, including the United States (the "U.S. Government") have not provided the requisite acceptance of the terms of the Joint Plan of Reorganization. See further discussion below under "Uncertainties regarding implementation of the Joint Plan of Reorganization.".

   On June 28, 1999, the Bankruptcy Court commenced a hearing regarding confirmation of the Joint Plan of Reorganization (the "Confirmation Hearing"). During the Confirmation Hearing, the Debtor Company and the Committee of Tort Claimants presented testimony and other evidence in support of confirmation of the Joint Plan of Reorganization. In addition, opponents of the confirmation of the Joint Plan of Reorganization presented testimony and other evidence in opposition to confirmation of the Joint Plan of Reorganization. Specifically, the principal concerns of these opponents include (a) the proposed treatment of non-U.S. products liability claimants under the Joint Plan of Reorganization,
(b) the appropriate interest rate to be applied for the period from May 15, 1995, through the effective date of the Joint Plan of Reorganization on allowed claims held by creditors represented by the Committee of Unsecured Creditors,
(c) whether the proposed discharge of any potential personal injury and related claims against the shareholders of the Debtor Company is appropriate under the Bankruptcy Code and other relevant law, and (d) the adequacy and propriety of the aggregate funding limit applicable to the Litigation Facility. The Confirmation Hearing concluded on July 30, 1999. The Debtor Company is uncertain as to when the Bankruptcy Court will issue a ruling regarding confirmation of the Joint Plan of Reorganization.

   Following motions by the Committee of Unsecured Creditors, the Debtor Company, and the Committee of Tort Claimants, and Bankruptcy Court hearings on such motions, the Bankruptcy Court issued a ruling on July 14, 1999, indicating that the appropriate interest rate to be applied for the period from May 15, 1995, through the effective date of the Joint Plan of Reorganization on allowed claims held by creditors represented by the Committee of Unsecured Creditors is 6.28%, the United States federal judgment rate that was in effect on May 15, 1995 as specified in the Joint Plan of Reorganization.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


   The Debtor Company continues to participate in discussions with the U.S. Government, the Committee of Unsecured Creditors, and the Official Physicians' Committee regarding the terms of the Joint Plan of Reorganization. Absent the requisite approvals referenced above, the Bankruptcy Court may confirm the Joint Plan of Reorganization, or a competing plan of reorganization, under the "cramdown" provisions of the Bankruptcy Code, assuming certain tests are met. On May 28, 1999, the Debtor Company filed a motion with the Bankruptcy Court requesting confirmation of the Joint Plan of Reorganization despite the absence of approval of the Joint Plan of Reorganization by all classes of creditors. The Bankruptcy Court has not ruled on this motion.

 Uncertainties regarding implementation of Joint Plan of Reorganization

   Even though management believes that the Joint Plan of Reorganization will ultimately be implemented, uncertainties regarding such implementation continue to exist including (a) confirmation of the Joint Plan of Reorganization by the Bankruptcy Court, and (b) the favorable resolution of appeals, if any, of the Bankruptcy Court's ultimate confirmation order. As discussed above, various creditors and creditor representatives, including the Committee of Unsecured Creditors and the Official Physicians' Committee, assert that the Bankruptcy Court should not confirm the Joint Plan of Reorganization. Specifically, they contend (among other things) that (a) the classes into which the Debtor Company's claimants are grouped for voting and other purposes under the Joint Plan of Reorganization are inappropriate, (b) the differing treatment of domestic and foreign products liability claimants is unfair, (c) the release of claims against Dow Chemical and Corning, the Debtor Company's subsidiaries and other parties is impermissible, (d) the provisions of the Joint Plan of Reorganization for the amount of interest to be paid to unsecured creditors and the manner of payment to unsecured creditors are improper or inadequate, and
(e) the treatment of implant related claims arising from implants other than breast implants are unfair or inadequate. These creditors and creditor representatives contend that these issues prevent confirmation of the Joint Plan of Reorganization. In addition, the U.S. Government has objected to confirmation of the Joint Plan of Reorganization, asserting that the Joint Plan of Reorganization does not provide sufficient funding to reimburse the U.S. Government for health care expenses it incurred on behalf of breast implant recipients. Resolution of these issues could ultimately impact whether the Joint Plan of Reorganization will be implemented in substantially its current form.

 Debtor Company Financial Statements

   The condensed financial statements of the Debtor Company are presented as follows:

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


                            DOW CORNING CORPORATION

                     DEBTOR COMPANY CONDENSED BALANCE SHEET
                            (in millions of dollars)

                                                                   December 31,
                                                                       1998
                                                                   ------------
                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $    68.3
  Marketable securities...........................................       78.1
  Accounts and notes receivable, including $400.6 receivable from
   subsidiaries...................................................      554.7
  Anticipated implant insurance receivable........................      163.2
  Inventories.....................................................      186.3
  Other current assets--
    Deferred income taxes.........................................      188.6
    Other.........................................................        2.6
                                                                    ---------
      Total current assets........................................    1,241.8
                                                                    ---------
INVESTMENTS:
  Equity in unconsolidated subsidiaries...........................      662.1
                                                                    ---------
PROPERTY, PLANT AND EQUIPMENT:                                        1,796.1
  Less--Accumulated depreciation..................................   (1,192.4)
                                                                    ---------
                                                                        603.7
                                                                    ---------
OTHER ASSETS:
  Marketable securities...........................................      109.1
  Anticipated implant insurance receivable........................      729.1
  Restricted insurance proceeds...................................      627.4
  Implant deposit.................................................      275.0
  Environmental trusts............................................       23.4
  Deferred income taxes...........................................      696.2
  Receivable from subsidiaries....................................      420.0
  Other assets....................................................      215.9
                                                                    ---------
                                                                      3,096.1
                                                                    ---------
TOTAL ASSETS......................................................  $ 5,603.7
                                                                    =========

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


                            DOW CORNING CORPORATION

                     DEBTOR COMPANY CONDENSED BALANCE SHEET
                   (in millions of dollars except share data)

                                                                   December 31,
                                                                       1998
                                                                   ------------
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................   $   30.3
  Payable to subsidiaries.........................................       95.0
  Accrued interest................................................      201.7
  Other current liabilities.......................................      178.9
                                                                     --------
    Total current liabilities.....................................      505.9
                                                                     --------
OTHER LIABILITIES.................................................       14.1
                                                                     --------
LIABILITIES SUBJECT TO COMPROMISE:
  Trade accounts payable..........................................       67.3
  Payable to subsidiaries.........................................       37.8
  Accrued employee benefits.......................................      266.9
  Accrued taxes...................................................        3.5
  Implant reserve.................................................    3,229.0
  Notes payable...................................................      375.0
  Long-term debt..................................................      270.0
  Co-insurance payable............................................      320.0
  Other...........................................................       77.9
                                                                     --------
    Total liabilities subject to compromise.......................    4,647.4
                                                                     --------
STOCKHOLDERS' EQUITY:
  Common stock, $5 par value--2,500,000 shares authorized and out-
   standing.......................................................       12.5
  Retained earnings...............................................      431.2
  Cumulative translation adjustment...............................       20.7
  Other equity adjustment.........................................      (28.1)
                                                                     --------
    Stockholders' equity..........................................      436.3
                                                                     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................   $5,603.7
                                                                     ========

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


                            DOW CORNING CORPORATION

                     DEBTOR COMPANY CONDENSED STATEMENT OF
                        OPERATIONS AND RETAINED EARNINGS
                            (in millions of dollars)

                                                                   Year ended
                                                                December 31, 1998
                                                                -----------------
NET SALES (includes $686.0 of sales to subsidiaries)..............  $1,707.6
OPERATING COSTS AND EXPENSES:
  Manufacturing cost of sales..................................      1,200.6
  Marketing and administrative expenses........................        258.1
  Implant costs................................................      1,070.8
                                                                    --------
                                                                     2,529.5
                                                                    --------
OPERATING INCOME (LOSS)........................................       (821.9)
OTHER INCOME (EXPENSE):
  Interest income..............................................         64.6
  Interest expense.............................................       (202.0)
  Other, net...................................................        (31.1)
                                                                    --------
INCOME (LOSS) BEFORE REORGANIZATION
COSTS AND INCOME TAXES                                                (990.4)
Reorganization costs...........................................         33.1
                                                                    --------
INCOME (LOSS) BEFORE INCOME TAXES..............................      1,023.5)
Income tax benefit (provision).................................       (366.4)
                                                                    --------
NET INCOME (LOSS)..............................................     $ (657.1)
                                                                    ========
Earnings of unconsolidated subsidiaries and related elimina-
 tions.........................................................         62.1
Retained earnings at beginning of year.........................      1,026.2
                                                                    --------
Retained earnings at end of year...............................     $  431.2
                                                                    ========

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)



                            DOW CORNING CORPORATION

                DEBTOR COMPANY CONDENSED STATEMENT OF CASH FLOWS
                            (in millions of dollars)

                                                                 Year ended
                                                              December 31, 1998
                                                              -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................................     $ (657.1)
  Adjustments to reconcile net income to net cash provided by
     operating activities--Depreciation and amortization.....         99.2
    Deferred income taxes....................................       (448.3)
    Reorganization costs.....................................         33.1
    Other....................................................        (20.3)
  Implant payments...........................................        (13.5)
  Implant insurance reimbursement............................         98.4
  Implant liability..........................................        797.1
  Co-insurance payable.......................................        320.0
  Restricted insurance proceeds..............................        (89.4)
  Changes in assets and liabilities--
    Accounts and notes receivable............................        (91.2)
    Inventories..............................................        (42.2)
    Accounts payable.........................................        (11.1)
    Accrued taxes............................................         26.0
    Accrued interest.........................................        201.7
    Receivables from subsidiaries............................        (89.9)
    Other....................................................         16.9
                                                                  --------
    Cash provided by operating activities....................        129.4
                                                                  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.......................................       (135.0)
  Proceeds from sales of marketable securities...............      1,130.4
  Purchases of marketable securities.........................      1,161.7)
  Dividends from subsidiaries................................         51.5
  Other......................................................         39.6
                                                                  --------
    Cash used for investing activities.......................        (75.2)
                                                                  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in other short-term borrowings..................         (7.9)
                                                                  --------
    Cash used for financing activities.......................         (7.9)
                                                                  --------
CASH FLOWS USED FOR REORGANIZATION COSTS.....................        (33.1)
                                                                  --------
CHANGES IN CASH AND CASH EQUIVALENTS:
  Net increase in cash and cash equivalents..................         13.2
  Cash and cash equivalents at beginning of year.............         55.1
                                                                  --------
  Cash and cash equivalents at end of year...................     $   68.3
                                                                  ========

   The condensed financial statements of the Debtor Company reflect transactions of the Debtor Company and transactions between the Debtor Company and all subsidiaries of the Debtor Company. The condensed

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

statement of operations and retained earnings includes $686.0 of sales to subsidiaries in the caption "NET SALES." These sales are conducted at prices substantially comparable to those which would prevail in open-market transactions between unrelated parties.

   The Debtor Company has incurred and will continue to incur significant costs associated with the Chapter 11 Proceeding. The aggregate amount of these costs, which are being expensed as incurred, may have a material adverse impact on the Company's results of operations in future periods. These costs are recorded under the caption "Reorganization costs" in the condensed statement of operations and retained earnings.

   The condensed statement of operations and retained earnings reflects interest income of $64.6 for the year ended December 31, 1998. The amount of interest income that the Debtor Company has earned as a result of the Chapter 11 Proceeding is immaterial.

   Due to the Debtor Company's status as a debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Debtor Company is in default of its debt agreements. All outstanding debt of the Debtor Company as of May 15, 1995, has been presented under the caption "LIABILITIES SUBJECT TO COMPROMISE" in the condensed balance sheet.

 Interest on Pre-Petition Debt

   While operating in the Chapter 11 Proceeding, the Debtor Company is generally prohibited from paying interest on unsecured pre-petition debts of the Debtor Company. Since May 15, 1995, and continuing through the third quarter of 1998, in conformity with SOP 90-7, the Company had discontinued accruing interest expense related to unsecured pre-petition debts of the Debtor Company. The Debtor Company's results for 1998 reflect a charge of $201.7 ($127.1 after tax) for the amount of interest payable to creditors of the Debtor Company represented by the Committee of Unsecured Creditors pursuant to the Joint Plan of Reorganization. This charge was taken because management has concluded that the payment of interest to such creditors is probable. The amount of the charge for interest payable to these creditors was determined using the United States federal judgment rate of 6.28% that was in effect on May 15, 1995, as specified in the Joint Plan of Reorganization. In accordance with the provisions of Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost," $53.3 ($33.6 after tax), net of related amortization, of this interest was capitalized as part of the historical cost of acquiring certain assets. The actual amount of interest, if any, that will ultimately be paid to commercial creditors is uncertain.

NOTE 5--FOREIGN CURRENCY

   Following is an analysis of the changes in the cumulative translation adjustment:

                                                        1998    1997    1996
                                                       ------  ------  ------
   Balance, beginning of year......................... $(12.4) $ 37.2  $ 67.5
   Translation adjustments, including gains (losses)
    from certain hedges and intercompany balances.....   35.9   (48.6)  (29.2)
   Income tax effect of current year activity.........   (2.8)   (1.0)   (1.1)
                                                       ------  ------  ------
   Balance, end of year............................... $ 20.7  $(12.4) $ 37.2
                                                       ======  ======  ======

   Net foreign currency losses currently recognized in income amounted to $(0.1) in 1998, $(0.1) in 1997, and $(3.9) in 1996. The net foreign currency loss currently recognized in income for 1998 and 1997 includes $0.7 and $1.3, respectively, in net foreign currency gains which are included as part of the income tax provision in the consolidated statement of operations and retained earnings.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

NOTE 6--RESTRICTED ASSETS

 Implant Deposit

   In connection with the Settlement Agreement, the Company has entered into an agreement whereby $275.0 is restricted to use for future breast implant settlement payments. Accordingly, this amount is included in the caption "Implant deposit" in the consolidated balance sheets. This amount is also subject to the provisions of a related escrow agreement which, among other things, appointed an independent escrow agent. The escrowed funds are invested in investment categories approved by the Bankruptcy Court. As of December 31, 1998, the marketable securities included in the caption "Implant deposit" in the consolidated balance sheet primarily consisted of certificates of deposit, fixed rate and floating rate federal agency and corporate notes, and commercial paper.

 Anticipated Implant Insurance Receivable and Restricted Insurance Proceeds

   In addition, as of December 31, 1998, $581.2 of cash proceeds from settlements with insurers (received since the commencement of the Chapter 11 Proceeding) and $46.2 (net of tax) of related investment income is restricted as to its use pursuant to orders of the Bankruptcy Court. Accordingly, as of December 31, 1998, $627.4 is included in the caption "Restricted insurance proceeds" in the consolidated balance sheet. The "Restricted insurance proceeds" are invested in investment categories approved by the Bankruptcy Court. As of December 31, 1998, the marketable securities included in the caption "Restricted insurance proceeds" consisted primarily of state and municipal securities, money market funds, and fixed and floating rate corporate notes.

   A majority of the "Restricted insurance proceeds" and the "Anticipated implant insurance receivable" recorded in the accompanying consolidated balance sheets relate to the Shared Insurance Assets. The Company and/or Dow Chemical will have rights to petition the Bankruptcy Court for distribution of the "Restricted insurance proceeds" primarily for the purpose of making specified indemnity payments or reimbursing specified expense payments under conditions prescribed by the Bankruptcy Court. The Company anticipates that future settlements of policies which name the Company as a co-insured will be subject to the approval of the Bankruptcy Court and restricted in a manner similar to that described above.

   The Company believes that it is probable that it will have access to the Shared Insurance Assets and other insurance proceeds in an amount sufficient to ultimately realize the "Restricted insurance proceeds" and "Anticipated implant insurance receivable" recorded in the consolidated balance sheets.

   At December 31, 1998 and 1997, the aggregate fair market value of the marketable securities included in the caption "Restricted insurance proceeds" approximates carrying value. These amounts are summarized in the accompanying balance sheet as follows (at cost):

                                                     December 31, December 31,
                                                         1998         1997
                                                     ------------ ------------
   Money Market Funds...............................   $  59.8      $  13.9
   Demand Notes, Commercial Paper and Certificates
    of Deposit
     Maturity in a year or less.....................      25.3         17.4
     Maturity greater than one year.................       --           2.0
   State and Municipal Securities
   Maturity in a year or less.......................     177.5        289.7
     Maturity between 1 and 5 years.................     307.4        141.0
   Corporate Obligations
     Maturity in a year or less.....................      38.6         53.2
     Maturity between 1 and 5 years.................      18.8          --
                                                       -------      -------
                                                       $ 627.4      $ 517.2
                                                       =======      =======

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

 Other Assets--Environmental Trusts

   In order to comply with certain environmental regulations, the Company has contributed $23.4, as of December 31, 1998, to fund certain trusts in order to provide a financial assurance for the potential payment of aggregate estimated closure, post-closure, corrective action and potential liability costs associated with the operation of hazardous waste storage facilities at certain plant sites (see Note 3 for further discussion). Accordingly, this amount is included in the caption "Environmental trusts" in the consolidated balance sheet. As of December 31, 1998, these funds were primarily invested in money market funds.

NOTE 7--INVENTORIES

   Following is a summary of inventories by costing method at December 31:

                                                                 1998    1997
                                                                ------- -------
   Raw material, work-in-process and finished goods:
     Valued at LIFO............................................ $ 295.2 $ 221.9
     Valued at FIFO............................................   103.7   104.0
                                                                ------- -------
                                                                $ 398.9 $ 325.9
                                                                ======= =======

   Under the dollar value LIFO method used by the Company, it is impracticable to separate inventory values by classifications. Inventories valued using LIFO at December 31, 1998 and 1997, are stated at approximately $27.6 and $76.0, respectively, less than they would have been if valued at replacement cost.

NOTE 8-- UNRESTRICTED INVESTMENTS

   Excluding investments accounted for on the equity basis, the carrying amounts for unrestricted investments at December 31, 1998 and 1997, were $359.8 and $340.3, respectively. These unrestricted investments consist principally of obligations backed by the U. S. Government or one of its agencies and corporate issue preferred equities; and have been classified as "available for sale" in conformity with SFAS 115. Fair values are determined based on quoted market prices or, if quoted market prices are not available, on market prices of comparable instruments. For purposes of computing realized gain or loss on the disposition of unrestricted investments, the specific identification method is used. Unrestricted investments are included in the captions "Marketable securities" in the current and noncurrent section of the consolidated balance sheet.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


   As of December 31, 1998, the amortized cost, gross unrealized gains, gross unrealized losses, and market value of the unrestricted investments consisted of the following:

                                                      Gross      Gross
                                          Amortized Unrealized Unrealized Market
                                            Cost      Gains     (Losses)  Value
                                          --------- ---------- ---------- ------
   DEBT SECURITIES:
   U.S. Government Obligations...........  $  2.0     $  --      $  --    $  2.0
   U.S. Government Agency Obligations....    98.3       0.4       (0.1)     98.6
   Mortgage Backed Securities............     2.6       --                   2.6
   Corporate Bonds.......................   232.1       0.2       (0.3)    232.0
   Certificates of Deposit...............    13.0       --         --       13.0
   Commercial Paper......................     5.4       --         --        5.4
                                           ------     -----      -----    ------
   TOTAL DEBT SECURITIES.................   353.4       0.6       (0.4)    353.6
                                           ------     -----      -----    ------
   EQUITY SECURITIES:
   United States.........................     2.2       --        (0.6)      1.6
   Foreign...............................     4.7       0.2       (0.3)      4.6
                                           ------     -----      -----    ------
   TOTAL EQUITY SECURITIES...............     6.9       0.2       (0.9)      6.2
                                           ------     -----      -----    ------
   TOTAL MARKETABLE SECURITIES...........  $360.3     $ 0.8      $(1.3)   $359.8
                                           ======     =====      =====    ======

   As of December 31, 1998, the contractual maturities of the debt securities included in unrestricted investments consisted of the following:

   Mature in one year or less.......................................... $  90.5
   Mature after one year through five years............................   263.1
                                                                        -------
     Total debt securities............................................. $ 353.6
                                                                        =======

   At December 31, 1997, the aggregate fair value of these unrestricted investments approximated carrying value, and there were no material unrealized gains or losses. There were no material realized gain or losses for the year ended December 31, 1997.

NOTE 9--NOTES PAYABLE AND CREDIT FACILITIES

   Notes payable at December 31, consisted of the following:

                                                                   1998   1997
                                                                  ------ ------
   CURRENT LIABILITIES:
     Other bank borrowings....................................... $ 14.0 $ 14.8
                                                                  ====== ======
   LIABILITIES SUBJECT TO COMPROMISE:
     Revolving credit agreement.................................. $375.0 $375.0
                                                                  ====== ======

   During 1993, the Debtor Company entered into a revolving credit agreement with 16 domestic and foreign banks which provided for borrowings on a revolving credit basis until November, 1997, of up to $400.0. Under the provisions of the revolving credit agreement, the Debtor Company is subject to certain debt restrictions and provisions. Due to the Debtor Company's status as a debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Debtor Company is in default on its debt agreements, including the revolving credit agreement. At

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

May 15, 1995, the interest rate on amounts outstanding under the revolving credit agreement was 7.13%. While operating in the Chapter 11 Proceeding, the Debtor Company is prohibited from paying interest on unsecured pre-petition debts including the debt incurred under the revolving credit agreement. The Company is unable to estimate the fair value of the debt incurred under the revolving credit agreement due to the uncertainty associated with the Debtor Company's filing for protection under Chapter 11 of the Bankruptcy Code. See
Note 4 for additional information regarding interest on pre-petition debt.

   Amounts outstanding under short-term lines of credit are liabilities of the subsidiaries of the Debtor Company and are described as "Other bank borrowings" in the table above. The carrying amounts of these short-term borrowings approximate their fair value.

NOTE 10--LONG-TERM DEBT

   Long-term debt at December 31, consisted of the following:

                                                                   1998   1997
                                                                  ------ ------
LONG-TERM DEBT:
  Variable-rate Notes, maturing serially 1997-1999, 6.01875% at
   December 31, 1998............................................. $ 15.0 $ 19.0
  Variable-rate Notes due 2001, 3.63125% at December 31, 1998....   15.1   19.7
  Variable rate long-term line of credit expiring 2002, 5.99% at
   December 31, 1998.............................................  110.0  101.3
  Other obligations and capital leases...........................   33.4   25.1
                                                                  ------ ------
                                                                   173.5  165.1
  Less--Payments due within one year.............................   25.6   24.2
                                                                  ------ ------
                                                                  $147.9 $140.9
                                                                  ====== ======
LIABILITIES SUBJECT TO COMPROMISE:
  9.375% Debentures due 2008..................................... $ 75.0 $ 75.0
  8.15% Debentures due 2029......................................   50.0   50.0
  8.125%-9.5% Medium-term Notes due 1995-2001, 8.71% average rate
   at December 31, 1998..........................................   34.5   34.5
  Variable-rate Notes due 1995-1998, 6.688%-7.234% at December
   31, 1998......................................................   84.8   84.8
  5.55% Japanese Yen Notes due 1998..............................   25.7   22.9
                                                                  ------ ------
                                                                  $270.0 $267.2
                                                                  ====== ======

   Due to the Debtor Company's filing for protection under Chapter 11 of the Bankruptcy Code (see Note 4 above), long-term debt of the Debtor Company has been reclassified to the caption "LIABILITIES SUBJECT TO COMPROMISE" in the table above and in the accompanying consolidated balance sheets. At December 31, 1998, the amount shown under the caption "LONG-TERM DEBT" in the table above represents long-term debt of the subsidiaries of the Debtor Company.

   At December 31, 1998, the fair value of the long-term debt of the subsidiaries of the Debtor Company approximated the book value of $173.5. The Company is unable to estimate the fair value of the long-term debt of the Debtor Company at December 31, 1998, due to the uncertainty associated with the Debtor Company's filing for protection under Chapter 11 of the Bankruptcy Code.

   Due to the Debtor Company's status as a debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Debtor Company is in default on its debt agreements.

   Annual aggregate maturities of the long-term debt of the subsidiaries of the Debtor Company are: $25.6 in 1999, $1.8 in 2000, $15.6 in 2001, $110.4 in 2002,
and $20.1 thereafter.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


   While operating in the Chapter 11 Proceeding, the Debtor Company is generally prohibited from paying interest on unsecured pre-petition debts of the Debtor Company. See Note 4 for additional information regarding interest on pre-petition debt. Cash paid during the year for interest was $12.6 in 1998, $11.0 in 1997, and $7.8 in 1996.

NOTE 11--CURRENCY RATE DERIVATIVES

   The Company enters into forward exchange contracts primarily to hedge monetary assets and liabilities not denominated in functional currencies and the tax effects attributable to this exposure. Gains and losses on these contracts are recognized concurrent with the gains and losses from the associated exposures.

NOTE 11--CURRENCY RATE DERIVATIVES (Continued)

   Forward exchange contracts are shown in the following table:

                                      December 31, 1998     December 31, 1997
                                      -------------------- ---------------------
                                       Book      Contract    Book      Contract
                                       Value      Amount    Value       Amount
                                      --------  ---------- ---------  ----------
   Forward exchange contracts:
    --to buy Belgian Francs / US
     Dollars........................  $    --    $    0.1  $    (0.1)  $    15.7
    --to sell Belgian Francs / US
     Dollars........................       --         0.7        0.1         3.9
    --to buy Belgian Francs / ECU...       0.1       12.9        --          --
    --to sell Belgian Francs / ECU..      (0.1)      12.9        0.1        68.8
    --to buy British Pounds / US
     Dollars........................      (0.1)      18.7        --          --
    --to sell British Pounds / US
     Dollars........................        .1       46.6        1.5        61.7
    --to buy British Pounds / ECU...     (11.1)     244.9        3.9       190.8
    --to sell British Pounds / ECU..      15.8      244.9        --          --
    --to buy ECU / US Dollars.......      (1.0)     116.7        --          --
    --to sell ECU / US Dollars......       8.8      497.0        7.1       267.8
    --to buy German Marks / US Dol-
     lars...........................       0.1      283.9        --          --
    --to sell German Marks / US Dol-
     lars...........................       0.1        3.1        0.1         7.3
    --to buy German Marks / ECU.....       0.6       64.6        0.1        38.4
    --to sell German Marks / ECU....      (0.1)      31.0        --          4.5
    --to buy Japanese Yen / US Dol-
     lars...........................      (0.1)       8.6       (0.1)        2.0
    --to sell Japanese Yen / US Dol-
     lars...........................       0.1      166.6        0.4         8.2
    --to buy Korean Won / US Dol-
     lars...........................       --         --        (4.9)       17.3
    --to sell Korean Won / US Dol-
     lars...........................      (0.8)      15.8        6.2        24.0
    --to buy Brazilian Real / US
     Dollars........................      (0.5)       7.5        --          --
    --to sell Brazilian Real / US
     Dollars........................       0.4        6.6       (0.2)        7.8
    --to buy other currencies / US
     Dollars........................       --         2.4       (0.2)        7.9
    --to sell other currencies / US
     Dollars........................      (0.2)      80.2        1.6        82.6

   The fair market values of forward exchange contracts are estimated by obtaining quotes from brokers. The book values of these instruments approximate fair values. The weighted average maturity for all outstanding forward exchange contracts at December 31, 1998 and 1997 was less than one year.

NOTE 12--POST EMPLOYMENT BENEFITS

   The Company maintains defined benefit employee retirement plans covering most domestic and certain non-U.S. employees. The Company also has various defined contribution and savings plans covering certain

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

employees. The components of pension expense for the Company's domestic and international plans are set forth below:

                                                          1998    1997    1996
                                                         ------  ------  ------
   Defined benefit plans:
     Service cost (benefits earned during the period)..  $ 28.8  $ 22.9  $ 24.3
     Interest cost on projected benefit obligations....    58.0    54.2    51.3
     Actual return on plan assets......................    12.5  (152.8)  (56.4)
     Net amortization..................................   (84.1)   92.0     4.0
     Difference between actual and expected return on
      plan assets......................................    17.8    13.8    11.3
                                                         ------  ------  ------
                                                           33.0    30.1    34.5
                                                         ------  ------  ------
   Defined contribution and savings plans..............    17.1    14.2    13.7
                                                         ------  ------  ------
     Total pension expense.............................  $ 50.1  $ 44.3  $ 48.2
                                                         ======  ======  ======

   The following table presents reconciliations of defined benefit plans' funded status with amounts recognized in the Company's consolidated balance sheets as part of other assets, other long-term liabilities, and liabilities subject to compromise:

                                                               December 31,
                                                             -----------------
                                                               1998     1997
                                                             --------  -------
   Accumulated benefit obligation........................... $  856.4  $ 667.7
   Provision for future salary increases....................    152.8    143.8
                                                             --------  -------
   Projected benefit obligation.............................  1,009.2    811.5
   Plan assets at fair value................................    758.1    780.7
                                                             --------  -------
   Plan assets less projected benefit obligation............   (251.1)   (30.8)
   Unrecognized net loss (gain).............................    143.0    (48.0)
   Unrecognized prior service costs.........................     40.0     28.9
   Unrecognized net transition obligation...................      6.7      5.5
   Contribution between measurement date and fiscal year
    end.....................................................      0.4      0.4
   Additional minimum liability.............................    (74.8)    (6.4)
                                                             --------  -------
   (Accrued) pension cost................................... $ (135.8) $ (50.4)
                                                             ========  =======

   The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for defined benefit plans with accumulated benefit obligations in excess of plan assets were $814.4, $691.9, and $542.8, respectively, as of December 31, 1998, and $55.9, $46.0, and $6.3, respectively, as of December 31, 1997.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


   The following table provides a reconciliation of beginning and ending balances of the projected benefit obligation:

                                                                December 31,
                                                              -----------------
                                                                1998     1997
                                                              --------  -------
   Projected benefit obligation, beginning of year........... $  811.5  $ 711.9
   Service cost..............................................     28.8     22.9
   Interest cost.............................................     58.0     54.2
   Actuarial losses..........................................    132.3     58.1
   Foreign currency exchange rate changes....................     17.0     (4.8)
   Benefits paid.............................................    (40.6)   (32.4)
   Other.....................................................      2.2      1.6
                                                              --------  -------
   Projected benefit obligation, end of year................. $1,009.2  $ 811.5
                                                              ========  =======

   The following table provides a reconciliation of the beginning and ending balances of the fair value of plan assets:

                                                                December 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
   Fair value of plan assets, beginning of year............... $ 780.7  $ 642.8
   Actual return on plan assets...............................   (12.5)   152.8
   Foreign currency exchange rate changes.....................    14.1     (2.2)
   Contributions by the employer..............................    15.4     18.2
   Contributions by plan participants.........................     1.6      1.5
   Benefits paid..............................................   (40.6)   (32.4)
   Other......................................................    (0.6)     --
                                                               -------  -------
   Fair value of plan assets, end of year..................... $ 758.1  $ 780.7
                                                               =======  =======

   The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation for defined benefit plans was 6.6% in 1998 and 7.6% in 1997. The weighted average rate of increase in future compensation levels was determined using an age specific salary scale and was 5.1% in 1998 and 5.6% in 1997. The weighted average expected long-term rate of return on plan assets was 8.0% in 1998 and 8.5% in 1997.

   In addition to providing pension benefits, the Company, primarily in the United States, provides certain health care and life insurance benefits for most retired employees. The cost of providing these benefits to retirees outside the United States is not significant. Net periodic postretirement benefit cost includes the following components:

                                                          1998   1997    1996
                                                          -----  -----  ------
   Service cost.......................................... $ 4.8  $ 3.7  $  3.6
   Interest cost.........................................  11.6   10.9    10.1
   Amortization of negative prior service cost...........  (9.7) (14.1)  (14.1)
                                                          -----  -----  ------
                                                          $ 6.7  $ 0.5  $ (0.4)
                                                          =====  =====  ======

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


   The following table presents a reconciliation of the beginning and ending balances of the accumulated postretirement benefit obligation, as well as, the accrued postretirement benefit cost recognized in the Company's consolidated balance sheets as part of liabilities subject to compromise:

                                                               December 31,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
   Accrued postretirement benefit obligation at beginning of
    year....................................................  $ 157.8  $ 137.7
   Service cost.............................................      4.8      3.7
   Interest cost............................................     11.6     10.9
   Actuarial loss...........................................     33.6     11.7
   Benefits paid............................................     (6.7)    (6.2)
                                                              -------  -------
   Accrued postretirement benefit obligation at end of
    year....................................................    201.1    157.8
                                                              -------  -------
   Unrecognized prior service cost..........................     14.7     24.4
   Unrecognized net loss....................................    (45.4)   (11.7)
                                                              -------  -------
   Accrued postretirement benefit cost......................  $ 170.4  $ 170.5
                                                              =======  =======

   In 1992, the Company amended its retiree health care benefit plan to require that, beginning in 1994, employees must have a certain number of years of service to be eligible for any retiree health care benefit. This amendment resulted in the Company recording an unrecognized negative prior service cost, which is being amortized in the consolidated statement of operations and retained earnings. The retiree health care plan provides for certain cost-sharing changes which limit the Company's share of retiree health care costs. The Company continues to fund benefit costs on a pay-as-you-go basis with the retiree paying a portion of the costs.

   The health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.86% in 1998 and was assumed to decrease gradually to 5.0% in 2004 and remain at that level thereafter. For retirees under age 65, plan features limit the health care cost trend rate assumption to a maximum of 8.0% for years 1994 and later. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by 7.3% and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1998 by 9.5%. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation by 6.7% and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1998 by 5.2%.

   The discount rate used in determining the accumulated postretirement benefit obligation was 7.0% at December 31, 1998 and 7.5% at December 31, 1997.

NOTE 13--RELATED PARTY TRANSACTIONS

   The Company purchased raw materials and services totaling $63.7 in 1998, $59.5 in 1997, and $51.1 in 1996 from Dow Chemical and its affiliates. The Company believes the costs of such purchases were competitive with alternative sources of supply. Other transactions between the Company and related parties were not material.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


NOTE 14--INCOME TAXES

   The components of income (loss) before income taxes are as follows:

                                                         1998     1997    1996
                                                        -------  ------- -------
   U.S. companies...................................... $(928.7) $ 385.4 $ 387.9
   Non-U.S. companies..................................    (5.5)    41.9    21.1
                                                        -------  ------- -------
                                                        $(934.2) $ 427.3 $ 409.0
                                                        =======  ======= =======

   The components of the income tax provision (benefit) are as follows:

                                                           1998     1997   1996
                                                         --------  ------ ------
   Current
     U.S. .............................................. $  113.9  $ 93.7 $ 96.7
     Non-U.S. ..........................................     22.0    35.2   35.0
                                                         --------  ------ ------
                                                            135.9   128.9  131.7
                                                         --------  ------ ------
   Deferred
     U.S. ..............................................   (467.7)   28.7   35.5
     Non-U.S. ..........................................    (16.0)   11.2    1.7
                                                         --------  ------ ------
                                                           (483.7)   39.9   37.2
                                                         --------  ------ ------
                                                         $ (347.8) $168.8 $168.9
                                                         ========  ====== ======

   The tax effects of the principal temporary differences giving rise to deferred tax assets and liabilities were as follows:

                                                       December 31, December 31,
                                                           1998         1997
                                                       ------------ ------------
   Implant costs......................................  $   748.6     $ 387.2
   Accruals deductible for tax purposes when paid.....      140.2        42.5
   Postemployment benefits............................       90.2        72.1
   Basis in inventories...............................       30.5        30.4
   Tax credit and net operating loss carryforwards....       88.6        66.8
   Other..............................................       40.6        40.2
                                                        ---------     -------
                                                          1,138.7       639.2
   Valuation allowance................................       (2.9)       (0.4)
                                                        ---------     -------
                                                          1,135.8       638.8
                                                        ---------     -------
   Long-term debt.....................................        8.1       (45.3)
   Property, plant and equipment......................     (136.1)      (81.3)
                                                        ---------     -------
                                                           (128.0)     (126.6)
                                                        ---------     -------
   Net deferred tax asset.............................  $ 1,007.8     $ 512.2
                                                        =========     =======

   Management believes that it is more likely than not that the net deferred tax asset will be realized. This belief is based on criteria established in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)


   At December 31, 1998, income and remittance taxes have not been recorded on $198.3 of undistributed earnings of international subsidiaries, either because any taxes on dividends would be offset substantially by foreign tax credits or because the Company intends to indefinitely reinvest those earnings. Cash paid during the year for income taxes, net of refunds received, was $103.3 in 1998, $108.8 in 1997, and $142.0 in 1996.

   The income tax provision at the effective rate differs from the income tax provision at the U.S. federal statutory tax rate in effect during those years for the following reasons:

                                                     Year ended December 31,
                                                     --------------------------
                                                       1998     1997     1996
                                                     --------  -------  -------
   Income tax provision at statutory rate........... $ (327.0) $ 149.5  $ 143.1
     Foreign taxes, net.............................      8.6     14.1     14.0
     Foreign sales corporation......................     (7.0)    (9.9)    (8.6)
     State income taxes.............................    (18.2)     6.7      5.6
     Accrued expenses...............................      2.6     13.6     14.6
     Tax exempt interest............................     (7.5)    (6.0)    (1.5)
     Other, net.....................................      0.7      0.8      1.7
                                                     --------  -------  -------
   Income tax provision at effective rate........... $ (347.8) $ 168.8  $ 168.9
                                                     ========  =======  =======

NOTE 15--COMMON STOCK

   The outstanding shares of the Company's common stock are held in equal portions by Corning Incorporated and Dow Holdings Inc., a wholly-owned subsidiary of Dow Chemical. There were no changes in outstanding shares during 1998, 1997, or 1996. Per share data is based upon 2,500,000 shares outstanding for all periods.

NOTE 16--COMMITMENTS AND GUARANTEES

   The Company leases certain real and personal property under agreements which generally require the Company to pay for maintenance, insurance and taxes. Rental expense was $59.6 in 1998, $49.4 in 1997, and $46.3 in 1996. The minimum future rental payments required under noncancellable operating leases at December 31, 1998, in the aggregate are $362.3 including the following amounts due in each of the next five years: 1999--$52.2, 2000--$47.5, 2001--$28.7,
2002--$24.9, and 2003--$24.3.

   At December 31, 1998, the Company had entered into various take or pay agreements for steam, electrical power, and materials used in the normal course of business for terms extending from one to fifteen years at prices not in excess of current market prices.

   The Company has not issued any guarantees of a material nature as of December 31, 1998.

NOTE 17--OPERATING SEGMENTS AND INTERNATIONAL OPERATIONS

   Dow Corning Corporation (the "Company") has three geographical operating segments: Americas, Europe, and Asia. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (Note 1) except that the Company evaluates performance based on operating profit or loss from operations excluding interest income, interest expense, royalty income, royalty expense, currency gains and losses, certain nonrecurring gains and losses, Chapter 11 reorganization expenses, income taxes, and minority interests' share in income. These costs and expenses are not allocated to the operating segments. Revenue is based on sales to external customers only. Inventory transfers between operating

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

segments are accounted for at cost. However, during 1998 the Company changed the valuation method used for inventory transfers between operating segments from a variable cost basis (used in 1996 and 1997) to a fully absorbed cost basis. Restatement of segment operating profit for 1996 and 1997 to conform to 1998 is impracticable.

   The Company makes asset investment decisions primarily on a global basis while considering all operating segments. Capital expenditures on a Company wide basis were $399.8 and $425.2 for December 31, 1998 and 1997, respectively. Depreciation and amortization expense is allocated to the individual segments.

   Unallocated expenses include implant costs, certain research and development costs and corporate administrative personnel and facilities costs not specifically identified with a geographic segment. Identifiable assets are those operating assets identified with the operations in each geographic segment. Unallocated assets are principally cash and cash equivalents, marketable securities, restricted insurance proceeds, anticipated implant insurance receivables, certain deferred income tax assets, intangible assets, investments accounted for on the equity basis and corporate facilities.

   Year ended December 31, 1998   Americas  Europe   Asia   Unallocated Consolidated
   ----------------------------   --------- ------- ------- ----------- ------------
   Revenues from external
    customers...............      $ 1,300.6 $ 619.5 $ 647.9   $  --      $ 2,568.0
   Depreciation and amorti-
    zation..................          115.9    33.9    21.7     16.6         188.1
   Segment operating prof-
    it......................          350.7    70.6    68.2   (177.4)        312.1

   The Company's consolidated statement of operations and retained earnings for the year ended December 31, 1998, includes thirteen months of activity for the Asia geographic operating segment. As a result, net sales in the consolidated statement of operations and retained earnings for the year ended December 31, 1998, were increased by approximately $ 43.9 to reflect the additional month of activity. The impact of the additional month of activity on the Company's consolidated net income for the year ended December 31, 1998, was not material.

   Year ended December 31, 1997   Americas  Europe   Asia   Unallocated Consolidated
   ----------------------------   --------- ------- ------- ----------- ------------
   Revenues from external
    customers...............      $ 1,315.8 $ 608.7 $ 718.9   $  --      $ 2,643.4
   Depreciation and amorti-
    zation..................          118.5    28.4    23.2     15.4         185.5
   Segment operating prof-
    it......................          303.8    80.5   178.3   (194.7)        367.9

   Year ended December 31, 1996   Americas  Europe   Asia   Unallocated Consolidated
   ----------------------------   --------- ------- ------- ----------- ------------
   Revenues from external
    customers...............      $ 1,225.2 $ 610.1 $ 697.0   $   --     $ 2,532.3
   Depreciation & amortiza-
    tion....................          113.0    34.1    26.9     14.9         188.9
   Segment operating prof-
    it......................          307.7    86.5   165.2   (196.7)        362.7

   The following revenues are attributed to countries based on the location of customers:

                            December 31, 1998 December 31, 1997 December 31, 1996
                            ----------------- ----------------- -----------------
   United States...........     $ 1,001.3         $ 1,166.9         $ 1,094.3
   Japan...................         432.8             353.1             367.3
   Germany.................         139.6             134.7             153.6
   United Kingdom..........         138.9             142.4             130.2
   Other foreign coun-
    tries..................         855.4             846.3             786.9
                                ---------         ---------         ---------
   Total revenues..........     $ 2,568.0         $ 2,643.4         $ 2,532.3
                                =========         =========         =========


                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

                  (in millions of dollars except where noted)

                             December 31, 1998 December 31, 1997 December 31, 1996
                             ----------------- ----------------- -----------------
   Total profit or loss for
    reportable segments....      $  312.1           $ 367.9           $ 362.7
     Interest revenue......          78.3              70.4              54.1
     Interest expense......         (12.5)            (11.0)             (7.8)
     Other, Net............      (1,312.1)              --                --
                                 --------           -------           -------
   Income before income
    taxes..................      $ (934.2)          $ 427.3           $ 409.0
                                 ========           =======           =======
   Unallocated amounts:
     Minority Interest.....      $    8.6           $  20.9           $  18.4
                                 ========           =======           =======

   The Company's long-lived assets are distributed based upon geographic segment as follows:

                            December 31, 1998 December 31, 1997 December 31, 1996
                            ----------------- ----------------- -----------------
   Americas................     $ 1,582.3         $ 1,780.7         $ 1,802.3
   Europe..................         707.6             462.1             358.3
   Asia....................         225.6             226.4             239.2
                                ---------         ---------         ---------
     Total long-lived as-
      sets.................     $ 2,515.5         $ 2,469.2         $ 2,399.8
                                =========         =========         =========

NOTE 18--GLOBAL RESTRUCTURING

   In 1998, the Company announced a global restructuring of its operations designed to improve operating efficiencies and to enable the Company to better meet customers' expectations. Principal actions of the global restructuring that were commenced or implemented during 1998 include reorganization and relocation of commercial and manufacturing activities within Europe, Asia and the Americas, which will lead to the elimination of approximately 275 positions. The Company's restructuring efforts will be ongoing through 1999 and 2000. When fully implemented, the restructuring will include closure of certain manufacturing, marketing and research facilities and the consolidation of activities formerly carried on at the closed facilities.

   During the fourth quarter of 1998 the Company recognized a charge of $28.1 ($17.7 after tax) to reflect the costs incurred or to be incurred to implement the actions announced to date. Specifically, the Company incurred costs of approximately $8.0 associated with the global restructuring. The principal components of the costs incurred during 1998 include $1.9 for severance and other employee-related costs, and $6.1 for fixed asset writedowns and other costs. In addition, the Company recorded a reserve of $ 20.1 relating to costs that will be incurred to complete implementation of the actions announced to date. The principal components of the reserve include $7.7 relating to severance and other employee-related costs, $1.9 relating to leasehold termination payments, $10.5 related to fixed asset writedowns and other anticipated costs.

   The Company expects that additional global restructuring actions will be announced during 1999. As the Company's restructuring activities proceed, additional financial provisions may be necessary in future periods.

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES

              SUPPLEMENTARY DATA--QUARTERLY FINANCIAL INFORMATION

               YEARS ENDED DECEMBER 31, 1998 AND 1997 (Unaudited)
                   (in millions of dollars except share data)

Quarter Ended:                         March 31 June 30 September 30 December 31
--------------                         -------- ------- ------------ -----------
1998:
  Net Sales........................... $ 649.1  $ 630.9   $ 648.2      $ 639.8
  Gross Profit........................   214.7    183.1     202.4        203.4
  Net income..........................    54.9     45.9      57.5       (753.3)
  Net income per share................   21.96    18.36     23.00      (301.32)

1997:
  Net Sales........................... $ 632.7  $ 664.7   $ 677.8      $ 668.3
  Gross Profit........................   216.2    218.3     216.8        196.3
  Net income..........................    53.4     58.6      64.1         61.5
  Net income per share................   21.36    23.44     25.64        24.60




  The Notes to consolidated financial statements are an integral part of these financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and
Board of Directors of
Dow Corning Corporation

   We have reviewed the accompanying consolidated balance sheets of Dow Corning Corporation and its subsidiaries as of June 30, 1999 and 1998, and the consolidated statements of operations and retained earnings and of cash flows for the three- and six-month periods then ended. This financial information is the responsibility of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to the accompanying financial information for it to be in conformity with generally accepted accounting principles.

   The accompanying financial information has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial information, on May 15, 1995, Dow Corning Corporation voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code. This action, which was taken primarily as a result of breast implant litigation as discussed in Note 6 to the financial information, raises substantial doubt about the Company's ability to continue as a going concern in its present form. Management's plans in regard to these matters are also described in Notes 6 and
7. The accompanying financial information does not include any adjustments that might result from the outcome of this uncertainty.

   We previously audited in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1998, and the related consolidated statements of operations and retained earnings, of comprehensive income, and of cash flows for the year then ended (not presented herein); and in our report dated January 20, 1999, except for Notes 3, 4, 14, and 17 which are as of July 30, 1999, we expressed an opinion on those consolidated financial statements, which included an explanatory paragraph related to the Company's ability to continue as a going concern due to its filing under Chapter 11, primarily as a result of breast implant litigation. In our opinion, the information set forth in the consolidated balance sheet as of December 31, 1998, included in the accompanying financial information, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP

August 25, 1999

                            DOW CORNING CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                   (in millions of dollars except share data)

                                                        June 30,   December 31,
                                                          1999         1998
                                                        ---------  ------------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................ $   204.5   $   193.4
  Marketable securities................................     135.8        95.3
  Accounts and notes receivable (less allowance for
   doubtful accounts of $14.2 in 1999 and $13.5 in
   1998)...............................................     513.6       512.4
  Anticipated implant insurance receivable.............      16.8       163.2
  Inventories..........................................     386.4       398.9
  Deferred income taxes................................     163.2       164.2
  Other current assets.................................      31.4        28.2
                                                        ---------   ---------
    Total current assets...............................   1,451.7     1,555.6
                                                        ---------   ---------
PROPERTY, PLANT AND EQUIPMENT, at cost.................   3,847.1     3,874.5
  Less--Accumulated depreciation.......................  (2,204.6)   (2,164.5)
                                                        ---------   ---------
                                                          1,642.5     1,710.0
                                                        ---------   ---------
OTHER ASSETS:
  Marketable securities................................     247.9       264.5
  Anticipated implant insurance receivable.............     729.1       729.1
  Restricted insurance proceeds........................     781.1       627.4
  Implant deposit......................................     275.0       275.0
  Deferred income taxes................................     843.4       846.8
  Environmental trusts.................................      23.4        23.4
  Other assets.........................................     137.1       134.5
                                                        ---------   ---------
                                                          3,037.0     2,900.7
                                                        ---------   ---------
                                                        $ 6,131.2   $ 6,166.3
                                                        =========   =========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings................................ $    12.5   $    39.6
  Accounts payable.....................................     152.1       163.9
  Accrued interest.....................................     232.9       201.7
  Other current liabilities............................     313.7       324.0
                                                        ---------   ---------
    Total current liabilities..........................     711.2       729.2
                                                        ---------   ---------
LONG-TERM DEBT.........................................     123.8       147.9
                                                        ---------   ---------
OTHER LIABILITIES......................................     135.6       106.9
                                                        ---------   ---------
LIABILITIES SUBJECT TO COMPROMISE:
  Accounts payable.....................................      67.3        67.3
  Accrued employee benefits............................     273.3       266.9
  Accrued taxes........................................       3.6         3.5
  Implant reserve......................................   3,223.4     3,229.0
  Co-insurance payable.................................     320.0       320.0
  Notes payable........................................     375.0       375.0
  Long-term debt.......................................     269.1       270.0
  Other................................................      84.1        77.9
                                                        ---------   ---------
                                                          4,615.8     4,609.6
                                                        ---------   ---------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES.........     133.1       136.4
                                                        ---------   ---------
STOCKHOLDERS' EQUITY:
  Common stock, $5 par value (2,500,000 shares autho-
   rized and outstanding)..............................      12.5        12.5
  Retained earnings....................................     478.5       431.2
  Cumulative translation adjustment and other..........     (79.3)       (7.4)
                                                        ---------   ---------
    Stockholders' equity...............................     411.7       436.3
                                                        =========   =========
                                                        $ 6,131.2   $ 6,166.3
                                                        =========   =========

                            DOW CORNING CORPORATION

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                   (in millions of dollars except share data)

                                                                Three months
                                                               ended June 30,
                                                               ----------------
                                                                1999     1998
                                                               ------  --------
NET SALES..................................................... $648.1  $  630.9
OPERATING COSTS AND EXPENSES:
  Manufacturing cost of sales.................................  446.5     436.4
  Marketing and administrative expenses.......................  131.6     127.4
  Restructuring costs.........................................    7.6       --
                                                               ------  --------
                                                                585.7     563.8
                                                               ------  --------
OPERATING INCOME..............................................   62.4      67.1
OTHER INCOME (EXPENSE):
  Interest income.............................................   20.2      18.5
  Interest expense............................................  (24.5)     (3.0)
  Other, net..................................................   (4.7)      0.9
                                                               ------  --------
INCOME BEFORE REORGANIZATION COSTS AND INCOME TAXES...........   53.4      83.5
Reorganization costs..........................................   20.4       9.5
                                                               ------  --------
INCOME BEFORE INCOME TAXES....................................   33.0      74.0
Income tax provision..........................................   12.6      28.2
Minority interests' share in income...........................    0.4      (0.1)
                                                               ------  --------
NET INCOME (1999--$8.00 per share; 1998--$18.36 per share)....   20.0      45.9
Retained earnings at beginning of period......................  458.5   1,081.1
                                                               ------  --------
Retained earnings at end of period............................ $478.5  $1,127.0
                                                               ======  ========

                            DOW CORNING CORPORATION

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                   (in millions of dollars except share data)

                                                               Six months
                                                             ended June 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
NET SALES.................................................. $1,281.7  $1,280.0
OPERATING COSTS AND EXPENSES:
  Manufacturing cost of sales..............................    884.3     859.5
  Marketing and administrative expenses....................    259.3     251.9
  Restructuring costs......................................      8.6       --
                                                            --------  --------
                                                             1,152.2   1,111.4
                                                            --------  --------
OPERATING INCOME...........................................    129.5     168.6
OTHER INCOME (EXPENSE):
  Interest income..........................................     38.8      36.6
  Interest expense.........................................    (42.4)     (6.0)
  Other, net...............................................    (10.5)     (6.4)
                                                            --------  --------
INCOME BEFORE REORGANIZATION COSTS AND INCOME TAXES........    115.4     192.8
Reorganization costs.......................................     37.2      16.9
                                                            --------  --------
INCOME BEFORE INCOME TAXES.................................     78.2     175.9
Income tax provision.......................................     29.9      69.5
Minority interests' share in income........................      1.0       5.6
                                                            --------  --------
NET INCOME (1999--$18.92 per share; 1998--$40.32 per
 share)....................................................     47.3     100.8
Retained earnings at beginning of period...................    431.2   1,026.2
                                                            --------  --------
Retained earnings at end of period......................... $  478.5  $1,127.0
                                                            ========  ========

                            DOW CORNING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in millions of dollars)

                                                                Six months
                                                              ended June 30,
                                                             ------------------
                                                              1999      1998
                                                             -------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................ $  47.3  $   100.8
  Depreciation and amortization.............................    95.8       89.7
  Reorganization costs......................................    37.3       16.9
  Other, net................................................    49.3      (17.0)
  Changes in operating assets and liabilities...............     6.3      (45.3)
  Implant payments..........................................    (6.3)       --
  Restricted insurance proceeds.............................  (153.7)     (45.2)
  Implant insurance reimbursement...........................   146.5       38.3
                                                             -------  ---------
    Cash provided by operating activities...................   222.5      138.2
                                                             -------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (98.5)    (186.6)
  Proceeds from sales of marketable securities..............   827.5    2,189.2
  Purchases of marketable securities........................  (852.7)  (2,245.9)
  Other, net................................................    (2.1)      11.2
                                                             -------  ---------
    Cash used for investing activities......................  (125.8)    (232.1)
                                                             -------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term borrowings........................................     --        12.8
Payments on long-term debt..................................   (40.1)      (9.5)
Net change in short-term borrowings.........................    (6.8)      (6.4)
                                                             -------  ---------
    Cash used for financing activities......................   (46.9)      (3.1)
                                                             -------  ---------
CASH FLOWS USED FOR REORGANIZATION COSTS....................   (37.2)     (16.9)
                                                             -------  ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................    (1.5)      (3.0)
                                                             -------  ---------
CHANGES IN CASH AND CASH EQUIVALENTS:
  Net increase (decrease) in cash and cash equivalents......    11.1     (116.9)
  Cash and cash equivalents at beginning of period..........   193.4      253.1
                                                             -------  ---------
    Cash and cash equivalents at end of period.............. $ 204.5  $   136.2
                                                             =======  =========

                            DOW CORNING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (in millions of dollars except where noted)

NOTE 1--Business And Basis Of Presentation

   Dow Corning Corporation was incorporated in 1943 by Corning Glass Works, now Corning Incorporated ("Corning") and The Dow Chemical Company ("Dow Chemical") for the purpose of developing and producing polymers and other materials based on silicon chemistry. Dow Corning Corporation operates in various countries around the world through numerous wholly-owned or majority-owned subsidiary corporations (hereinafter, the consolidated operations of Dow Corning Corporation and its subsidiaries will be referred to as the "Company"). Most of the Company's products are based on polymers known as silicones which have a silicon-oxygen-silicon backbone. Through various chemical processes, the Company manufactures silicones that have an extremely wide variety of characteristics, in forms ranging from fluids, gels, greases and elastomeric materials to resins and other rigid materials. Silicones combine the temperature and chemical resistance of glass and the versatility of plastics and, regardless of form or application, generally possess such qualities as electrical resistance, resistance to extreme temperatures, resistance to deterioration from aging, water repellency, lubricating characteristics, relative chemical and physiological inertness and resistance to ultraviolet radiation. The Company currently manufactures over 10,000 products and serves approximately 50,000 customers worldwide, with no single customer accounting for more than three percent of the Company's sales in 1998. Principal United States manufacturing plants are located in Kentucky and Michigan. Principal international manufacturing plants are located in Belgium, Germany, Japan and the United Kingdom. The Company also owns and operates research and development facilities in the United States, Belgium, Germany, Japan and the United Kingdom. Dow Corning's average employment for 1998 was approximately 9,400 persons.

   On May 15, 1995, Dow Corning Corporation, excluding its subsidiaries (the "Debtor Company"), voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code") with the U.S. Bankruptcy Court for the Eastern District of Michigan, Northern Division, in Bay City, Michigan (the "Bankruptcy Court"). The Debtor Company consists of a majority of the Company's United States operations and certain international branches. The Debtor Company's Chapter 11 proceeding (the "Chapter 11 Proceeding") does not include any subsidiaries of the Debtor Company. See Note 7 below for further discussion of this matter.

   The consolidated financial statements of the Company have been prepared on a "going-concern" basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. However, as a result of the Chapter 11 Proceeding of the Debtor Company, such realization of assets and liquidation of liabilities is subject to significant uncertainties including the approval of a plan of reorganization by the Bankruptcy Court. Also, the ability of the Company to continue as a going concern (including its ability to meet post-petition obligations of the Debtor Company and to meet obligations of the subsidiaries of the Debtor Company) is dependent primarily on (a) the ability of the Company to maintain adequate cash on hand, the ability of the Company to generate cash from operations and the ability of the subsidiaries of the Debtor Company to obtain necessary financing and (b) if required, the availability of a debtor-in-possession credit facility. Management believes that conditions (a) and (b) will be satisfied.

   The Company's financial statements as of March 31, 1999, have been presented in conformity with the American Institute of Certified Public Accountants' Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued November 19, 1990. SOP 90-7 requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date (May 15, 1995) and identification of all transactions and events that are directly associated with the reorganization of the Debtor Company.

NOTE 2--Income Taxes

   The provision for income taxes reflects the Company's estimated annual effective tax rate.

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)


NOTE 3--Inventories

   Inventory values are primarily determined by the last-in, first-out method using the dollar value concept. It is therefore not practical to separate inventory value by classification.

NOTE 4--Per Share Computations

   Per share computations are based on 2,500,000 shares outstanding during all periods.

NOTE 5--Restricted Assets

 Implant Deposit

   In connection with the Settlement Agreement (as defined and described in Note 6 below), the Company has entered into an agreement whereby $275.0 is restricted to use for future breast implant settlement payments. Accordingly, this amount is included in the caption "Implant deposit" in the consolidated balance sheets. This amount is also subject to the provisions of a related escrow agreement which, among other things, appointed an independent escrow agent. The escrowed funds are invested in investment categories approved by the Bankruptcy Court. As of June 30, 1999, the marketable securities included in the caption "Implant deposit" in the consolidated balance sheet primarily consisted of certificates of deposit, fixed rate and floating rate federal agency and corporate notes, and commercial paper.

 Restricted Insurance Proceeds and Anticipated Implant Insurance Receivable

   In addition, as of June 30, 1999, $723.8 of cash proceeds from settlements with insurers (received since the commencement of the Chapter 11 Proceeding) and $57.4 (net of tax) of related investment income is restricted as to its use pursuant to orders of the Bankruptcy Court. Accordingly, as of June 30, 1999, $781.2 is included in the caption "Restricted insurance proceeds" in the consolidated balance sheet. The "Restricted insurance proceeds" are invested in investment categories approved by the Bankruptcy Court. As of June 30, 1998, the marketable securities included in the caption "Restricted insurance proceeds" consisted primarily of state and municipal securities, money market funds, and fixed and floating rate corporate notes.

   A majority of the "Restricted insurance proceeds" and the "Anticipated implant insurance receivable" recorded in the consolidated balance sheets relate to the Shared Insurance Assets. The Company and/or Dow Chemical will have rights to petition the Bankruptcy Court for distribution of the "Restricted insurance proceeds" primarily for the purpose of making specified indemnity payments or reimbursing specified expense payments under conditions prescribed by the Bankruptcy Court. The Company anticipates that future settlements of policies which name the Company as a co-insured will be subject to the approval of the Bankruptcy Court and restricted in a manner similar to that described above. The term "Shared Insurance Assets" is defined and discussed in Note 7 below.

   The Company believes that it is probable that it will have access to the Shared Insurance Assets and other insurance proceeds in an amount sufficient to ultimately realize the "Restricted insurance proceeds" and "Anticipated implant insurance receivable" recorded in the accompanying consolidated balance sheets. (see Note 6 for further discussion of insurance matters).

 Other Assets--Environmental Trusts

   In order to comply with certain environmental regulations, the Company has contributed $23.4 to fund certain trusts in order to provide a financial assurance for the potential payment of aggregate estimated closure, post-closure, corrective action and potential liability costs associated with the operation of hazardous waste storage facilities at certain plant sites (see
Note 6 for further discussion). Accordingly, this amount is included

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

in the caption "Environmental trusts" in the consolidated balance sheet. As of June 30, 1999, these funds were primarily invested in money market funds.

NOTE 6--Contingencies

 Breast Implant Litigation and Claims--Background

   Prior to 1992, the Company was engaged in the manufacture and sale of silicone gel breast implants and the raw material components of those products. In January, 1992, the United States Food and Drug Administration ("FDA") asked breast implant producers to voluntarily halt the sale of silicone gel breast implants pending the FDA's further review of the safety and effectiveness of such devices, and the Company complied with the FDA's request. Subsequently, the Company announced that it would not resume the production or sale of breast implants.

   Between 1991 and 1995, the Company experienced a substantial increase in the number of lawsuits against the Company relating to breast implants. As of August 25, 1999, the Company has been named, often together with other defendants, in approximately 19,000 pending breast implant products liability lawsuits filed in the United States by, or on behalf of, individuals who claim to have, or have had, breast implants. Many of these cases involve multiple plaintiffs. In addition, there are 46 breast implant products liability class action lawsuits which have been filed in the United States against the Company as of August 25, 1999; however, only three of these class actions have been certified. The Company has sometimes been named as the manufacturer of breast implants, and other times the Company is named as the supplier of silicone raw materials to other breast implant manufacturers. Since the commencement of the Debtor Company's Chapter 11 Proceeding, the Debtor Company has been dismissed from a number of breast implant lawsuits in which the Debtor Company was named as a supplier of silicone raw material to other breast implant manufacturers. However, other breast implant manufacturers which purchased silicone raw materials from the Debtor Company, and other defendants in breast implant litigation, have filed claims for indemnity and contribution against the Debtor Company in the Debtor Company's Chapter 11 Proceeding (see Note 7 for further discussion).

   The typical alleged factual bases for these lawsuits primarily include allegations that the plaintiffs' breast implants (a) caused specific, recognized autoimmune diseases including scleroderma, systemic lupus erythematosus, and multiple sclerosis, (b) caused a vague combination of symptoms, including chronic fatigue and joint pain, alleged to be a new disease not generally recognized in the medical community and variously described by terms such as "human adjuvant disease," "siliconosis," "atypical connective tissue disease," and "atypical neurological disease," (c) have or may have ruptured, (d) caused other local complications, and/or (e) caused disfigurement. The Company vigorously asserts, among other defenses, that there is no causal connection between silicone breast implants and the ailments alleged by the plaintiffs in these cases. A substantial number of breast implant lawsuits were consolidated for pretrial purposes in the U.S. District Court for the Northern District of Alabama (the "Court"), and in various state courts. Further information related to the jurisdictional status of these cases is described in Note 7 below.

   The Debtor Company's filing for protection under Chapter 11 of the Bankruptcy Code has resulted in a stay of this litigation in the United States. However, claims prosecuted against the Debtor Company in non-U.S. jurisdictions and against subsidiaries of the Debtor Company are not stayed by the Chapter 11 Proceeding. In addition to the 19,000 U.S. breast implant lawsuits referred to above, approximately 6,000 individual claims had been filed in non-U.S. jurisdictions, primarily in Australia. Of these claims, approximately 400 have been served and are in a position to proceed under the legal systems of their relevant jurisdictions, 3,400 have been effectively terminated or otherwise settled as to the Company under the Australian court system, and 2,200 are

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

inactive. The Company believes that many of the non-U.S. lawsuit claims are duplicative of proofs of claim filed by such non-U.S. claimants in the Debtor Company's Chapter 11 Proceeding. Approximately 5,700 non-U.S. plaintiffs have filed lawsuits in the United States (included in the 19,000 lawsuits referenced above); however, these lawsuits are stayed by the Debtor Company's Chapter 11 Proceeding. In addition to the 46 U.S. class action lawsuits referred to above, five class action lawsuits are pending in non-U.S. jurisdictions. Two of these non-U.S. class actions have not been served and none of the non-U.S. class actions are stayed by the Chapter 11 Proceeding.

   In April 1998, the Company announced tentative settlements of two of the non-U.S. class actions in the provinces of Ontario and Quebec, Canada, which would resolve approximately 10,000 claims filed in the Debtor Company's Chapter 11 Proceeding. The amounts of these settlements, as subsequently amended, are approximately $37.0 for Quebec claimants and $18.0 for Ontario claimants. Each of these tentative settlements has been approved by the appropriate Provincial Court. In September 1998, the Company announced a $25.1 tentative settlement of a third non-U.S. class action in the province of British Columbia, Canada, which would resolve approximately 4,100 claims filed in the Debtor Company's Chapter 11 Proceeding. Some Canadian claimants in provinces other than Ontario, Quebec, or British Columbia have also chosen to resolve their claims via the British Columbia settlement, which was approved by the British Columbia Provincial Court on February 11, 1999. All three Canadian class action settlements are also subject to the approval of the Bankruptcy Court, and if approved would be administered pursuant to the Company's ultimate plan of reorganization.

   In January 1999, the Company announced a tentative settlement of between $21.0 and $36.0 to resolve approximately 2,400 to 4,500 claims filed in the Debtor Company's Chapter 11 Proceeding originating in Australia. This settlement supersedes a previously announced tentative settlement of claims originating in Australia and New Zealand; this settlement does not resolve claims originating in New Zealand. If less than 2,400 Australian claimants choose to participate in this settlement, the Company may terminate it. This settlement is subject to approval of the Bankruptcy Court. Payments under the tentative settlement would be provided for in the Company's ultimate plan of reorganization but would be administered and made in Australia (see Note 7 for definitions and discussions regarding the Debtor Company's Chapter 11 Proceeding).

 Breast Implant Litigation and Claims--Settlement Agreement

   In 1994, the Company, along with other defendants and representatives of breast implant litigation plaintiffs, entered into a settlement agreement under the supervision of the Court (the "Settlement Agreement"). Under the Settlement Agreement, certain industry participants originally agreed to contribute up to $4.2 billion, of which the Company agreed to contribute up to $2.02 billion, over a period of more than thirty years. Although the Settlement Agreement was designed to cover claims of most breast implant recipients brought in the courts of U.S. federal and state jurisdictions, approximately 7,000 U.S. and non-U.S. potential claimants elected not to settle their claims by way of the Settlement Agreement and elected to pursue their individual breast implant litigation against the Company. In 1995, the Court concluded the total amount of claims likely to be approved for payment would result in substantially lower payments to claimants than anticipated under the Settlement Agreement, and the Court requested that the parties negotiate possible modifications to the Settlement Agreement. The Company did not actively participate in the subsequent negotiations and is not a party to the resulting revision to the Settlement Agreement (the "Revised Settlement Agreement"). The Company has not exercised its option to withdraw from, and the Company has not been released from, the Settlement Agreement. In addition, the Company has not been officially excluded from participating in the Revised Settlement Agreement. The Company anticipates breast implant litigation and claims pending against it will be resolved in the Debtor Company's Chapter 11 Proceeding (see Note 7 below for further discussion).

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

 Breast Implant Litigation and Claims--Insurance Matters

   The Company has a substantial amount of unexhausted claims-made, occurrence and occurrence-noticed products liability insurance coverage with respect to breast implant lawsuits and claims commencing in 1986 and thereafter. For breast implant lawsuits and claims involving implant dates prior to 1986, substantial coverage exists under a number of primary and excess occurrence and occurrence-noticed policies having various limits. For breast implant lawsuits and claims filed after 1985 in cases with implant dates prior to 1986, potential coverage exists under all of the above referenced policies. Because defense costs and disposition of particular breast implant lawsuits and claims may be covered, in whole or in part, both by the coverage issued from and after 1986, and one or more of the policies issued prior to 1986, the ultimate determination of aggregate insurance coverage depends on, among other things, how defense and indemnity costs are allocated among the various policy periods. Depending on policy language, applicable law and agreements with insurers, damages which may be awarded pursuant to breast implant lawsuits may or may not be covered, in whole or in part, by insurance.

   A substantial number of the Company's insurers reserved the right to deny coverage, in whole or in part, due to differing theories regarding, among other things, when coverage may attach and their respective obligations relative to other insurers. Since 1993, the Company has been involved in litigation against certain insurance companies which issued occurrence based products liability insurance policies to the Company from 1962 through 1985 ("Occurrence Insurers"). This litigation resulted from an inability of the Occurrence Insurers to reach an agreement with the Company on a formula for the allocation among the Occurrence Insurers of payments of defense and indemnity expenses submitted by the Company related to breast implant products liability lawsuits. The Company sought a judicial enforcement of the obligations of the Occurrence Insurers under the relevant insurance policies. Following certain initial procedural steps, this litigation was conducted in the Wayne County, Michigan Circuit Court (the "Michigan Court"). A number of the Occurrence Insurers have been dismissed from this litigation pursuant to settlements reached with the Company.

   During 1994, the Michigan Court (a) ruled that certain of the Company's primary Occurrence Insurers have a duty to defend the Company with respect to breast implant products liability lawsuits, (b) directed these insurers to reimburse the Company for certain defense costs previously incurred, and (c) ruled in favor of the Company on allocation of defense costs.

   During 1995, the Michigan Court ruled in favor of the Company on allocation of indemnity costs, ordering that each primary Occurrence Insurer is obligated to pay the defense costs for all cases alleging a date of implant either before or during the insurers' policy periods and for all cases involving unknown implant dates; once implant dates become known, the appropriate insurer becomes responsible for relevant defense costs. The Michigan Court also ruled that relevant insurance contracts afford coverage for punitive damages except where specific policy provisions expressly exclude coverage for such damages. In addition, a trial on the merits of the claims in this litigation commenced.

   During 1996, a Michigan Court jury found the remaining Occurrence Insurers liable for coverage including costs of defense and settlement of the Company's breast implant lawsuits in the United States and in other countries. The Michigan Court also ruled that the Company is entitled to recover substantially all defense, settlement and judgment costs previously incurred. Certain of the Occurrence Insurers have appealed the results of this litigation to the Michigan Court of Appeals. The Company is uncertain as to when these appeals will be resolved. In the interim, the Company is continuing settlement negotiations with the Occurrence Insurers as well as other insurers that are not involved in the litigation. Furthermore, the Company is pursuing resolution of a significant portion of currently unresolved insurance coverage provided by solvent non-Occurrence Insurers

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

through arbitration proceedings. The Company is also pursuing recovery from insolvent insurance carriers via settlement discussions.

   Based on the status of this litigation, management continues to believe it is probable the Company will recover from its insurers a substantial amount of breast implant-related payments which have been or may be made by the Company. This belief is further supported by the fact that the Company received insurance recoveries of $875.7 from September 1, 1994, through August 25, 1999 (see Note 5 for further discussion), and entered into settlements with certain insurers for future reimbursement.

 Breast Implant Litigation and Claims--Financial Provisions

   The Company has taken steps in the past to reflect the anticipated financial consequences to the Company of the breast implant situation. Prior to 1995, the Company recorded aggregate pre-tax charges of $1.981 billion and related insurance receivables of $1.006 billion to reflect (a) the Company's best estimate, at the time, of its potential liability under the Settlement Agreement, (b) the Company's best estimate, at the time, of additional costs to resolve breast implant litigation outside of the Settlement Agreement, and (c) legal, administrative, and research costs related to the breast implant controversy. The portion of the pre-1995 charges related to the Settlement Agreement and related to the anticipated implant insurance receivable were recorded on a present value basis. In 1995, the Company recorded a pre-tax charge of $784.0 and related insurance receivable of $432.9 to abandon this present value treatment. Since May 15, 1995, the Company's implant reserve has been reduced only as a result of payments made by the Debtor Company for certain legal, administrative, and research costs related to the breast implant controversy that were taken into consideration when the reserve was originally recorded.

   As previously reported, the Company's results for 1998 reflect a pretax charge of $1,272.5 ($801.7 after tax) representing its best estimate of anticipated financial consequences to the Company to resolve all claims (including interest payable to creditors of the Debtor Company represented by the Committee of Unsecured Creditors) arising from the Debtor Company's Chapter 11 Proceeding and from the breast implant controversy. This charge was taken because management has concluded that implementation of the Joint Plan of Reorganization is probable. The term "Joint Plan of Reorganization" is defined and discussed in Note 7 below.

   In addition, the Company's results for the three months ended June 30, 1999, reflect additional interest expense of $15.8 ($10.0 after tax) for the amount of interest payable to creditors of the Debtor Company represented by the Committee of Unsecured Creditors pursuant to the Joint Plan of Reorganization. The amount of this additional interest expense recorded for the six months ended June 30, 1999 was $31.2 ($19.7 after tax). These amounts were determined using the United States federal judgment rate of 6.28% that was in effect on May 15, 1995 as specified in the Joint Plan of Reorganization. The amount of the 1998 charge for this interest payable (which was recorded in the fourth quarter of 1998) relating to the three months and six months ended June 30, 1998 was $14.9 ($9.4 after tax) and $29.3 ($18.5 after tax), respectively. The actual amount of interest that will ultimately be paid to these creditors is uncertain. The terms "Committee of Unsecured Creditors" and "Joint Plan of Reorganization" are defined and discussed in Note 7 below.

   Also, the Company's consolidated statements of operations and retained earnings for the three month and six month periods ending on June 30, 1999, reflect additional expenses for the amount of the Initial Payment Supplement for such period, which is associated with the Debtor Company's funding obligations pursuant to the Funding Payment Agreement. Under the Funding Payment Agreement, the first payment required to be made by the Debtor Company when the Joint Plan of Reorganization becomes effective would equal the Initial Payment plus the Initial Payment Supplement. The amount of the Initial Payment Supplement (reflected under the caption "Interest expense" in the consolidated statements of operations and retained earnings) for the

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

period commencing on May 1, 1999, and ending on June 30, 1999 was $6.2. The Initial Payment Supplement increases the Debtor Company's obligations under the Joint Plan of Reorganization. The terms "Initial Payment Supplement," "Funding Payment Agreement," "Debtor Company," "Joint Plan of Reorganization," and "Initial Payment," are defined and discussed in Note 7 below.

   The Company anticipates that the ultimate cost to resolve implant litigation and claims and related issues will be estimated for purposes of determining the feasibility of any plan of reorganization during the Debtor Company's Chapter 11 Proceeding (see Note 7 below). Notwithstanding the inherent uncertainties associated with estimating the ultimate cost of resolving implant litigation and claims and related issues, management believes it has accrued amounts required under generally accepted accounting principles. As additional facts and circumstances develop, it is at least reasonably possible that amounts recorded in the Company's consolidated financial statements may be revised in the near term to reflect any material developments relating to the resolution of implant litigation and claims and related issues. Future revisions, if required, could have a material effect on the Company's financial position or results of operations in the period or periods in which such revisions are recorded.

   The "Anticipated implant insurance receivable" recorded in the consolidated balance sheets is the result of the provisions described above; a substantial portion of this "Anticipated implant insurance receivable" relates to amounts expected to be recovered from the Occurrence Insurers. The principal uncertainties which exist with respect to the realization of this asset include the ultimate cost of resolving implant litigation and claims, the results of litigation against and settlement negotiations with insurers, and the extent to which insurers may become insolvent in the future. The Company took these factors into account when estimating the amount of insurance recovery to record in the financial statements. As additional facts and circumstances develop, it is at least reasonably possible that the estimate may be revised in the near term to reflect any material developments relating to insurance matters. Future revisions, if required, could have a material effect on the Company's financial position or results of operations in the period or periods in which such revisions are recorded. Notwithstanding the above, the Company believes it is probable that the "Anticipated implant insurance receivable" recorded in the consolidated balance sheet as of June 30, 1999, will ultimately be realized.

 Securities Laws Class Action Lawsuits

   As previously reported, in 1992 the Company and certain of its former and present directors and officers were named, as defendants with others, in two securities laws class action lawsuits filed by purchasers of stock of Corning and Dow Chemical. These cases were originally filed as several separate cases in the Federal District Court for the Southern District of New York; they were subsequently consolidated so that there is one case involving claims on behalf of purchasers of stock of Corning and one case involving claims on behalf of purchasers of stock of Dow Chemical. The plaintiffs in these cases allege, among other things, misrepresentations and omissions of material facts and breach of duty with respect to purchasers of stock of Corning and Dow Chemical relative to the breast implant issue. The relief sought in these cases is monetary damages in unspecified amounts.

   The Debtor Company's filing for protection under Chapter 11 of the Bankruptcy Code has resulted in a stay of this litigation with respect to the Debtor Company. These cases have been dismissed without prejudice with respect to directors, officers and other individuals originally named as defendants. Corning and Dow Chemical continue as defendants in this litigation.

 Tax Matters

   In January, 1997, the Company received a Statutory Notice of Deficiency (a "Notice") from the United States Internal Revenue Service ("IRS"). This Notice asserted tax deficiencies totaling approximately $105.3

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

related to the Company's consolidated federal income tax returns for the 1992, 1993 and 1994 calendar years. Subsequently, the Company reached a tentative settlement with the IRS which would resolve the issues raised in this Notice. The tentative settlement is subject to the approval of the Joint Committee of Taxation of the Congress of the United States (the "Joint Committee"). If the tentative settlement is ultimately approved by the Joint Committee, the Company would receive a refund of approximately $5.0. The Company anticipates that the Joint Committee will approve the tentative settlement.

   In May, 1999, the Company received a second Notice from the IRS. This Notice asserts tax deficiencies totaling approximately $65.3 relating to the Company's consolidated federal income tax returns for the 1995 and 1996 calendar years. The Company believes that the deficiencies asserted by the IRS are excessive and is vigorously contesting the IRS' claims. The Company anticipates that this matter will be resolved either in the Debtor Company's Chapter 11 Proceeding or through procedures provided by the Internal Revenue Code, and that such resolution will not have a material adverse impact on the Company's consolidated financial position or results of operations. The Company is currently engaged in discussions with the IRS in an effort to resolve this matter.

 Environmental Matters

   The Company has been advised by the United States Environmental Protection Agency ("EPA") or by similar state regulatory agencies that the Company, together with others, is a Potentially Responsible Party ("PRP") with respect to a portion of the cleanup costs and other related matters involving a number of abandoned hazardous waste disposal sites. Management currently believes that there are 9 sites at which the Company may have some liability, although management currently expects to settle the Company's liability for a majority of these sites for de minimis amounts. Based upon preliminary estimates by the EPA or the PRP groups formed with respect to these sites, the aggregate liabilities for all PRPs at those sites at which management currently believes the Company may have more than a de minimis liability is $19.8. Management cannot currently estimate the aggregate liability for all PRPs at all those sites at which management expects the Company has a de minimis liability.

   The Company records accruals for environmental matters when it is probable that a liability has been incurred and the Company's costs can be reasonably estimated. The amount accrued for environmental matters as of June 30, 1999, was $5.4. In addition, receivables of $3.3 for probable third-party recoveries have been recorded related to these environmental matters.

   As additional facts and circumstances develop, it is at least reasonably possible that either the accrued liability or the recorded receivable related to environmental matters may be revised in the near term. While there are a number of uncertainties with respect to the Company's estimate of its ultimate liability for cleanup costs at these hazardous waste disposal sites, the Company believes that any costs incurred in excess of those accrued will not have a material adverse impact on the Company's consolidated financial position or results of operations. This opinion is based upon the number of identified PRPs at each site, the number of such PRPs that are believed by management to be financially capable of paying their share of the ultimate liability, and the portion of waste sent to the sites for which management believes the Company might be held responsible based on available records.

   As a result of financial provisions recorded with respect to breast implant liabilities, the Company has been unable to meet certain federal and state environmental statutory financial ratio tests. Consequently, in order for the Debtor Company to continue to operate hazardous waste storage facilities at certain plant sites, the states involved have required the Debtor Company to establish trusts to provide for aggregate estimated

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

closure, post-closure, corrective action and potential liability costs of $23.4 associated with these hazardous waste storage facilities; the Debtor Company has fully funded these trusts as of June 30, 1999 and August 25, 1999. Interest on the funds held in trust will be available to the Debtor Company under certain circumstances, and the amount required to be held in trust may vary annually. At such time as the Company satisfies the above referenced financial ratio tests, or the Debtor Company no longer needs or closes the permitted facilities, the funds then remaining in these trusts will revert to the Debtor Company. The establishment and funding of these trusts is subject to the continuing jurisdiction of the Bankruptcy Court.

 Other Litigation

   Due to the nature of its business as a supplier of specialty materials to a variety of industries, the Company, at any particular time, is a defendant in a number of products liability lawsuits for injury allegedly related to the Company's products and, in certain instances, products manufactured by others. Many of these lawsuits seek damages in substantial amounts. The Company has been named in products liability lawsuits pertaining to materials previously used in connection with temporomandibular joint implant applications and raw materials supplied by the Company to manufacturers of the NORPLANT(R) Implant contraceptive device (NORPLANT(R) is a registered trademark of the Population Council for Subdermal Levonorgestrel Implants). The Company believes that any damages resulting from these lawsuits would be covered by substantial insurance or certain indemnity arrangements. This belief is supported in part by the fact that the indemnitors under these arrangements have been honoring their indemnity commitments. The Company has followed a practice of aggressively defending all products liability claims asserted against it, and although the Company intends to continue this practice, currently pending proceedings and any future claims are subject to the uncertainties attendant to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted with certainty. The prosecution of lawsuits and claims against the Debtor Company has been stayed in the United States as a result of the Debtor Company's filing for protection under Chapter 11 of the Bankruptcy Code. However, lawsuits prosecuted against the Debtor Company in non-U.S. jurisdictions and against subsidiaries of the Debtor Company are not stayed by the Chapter 11 Proceeding. The Company is currently unable to estimate its potential liability for these lawsuits; however, the Company believes that any damages resulting from these products liability lawsuits and claims will not have a material adverse effect on the Company's consolidated results of operations or financial condition. The Company anticipates that the cost to resolve a substantial portion of these lawsuits and claims will ultimately be determined during the Debtor Company's Chapter 11 Proceeding (see Note 7 below).

NOTE 7--Proceeding Under Chapter 11

 Filing for Chapter 11 Protection

   On May 15, 1995, the Debtor Company voluntarily filed for protection under Chapter 11 of the Bankruptcy Code. The Debtor Company consists of a majority of the Company's U.S. operations and certain international branches. The Debtor Company's Chapter 11 Proceeding does not include any subsidiaries of the Debtor Company. This action was taken because (a) the Debtor Company was not satisfied with the rate of progress toward resolving breast implant litigation outside of the Settlement Agreement, (b) the Debtor Company was not satisfied with the rate of progress toward achieving commitments from certain of the Company's insurers relative to insurance recovery, and (c) the Debtor Company was concerned by the uncertainty associated with the conclusions of the Court relative to the Settlement Agreement (see Note 6 above for further discussion).

   The Debtor Company is operating as a debtor-in-possession under the supervision of the Bankruptcy Court. As a debtor-in-possession, the Debtor Company is authorized to operate its business but may not engage

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

in transactions outside the ordinary course of its business without the approval of the Bankruptcy Court. Under the Bankruptcy Code, any creditor actions to obtain possession of property from the Debtor Company are stayed by the Chapter 11 Proceeding. As a result, the creditors of the Debtor Company are precluded from collecting pre-petition debts without the approval of the Bankruptcy Court. Certain pre-petition liabilities, including wages and benefits of employees and obligations to certain international vendors, have been paid after obtaining the approval of the Bankruptcy Court. Also, in 1996, the Bankruptcy Court granted the Debtor Company's motion to allow for the offset of certain receivables and payables between the Debtor Company and its subsidiaries existing as of May 15, 1995.

   Subject to certain exceptions under the Bankruptcy Code, the Debtor Company's Chapter 11 filing automatically stayed the continuation of any judicial or administrative proceedings against the Debtor Company. The Debtor Company filed notices to remove certain lawsuits filed by plaintiffs from state courts to federal courts. The Debtor Company also filed transfer motions seeking to transfer certain lawsuits filed by plaintiffs from various federal courts to the federal district court having jurisdiction over the Debtor Company's Chapter 11 Proceeding (the U.S. District Court for the Eastern District of Michigan, the "U.S. District Court in Michigan"). The purpose of these transfer motions was to lay a foundation for the eventual consolidation of these lawsuits in connection with a threshold "common issues" trial on the core issue, among others, of whether silicone gel implants cause the diseases claimed by those who filed such lawsuits.

   In September, 1995, the U.S. District Court in Michigan granted the Debtor Company's transfer motion to transfer certain lawsuits filed by plaintiffs to the U.S. District Court in Michigan. This court also indicated that if trials ultimately proceed, they should be conducted in either the U.S. District Court in Michigan or the U.S. district court for the district in which the claim underlying the lawsuit arose. In the interim, the U.S. District Court for the Northern District of Alabama has been assigned jurisdiction over these cases for pretrial purposes. The U.S. District Court in Michigan also suggested that a "common issues" trial could proceed, if needed, in connection with the Bankruptcy Court's estimation of products liability claims against the Debtor Company during the Debtor Company's Chapter 11 Proceeding.

   The U.S. Trustee appointed a "Committee of Unsecured Creditors," a "Committee of Tort Claimants" and an "Official Physicians' Committee" (collectively, the "Creditor Committees") in the Chapter 11 Proceeding. In accordance with the provisions of the Bankruptcy Code, the Creditor Committees have been appointed to represent the diversity of interests of the entire constituency that each committee is designated to serve, and the Creditor Committees have the right to be heard with respect to transactions outside the ordinary course of business and other matters arising in the Chapter 11 Proceeding.

 Bar Date and Creditors' Claims

   In June, 1996, the Bankruptcy Court established bar dates, deadlines for creditors to file claims against the Debtor Company, of January 15, 1997, for all claims against the Debtor Company arising out of the United States and its territories, and of February 14, 1997, for all claims against the Debtor Company arising out of non-U.S. jurisdictions. Creditors who are required to file claims but fail to meet the bar dates generally were prohibited from voting upon the Joint Plan of Reorganization (as defined below) and may be prohibited from receiving distributions under any plan of reorganization.

   As of August 25, 1999, approximately 905,000 proofs of claim have been filed by creditors of the Debtor Company with the Bankruptcy Court. Of these proofs of claim, approximately 644,000 are Implant Primary Claims (claims by implant recipients), approximately 207,000 are Implant Supplemental Claims (claims by persons related to implant recipients) and approximately 54,000 are General Claims (claims by lenders, holders of public debt securities, vendors and other miscellaneous parties, including claims for contribution and

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

indemnity). Because the cataloging of filed proofs of claim is ongoing, the ultimate number of claims is not precisely determinable at this time.

   The Bankruptcy Court and the Debtor Company continue to assess the validity and accuracy of the information contained in or submitted with the filed proofs of claim. In addition, the Debtor Company believes that a significant number of the filed proofs of claim are duplicative. As of August 25, 1999, the Bankruptcy Court had disallowed approximately 138,000 of these duplicate claims. The process of identifying possible duplicate claims is ongoing. The Debtor Company anticipates that all duplicate claims will ultimately be disallowed. In addition, a number of these proofs of claim were received subsequent to the bar date and may be disallowed on that basis. Other than as described above, there has been no determination of allowability of the filed proofs of claim by either the Bankruptcy Court or the Debtor Company.

   In addition to the proofs of claim filed by creditors of the Debtor Company with the Bankruptcy Court as described above, Dow Chemical has, pursuant to certain rules promulgated under the U.S. Bankruptcy Code, filed a proof of claim against the Debtor Company with the Bankruptcy Court on behalf of claimants who had not previously filed their own individual proofs of claim against the Debtor Company with the Bankruptcy Court. The purpose of this filing by Dow Chemical was to ensure that all breast implant claims against the Debtor Company's shareholders are resolved consistently and contemporaneously with claims against the Debtor Company through the Chapter 11 Proceeding.

   In April 1997, the Debtor Company filed (a) an omnibus objection with the Bankruptcy Court challenging all claims alleging that silicone breast implants caused disease, and (b) a motion for summary judgment requesting that the Bankruptcy Court dismiss all such claims on the basis that there is no scientifically valid evidence sufficient to support such claims. Also in April 1997, the Debtor Company filed a motion with the Chief Judge of the U.S. Court of Appeals for the Sixth Circuit requesting that, to the extent that a U.S. District Judge is required to decide the Debtor Company's motion for summary judgment or to decide issues related to disease claims which might survive the motion for summary judgment, such issues be referred to U.S. District Judge Sam
C. Pointer, Jr. (of the U.S. District Court for the Northern District of Alabama) due to his experience as the federal multi-district litigation judge for breast implant litigation. As a result, the Chief Justice of the United States granted his approval of this request in June, 1997. Judge Pointer has been temporarily assigned to the U.S. District Court in Michigan to preside over any proceedings regarding claims arising from implanted medical devices, including breast implant claims, against the Debtor Company and its shareholders.

   In December, 1997, the Bankruptcy Court recommended that, although it has the authority to decide the issues presented in the Debtor Company's omnibus objection and motion for summary judgment described above, the U.S. District Court in Michigan should take responsibility for ruling on such matters. The U.S. District Court in Michigan has indicated that it will take such responsibility with the participation of Judge Pointer. In addition, the U.S. District Court in Michigan indicated that the report issued on November 30, 1998, by Judge Pointer's National Science Panel, established in the U.S. District Court for the Northern District of Alabama under the U.S. Federal Rules of Civil Procedure, may be used in connection with resolving the issue of whether silicone gel implants cause the diseases claimed by those who assert such claims. The report concluded that the weight of scientific evidence does not indicate a link between silicone breast implants and systemic diseases, such as connective tissue diseases, related signs and symptoms and immune system dysfunction.

   In August, 1997, the Committee of Tort Claimants filed a motion with the Bankruptcy Court requesting that issues regarding estimation or liquidation of products liability claims in the Debtor Company's Chapter 11

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

Proceeding, including issues relating to confirmation of a plan of reorganization, be removed from the Bankruptcy Court to the U.S. District Court in Michigan. This motion will be adjudicated by the U.S. District Court in Michigan. In September, 1997, the U.S. District Court in Michigan conducted a hearing on this motion, but no decision has yet been rendered.

 Exclusivity Periods and Related Matters

   Under applicable provisions of the Bankruptcy Code, a debtor in Chapter 11 has certain periods of exclusivity during which it has the exclusive right to file and seek acceptances of its reorganization plan. After the expiration of such periods, as may be extended from time to time, any creditor or shareholder has the right to file a plan of reorganization with the Bankruptcy Court.

   The Debtor Company had the exclusive right to file a plan of reorganization for 120 days after its Chapter 11 filing (the "Plan Exclusivity Period"). During the course of the Chapter 11 Proceeding, the Bankruptcy Court has extended the Plan Exclusivity Period from time to time. The Plan Exclusivity Period has continued due to the Debtor Company's filing of the Initial Plan, the First Amended Plan, the Second Amended Plan, and the Joint Plan of Reorganization (as defined and discussed below), and the terms of relevant Bankruptcy Court orders. In May, 1996, the Bankruptcy Court extended the Debtor Company's exclusive statutory 60-day period for soliciting acceptances of its plan of reorganization (the "Solicitation Exclusivity Period") for an indefinite period, subject to further order of the Bankruptcy Court. The Plan Exclusivity Period and the Solicitation Exclusivity Period shall be referred to collectively as the "Exclusivity Periods."

 Plans of Reorganization and Disclosure Statements

   In December, 1996, the Debtor Company filed its initial plan of reorganization (the "Initial Plan") and related initial disclosure statement with the Bankruptcy Court. Under the Initial Plan, the Debtor Company would have committed up to $3.0 billion to satisfy the claims of its creditors. In August, 1997, the Initial Plan was superseded by the Debtor Company's filing of its first amended plan of reorganization (the "First Amended Plan") and a related first amended disclosure statement (the "First Amended Disclosure Statement"). Under the First Amended Plan, the Debtor Company would have committed up to $3.7 billion to satisfy the claims of its creditors. In November, 1997, the Bankruptcy Court indicated that the Debtor Company's First Amended Disclosure Statement would not be approved and expressed concerns about certain provisions of the First Amended Plan. In February, 1998, the Debtor Company filed its second amended plan of reorganization (the "Second Amended Plan") and related second amended disclosure statement (the "Second Amended Disclosure Statement"). Under the Second Amended Plan, the Debtor Company would have committed up to $4.4 billion to satisfy the claims of its creditors, including $3.0 billion to resolve products liability claims through several settlement options or through litigation. On November 9, 1998, the Second Amended Plan was superseded by the Debtor Company's filing of a third amended plan of reorganization, which was subsequently amended in 1999 (the "Joint Plan of Reorganization") and related third amended disclosure statement, which was subsequently amended in 1999 (the "Joint Disclosure Statement"). The Joint Plan of Reorganization and the Joint Disclosure Statement are discussed below.

   In an effort to encourage resolution of key issues between the Debtor Company and the Creditor Committees, the Bankruptcy Court had appointed a mediator in November, 1997. On July 2, 1998, following unsuccessful attempts by the Debtor Company and the Committee of Tort Claimants to reach an agreement regarding the resolution of products liability claims, the mediator presented the Debtor Company, the Committee of Tort Claimants, Dow Chemical, and Corning with a proposal to settle such claims (the "Mediator's Proposal"). On July 7, 1998, all four parties advised the Bankruptcy Court that they would accept the Mediator's Proposal. The Mediator's Proposal did not address issues between the Debtor Company and

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

other parties to the Chapter 11 Proceeding, including the Committee of Unsecured Creditors and the Official Physicians' Committee.

   Subsequently, the mediator assisted the Debtor Company, the Committee of Tort Claimants, Dow Chemical, and Corning in the conversion of the Mediator's Proposal into a plan of reorganization, related disclosure statement, and other necessary supporting documents. As a result of this process, on November 9, 1998, the Debtor Company, along with the Committee of Tort Claimants, filed the Joint Plan of Reorganization and the Joint Disclosure Statement with the Bankruptcy Court.

   The Joint Plan of Reorganization would provide breast implant claimants with a range of settlement options essentially replicating the options provided by the Revised Settlement Agreement (see Note 6 above). Under certain circumstances, breast implant claimants would be able to qualify for more than one settlement option. Payments similar to the amounts provided for in the Revised Settlement Agreement (the "Base Payments") would be made to most settling breast implant claimants. Under certain circumstances, breast implant claimants might qualify for payments in excess of the Base Payments (the "Premium Payments"), if funds are available. The Joint Plan of Reorganization would also provide a mechanism for the resolution of products liability claims other than breast implant claims.

   The Joint Plan of Reorganization would provide up to $4.5 billion to satisfy claims of the Debtor Company's creditors. Specifically, under the Joint Plan of Reorganization, the Debtor Company would commit up to $3.172 billion to resolve products liability claims through several settlement options or through litigation. Products liability claims to be resolved by settlement would be administered by a settlement facility (the "Settlement Facility"), and product liability claims to be resolved by litigation would be administered by a litigation facility (the "Litigation Facility"). Payments made by the Debtor Company would be placed in a trust and withdrawn by the Settlement Facility to pay eligible settling claimants and to cover the Settlement Facility's operating expenses. Amounts would also be withdrawn from the trust as necessary to fund the resolution of claims via the Litigation Facility. In addition, the Joint Plan of Reorganization would provide $1.3 billion to satisfy commercial claims which would be paid in full, including interest accrued at a rate of 6.28%, compounded annually. The Joint Plan of Reorganization would provide that ten-year senior notes of the Debtor Company would be issued to satisfy approximately 75% of the amount of allowed unsecured commercial creditor claims; the remaining amount of allowed unsecured commercial creditor claims would be satisfied by cash payments.

   Under the Joint Plan of Reorganization, the Settlement Facility would allow breast implant claimants who choose to settle their claims against the Debtor Company and who meet certain documentation and eligibility criteria to combine up to three settlement options, which would result in Base Payments ranging from $2,000.00 to more than $250,000.00. The settlement options available under the Joint Plan of Reorganization are: (a) an expedited payment option, available for three years after the effective date of the Joint Plan of Reorganization, which would pay $2,000.00 to qualifying breast implant claimants who want to settle their claims immediately and do not intend to file a disease claim (the "Expedited Release Payment Option"), (b) a rupture settlement option which would pay $20,000.00 to qualifying breast implant claimants who have undergone or will have undergone surgery no later than two years after the effective date of the Joint Plan of Reorganization to remove a ruptured breast implant manufactured by the Debtor Company (the "Rupture Payment Option"), (c) an explantation payment option which would pay $5,000.00 for removal (on or after December 31, 1990, but no later than ten years after the effective date of the Joint Plan of Reorganization) of breast implants manufactured by the Debtor Company (the "Explantation Payment Option"), and (d) a disease payment option which would pay between $10,000.00 and $250,000.00 to breast implant claimants who file a claim within 15 years of the effective date of the Joint Plan of Reorganization if they have or have had certain

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

specified symptoms or medical conditions which are adequately documented and evaluated (the "Disease Payment Option").

   Claimants qualifying for either the Expedited Release Payment Option or the Disease Payment Option may, under certain circumstances, also qualify for the Rupture Payment Option and the Explantation Payment Option. In addition, claimants qualifying for the Disease Payment Option may be eligible for a Premium Payment of up to 20% of the Disease Payment Option amounts specified above if sufficient funds are ultimately available. Claimants qualifying for the Rupture Payment Option may be eligible for a Premium Payment of $5,000.00 if sufficient funds are ultimately available.

   The Joint Plan of Reorganization also would provide that claimants who are eligible for payments under the Disease Payment Option may qualify for additional compensation if their medical condition changes. For certain claimants, amounts otherwise payable under the Disease Payment Option would be reduced by one-half for breast implant claimants who have had breast implants manufactured by the Debtor Company and also have had breast implants produced by another manufacturer. Settlement amounts payable to breast implant claimants who have had breast implants produced by another manufacturer using raw materials supplied by the Debtor Company would be determined after review and evaluation and paid from a fixed fund; payments could amount to a maximum of 40% of amounts payable under the Expedited Release Payment Option or the Disease Payment Option.

   Settlement payments to non-U.S. breast implant claimants under the Joint Plan of Reorganization would be equal to either 35% or 60% of similar payments made to U.S. breast implant claimants, depending on the country of residence of the non-U.S. breast implant claimant receiving settlement payments. These reduced amounts are designed to account for differing local economic and legal system factors. Furthermore, the Joint Plan of Reorganization incorporates the terms and conditions of three Canadian class action settlements in the provinces of Ontario, Quebec, and British Columbia, Canada and a settlement of Australia breast implant litigation (see Note 6 for further discussion.) In addition, in response to concerns raised by representatives of claimants in several foreign countries regarding difficulties in obtaining the necessary documentation to demonstrate product identification to the Settlement Facility, modifications were made to the Joint Plan of Reorganization to, among other things, provide additional settlement options with relaxed product identification requirements and reduced payment amounts.

   Under the Joint Plan of Reorganization, non-breast implant products liability claimants who choose to settle their claims through the Settlement Facility mechanism would be able to choose (a) the Expedited Release Payment Option under which such claimants would be paid $600.00, or (b) the Disease Payment Option under which such claimants would receive settlement payments of between $2,500.00 and $7,500.00 depending on the type of product used and the severity of particular claimants' injuries.

   If the Joint Plan of Reorganization is approved and confirmed, qualified claims will be processed under the supervision of an independent claims administrator using the claims processing facility established under the Revised Settlement Agreement.

   Under the Joint Plan of Reorganization, products liability claimants choosing to litigate their claims would be required to pursue their claims through litigation against the Litigation Facility, including a mandated pre-trial mediation program. As contemplated by the Debtor Company, this process would also include certain common issues procedures (the "Common Issues Procedures") to resolve, among other things, the core issue of whether silicone implants cause certain diseases as alleged by products liability claimants (see
Note 6 for further discussion). The U.S. District Court in Michigan would ultimately determine whether the Common

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

Issues Procedures will be implemented. The result of implementing the Common Issues Procedures would not affect those claimants who choose to resolve their claims through the Settlement Facility.

   If use of the Common Issues Procedures would result in a conclusion that silicone implants do not cause disease, some or all disease claims against the Litigation Facility would be disallowed and some or all products liability claimants choosing to resolve their disease claims by litigation may not receive any distribution from the Litigation Facility. If use of the Common Issues Procedures would result in a conclusion that silicone implants do cause disease, individual claims that remain against the Litigation Facility would be resolved through further litigation or settlement. In any event, non-disease claims (for example, those claims related to mechanical failure and/or local complications) could continue to proceed against the Litigation Facility. The Joint Plan of Reorganization also contemplates that other common issue procedures may be requested by the Litigation Facility, including trials to determine, for example, the application of bulk-supplier defenses to raw material claims and other issues. Claimants who choose to pursue their claim against the Debtor Company through the Litigation Facility would forgo any right to receive benefits under the various settlement options provided through the Settlement Facility.

   The Debtor Company would fund the Settlement Facility and the Litigation Facility (collectively, the "Facilities") pursuant to a funding payment agreement (the "Funding Payment Agreement"). The Debtor Company would fund the Facilities over a 16-year period. The Debtor Company anticipates that it would be able to meet its payment obligations to the Facilities utilizing cash flow from operations, insurance proceeds, cash on hand and/or prospective borrowings. Under certain circumstances, the Debtor Company would also have access to a ten-year unsecured revolving credit commitment, established by Dow Chemical and Corning, to assist in the timely funding of the Facilities. During the first five years of this revolving credit commitment, the maximum aggregate amount available to the Debtor Company would be $300.0. Beginning in the sixth year following the effective date of the Joint Plan of Reorganization, the maximum aggregate amount available to the Debtor Company would decrease by $50.0 per year.

   Pursuant to the Funding Payment Agreement, funds will be paid by the reorganized Debtor Company (a) to the Settlement Facility with respect to products liability claims, as such claims are processed and allowed by the Settlement Facility, and (b) via the Settlement Facility with respect to products liability claims allowed through the Litigation Facility, as such claims are resolved. The amounts of funds to be paid by the reorganized Debtor Company to the Settlement Facility and the Litigation Facility, respectively, are subject to annual and aggregate funding limits provided in the Funding Payment Agreement.

   The first payment required under the Funding Payment Agreement, to be made when the Joint Plan of Reorganization becomes effective, would equal $985.0 (the "Initial Payment") plus any amounts earned after April 30, 1999, on $905.0 of the Initial Payment. The actual amount earned on $905.0 of the Initial Payment after April 30, 1999 (the "Initial Payment Supplement") for the period commencing on May 1, 1999, and ending on June 30, 1999 was $6.2. The Initial Payment Supplement for the three months ended June 30, 1999, and for the six months ended June 30, 1999, is reflected under the caption "Interest expense" in the consolidated statement of operations and retained earnings. The amount of the Initial Payment Supplement is added to amounts otherwise payable by the Debtor Company under the Joint Plan of Reorganization and the Funding Payment Agreement.

   During the five years after the effective date of the Joint Plan of Reorganization, the maximum annual amounts to be paid by the Debtor Company under the Funding Payment Agreement are $47.0 in the first year, $103.0 in the second year, $374.0 in the third year, $204.0 in the fourth year and $205.0 in the fifth year. Thereafter, the maximum aggregate amount to be paid by the Debtor Company would be $1,254.0 during the

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

ensuing eleven year period. The timing of the actual amounts payable by the Debtor Company under the Funding Payment Agreement would be affected by the rate at which claims are resolved by the Facilities and the rate at which insurance proceeds are received by the Debtor Company from its insurers (see
Note 6 for additional information relating to insurance matters).

   The Joint Plan of Reorganization provides that punitive damage claims will not be allowed.

   Under the Joint Plan of Reorganization, products liability claims relating to long-term contraceptive implants would be channeled to the Litigation Facility for administrative purposes and would be resolved as to the Debtor Company by indemnification from and/or litigation against the ultimate manufacturers of these implants.

 Releases of Debtor Company and Other Parties

   If the Joint Plan of Reorganization is confirmed, personal injury claims, and certain related claims, would be transferred to the Settlement Facility and the Litigation Facility for handling and payment. In addition, all claims subject to the jurisdiction of the Bankruptcy Court against (a) the Debtor Company, its subsidiaries and affiliates, (b) Dow Chemical, Corning and their respective subsidiaries and affiliates, (c) certain of the Debtor Company's insurers who have settled coverage issues with the Debtor Company relating to products liability claims and (d) all of the officers, directors, employees and representatives of these parties would (as to the Debtor Company) be discharged and (as to all other parties) be released, and any prosecution or enforcement of those claims would be permanently barred.

   With respect to products liability claimants choosing to resolve their claims via the Settlement Facility mechanism, all such claims subject to the jurisdiction of the Bankruptcy Court relating to products of the Debtor Company against such claimants' physicians and other health care providers associated with such claims who agree to settle their claims against the Debtor Company ("Settling Health Care Providers") would (with the exception of certain defined medical malpractice claims) also be released, and any prosecution or enforcement of those claims would be permanently barred.

   With respect to products liability claimants choosing to resolve their claims via the Litigation Facility mechanism, all such allowed claims subject to the jurisdiction of the Bankruptcy Court relating to products of the Debtor Company against those Settling Physicians and Health Care Providers who have had the claims against them transferred to the Debtor Company's bankruptcy proceedings as claims "related to" such proceedings would have such claims resolved in tandem with the related claim against the Litigation Facility. To the extent that funds would be available for this purpose at the time of claim allowance, the claims for which the Litigation Facility and the Settling Physician or Health Care Provider would be jointly liable would be paid by the Litigation Facility. If, due to funding deficiencies at the time of claim allowance, the Settling Physician or Health Care Provider would make payment of the allowed personal injury claim for which the Litigation Facility would be jointly liable, the Settling Physician or Health Care Provider paying the claim would have a reimbursement claim against the Litigation Facility. The reimbursement claim would be paid by the Litigation Facility to the Settling Physician or Health Care Provider when funds subsequently became available.

 Proposed Insurance Allocation Agreement Between Debtor Company and Dow
 Chemical

   A number of the Company's products liability insurance policies name the Company and Dow Chemical as co-insureds (the "Shared Insurance Assets"). A portion of the Shared Insurance Assets may, under certain conditions, become payable by the Debtor Company to Dow Chemical under an insurance allocation agreement

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

between the Debtor Company and Dow Chemical (the "Insurance Allocation Agreement"). Under the Insurance Allocation Agreement, twenty-five percent of certain of the Shared Insurance Assets would be paid by the Debtor Company to Dow Chemical subsequent to confirmation of the Joint Plan of Reorganization. However, the amount of Shared Insurance Assets which would be payable to Dow Chemical by the Debtor Company under the Insurance Allocation Agreement would not exceed approximately $320.0. In addition, a portion of any such amounts paid to Dow Chemical, to the extent not used by Dow Chemical to pay certain products liability claims, would be paid over to the Debtor Company after the expiration of a 17.5-year period commencing on the effective date of the Joint Plan of Reorganization. Implementation of the Insurance Allocation Agreement is dependent on approval of the Joint Plan of Reorganization in substantially its current form by the Bankruptcy Court. As previously reported, the Company's results for 1998 reflect a pre-tax charge of $320.0 for an estimate of amounts of insurance proceeds payable or to be paid to Dow Chemical pursuant to the Insurance Allocation Agreement.

 Confirmation Procedure

   Confirmation of a plan of reorganization requires, among other things, acceptance of the plan by the affirmative vote (in excess of 50% of the number and in excess of 66 2/3% of the dollar amount of the claims) of the creditors who vote in each class of creditors having claims that are impaired by the plan of reorganization. On February 4, 1999, the Bankruptcy Court issued an order
(a) approving the adequacy of the Joint Disclosure Statement, (b) permitting the distribution of the Joint Plan of Reorganization and Joint Disclosure Statement to the Debtor Company's creditors for their consideration, and (c) establishing a preliminary timeline for the remaining approval and confirmation process.

   Subsequently, on March 15, 1999, the Debtor Company distributed the Joint Plan of Reorganization and Joint Disclosure Statement to the Debtor Company's creditors and solicited acceptances of the Joint Plan of Reorganization from its creditors from March 15, 1999, through May 14, 1999. As a result of this process and subsequent negotiations with certain classes of creditors, all classes of claimants represented by the Committee of Tort Claimants (with the exception of the holders of claims related to long-term contraceptive implants), and the class of claimants represented by the Official Physicians' Committee, have provided the requisite acceptance of the terms of the Joint Plan of Reorganization. In addition, the class of claimants represented by the Committee of Unsecured Creditors and the class of claimants comprised of various governmental entities, including the United States (the "U.S. Government") have not provided the requisite acceptance of the terms of the Joint Plan of Reorganization. See further discussion below under "Uncertainties regarding implementation of the Joint Plan of Reorganization."

   On June 28, 1999, the Bankruptcy Court commenced a hearing regarding confirmation of the Joint Plan of Reorganization (the "Confirmation Hearing"). During the Confirmation Hearing, the Debtor Company and the Committee of Tort Claimants presented testimony and other evidence in support of confirmation of the Joint Plan of Reorganization. In addition, opponents of the confirmation of the Joint Plan of Reorganization presented testimony and other evidence in opposition to confirmation of the Joint Plan of Reorganization. Specifically, the principal concerns of these opponents include (a) the proposed treatment of non-U.S. products liability claimants under the Joint Plan of Reorganization,
(b) the appropriate interest rate to be applied for the period from May 15, 1995, through the effective date of the Joint Plan of Reorganization on allowed claims held by creditors represented by the Committee of Unsecured Creditors,
(c) whether the proposed discharge of any potential personal injury and related claims against the shareholders of the Debtor Company is appropriate under the Bankruptcy Code and other relevant law, and (d) the adequacy and propriety of the aggregate funding limit applicable to the Litigation Facility. The Confirmation Hearing concluded on July 30, 1999. The Debtor Company is uncertain as to when the Bankruptcy Court will issue a ruling regarding confirmation of the Joint Plan of Reorganization.

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)


   Following motions by the Committee of Unsecured Creditors, the Debtor Company, and the Committee of Tort Claimants, and Bankruptcy Court hearings on such motions, the Bankruptcy Court issued a ruling on July 14, 1999, indicating that the appropriate interest rate to be applied for the period from May 15, 1995, through the effective date of the Joint Plan of Reorganization on allowed claims held by creditors represented by the Committee of Unsecured Creditors is 6.28%, the United States federal judgment rate that was in effect on May 15, 1995 as specified in the Joint Plan of Reorganization.

   The Debtor Company continues to participate in discussions with the U.S. Government, the Committee of Unsecured Creditors, and the Official Physicians' Committee regarding the terms of the Joint Plan of Reorganization. Absent the requisite approvals referenced above, the Bankruptcy Court may confirm the Joint Plan of Reorganization, or a competing plan of reorganization, under the "cramdown" provisions of the Bankruptcy Code, assuming certain tests are met.

   On May 28, 1999, the Debtor Company filed a motion with the Bankruptcy Court requesting confirmation of the Joint Plan of Reorganization despite the absence of approval of the Joint Plan of Reorganization by all classes of creditors. The Bankruptcy Court has not ruled on this motion.

 Uncertainties regarding implementation of Joint Plan of Reorganization

   Even though management believes that the Joint Plan of Reorganization will ultimately be implemented, uncertainties regarding such implementation continue to exist including (a) confirmation of the Joint Plan of Reorganization by the Bankruptcy Court, and (b) the favorable resolution of appeals, if any, of the Bankruptcy Court's ultimate confirmation order. As discussed above, various creditors and creditor representatives, including the Committee of Unsecured Creditors and the Official Physicians' Committee, assert that the Bankruptcy Court should not confirm the Joint Plan of Reorganization. Specifically, they contend (among other things) that (a) the classes into which the Debtor Company's claimants are grouped for voting and other purposes under the Joint Plan of Reorganization are inappropriate, (b) the differing treatment of domestic and foreign products liability claimants is unfair, (c) the release of claims against Dow Chemical and Corning, the Debtor Company's subsidiaries and other parties is impermissible, (d) the provisions of the Joint Plan of Reorganization for the amount of interest to be paid to unsecured creditors and the manner of payment to unsecured creditors are improper or inadequate, and
(e) the treatment of implant related claims arising from implants other than breast implants are unfair or inadequate. These creditors and creditor representatives contend that these issues prevent confirmation of the Joint Plan of Reorganization. In addition, the U.S. Government has objected to confirmation of the Joint Plan of Reorganization, asserting that the Joint Plan of Reorganization does not provide sufficient funding to reimburse the U.S. Government for health care expenses it incurred on behalf of breast implant recipients. Resolution of these issues could ultimately impact whether the Joint Plan of Reorganization will be implemented in substantially its current form.

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)


 Debtor Company Financial Statements

   The condensed financial statements of the Debtor Company are presented as follows:

                            DOW CORNING CORPORATION

                     DEBTOR COMPANY CONDENSED BALANCE SHEET
                            (in millions of dollars)

                                                                     June 30,
                                                                       1999
                                                                     ---------
                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................... $   112.9
  Marketable securities.............................................     109.4
  Accounts and notes receivable, including $613.7 receivable from
   subsidiaries.....................................................     791.1
  Anticipated implant insurance receivable..........................      16.8
  Inventories.......................................................     189.0
  Other current assets--
    Deferred income taxes...........................................     190.0
    Other...........................................................      12.1
                                                                     ---------
      Total current assets..........................................   1,421.3
                                                                     ---------
INVESTMENTS:
  Equity in unconsolidated subsidiaries.............................     586.6
PROPERTY, PLANT AND EQUIPMENT:                                         1,848.6
  Less--Accumulated depreciation....................................  (1,238.1)
                                                                     ---------
                                                                         610.5
                                                                     ---------
OTHER ASSETS:
  Marketable securities.............................................      63.4
  Anticipated implant insurance receivable..........................     729.1
  Restricted insurance proceeds.....................................     781.1
  Implant deposit...................................................     275.0
  Environmental trusts..............................................      23.4
  Deferred income taxes.............................................     694.9
  Receivable from subsidiaries......................................     399.4
  Other assets......................................................     218.4
                                                                     ---------
                                                                       3,184.7
                                                                     ---------
                                                                     $ 5,803.1
                                                                     =========

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)



                            DOW CORNING CORPORATION

                     DEBTOR COMPANY CONDENSED BALANCE SHEET
                            (in millions of dollars)

  June 30,
    1999
  --------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................... $   38.0
  Payable to subsidiaries............................................    202.0
  Accrued interest...................................................    232.9
  Other current liabilities..........................................    221.4
                                                                      --------
    Total current liabilities........................................    694.3
                                                                      --------
OTHER LIABILITIES....................................................     43.5
LIABILITIES SUBJECT TO COMPROMISE:
  Trade accounts payable.............................................     67.3
  Payable to subsidiaries............................................     37.8
  Accrued employee benefits..........................................    273.3
  Accrued taxes......................................................      3.6
  Implant reserve....................................................  3,223.4
  Notes payable......................................................    375.0
  Long-term debt.....................................................    269.1
  Co-insurance payable...............................................    320.0
  Other..............................................................     84.1
                                                                      --------
                                                                       4,653.6
                                                                      --------
STOCKHOLDERS' EQUITY:
  Common stock, $5 par value--2,500,000 shares authorized and out-
   standing..........................................................     12.5
  Retained earnings..................................................    478.5
  Cumulative translation adjustment and Other........................    (79.3)
                                                                      --------
    Stockholders' equity.............................................    411.7
                                                                      --------
                                                                      $5,803.1
                                                                      ========

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)


                            DOW CORNING CORPORATION

                     DEBTOR COMPANY CONDENSED STATEMENT OF
                        OPERATIONS AND RETAINED EARNINGS
                            (in millions of dollars)

                                                               Six months ended
                                                                June 30, 1999
                                                               ----------------
NET SALES (includes $367.7 of sales to subsidiaries)..........      $897.8
OPERATING COSTS AND EXPENSES:
  Manufacturing cost of sales.................................       610.8
  Marketing and administrative expenses.......................       113.9
                                                                    ------
                                                                     724.7
                                                                    ------
OPERATING INCOME..............................................       173.1
OTHER INCOME:
  Interest income.............................................        29.6
  Interest expense............................................       (37.4)
  Other, net..................................................       (39.1)
                                                                    ------
INCOME BEFORE REORGANIZATION..................................       126.2
COSTS AND INCOME TAXES
Reorganization costs..........................................        37.2
                                                                    ------
INCOME BEFORE INCOME TAXES....................................        89.0
                                                                    ------
Income tax provision..........................................        46.7
                                                                    ------
NET INCOME....................................................      $ 42.3
                                                                    ======
Earnings of unconsolidated subsidiaries and related elimina-
 tions........................................................         5.0
Retained earnings at beginning of year........................       431.2
                                                                    ------
Retained earnings at end of year..............................      $478.5
                                                                    ======

   The financial statements presented above reflect transactions of the Debtor Company including transactions with all subsidiaries of the Debtor Company. The Debtor Company condensed statement of operations and retained earnings includes $367.7 of sales to subsidiaries in the caption "NET SALES." These sales are conducted at prices substantially comparable to those which would prevail in open-market transactions between unrelated parties.

   The Debtor Company has incurred and will continue to incur significant costs associated with the Chapter 11 Proceeding. The aggregate amount of these costs, which are being expensed as incurred, may have a material adverse impact on the Company's results of operations in future periods. These costs are recorded under the caption "Reorganization costs" in the accompanying statements of operations and retained earnings.

   Due to the Debtor Company's status as a debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Debtor Company is in default of its debt agreements. All outstanding debt of the Debtor Company as of May 15, 1995, has been presented under the caption "LIABILITIES SUBJECT TO COMPROMISE" in the accompanying balance sheets.

 Interest on Pre-Petition Debt

   As previously reported, the Debtor Company's results for 1998 reflect a charge of $201.7 ($127.1 after tax) for the amount of interest payable to creditors of the Debtor Company represented by the Committee of

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)

Unsecured Creditors pursuant to the Joint Plan of Reorganization. This charge was taken in the fourth quarter of 1998 because management had concluded that the payment of interest to such creditors is probable. In addition, the Company's results for the three months ended June 30, 1999, reflect additional interest expense of $15.8 ($10.0 after tax) for the amount of interest payable to creditors of the Debtor Company represented by the Committee of Unsecured Creditors pursuant to the Joint Plan of Reorganization. The amount of this additional interest expense reflected in the Company's results for the six months ended June 30, 1999, is $31.2 ($19.7 after tax). The amount of the 1998 charge relating to interest and the amount of the additional interest expense reflected in the Company's results for the three months and six months ended June 30, 1999 were determined using the United States federal judgment rate of 6.28% that was in effect on May 15, 1995 as specified in the Joint Plan of Reorganization. The amount of the 1998 charge for this interest payable relating to the three months and six months ended June 30, 1998 was $14.9 ($9.4 after tax) and $29.3 ($18.5 after tax), respectively. The actual amount of interest that will ultimately be paid to these creditors is uncertain.

NOTE 8--Comprehensive Income

   Effective for periods ending after December 15, 1997, the Company has adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements, and for reporting a total for comprehensive income in condensed financial statements of interim periods. Comprehensive income (defined in Financial Accounting Standards Board Statement of Financial Accounting Concept No. 6) equals the change in equity of a business enterprise during a period from transactions and other circumstances from nonowner sources, including all changes in equity during a period except those resulting from investments by owners and distributions to owners.

   Total comprehensive income (loss) of the Company for the three month periods ended June 30, 1999 and 1998, amounted to $3.9 and $58.1, respectively. Total comprehensive income (loss) of the Company for the six month periods ended June 30, 1999 and 1998, amounted to $(24.6) and $103.6, respectively.

NOTE 9--Reclassifications

   Certain reclassifications of prior year amounts have been made to conform to the presentation adopted in 1999.

NOTE 10--Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting period and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

NOTE 11--Operating Segments and International Operations

   Dow Corning Corporation has three geographical operating segments:
Americas, Europe, and Asia. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (Note 1) except that the Company evaluates performance based on operating profit or loss from operations excluding interest income, interest expense, royalty income, royalty expense, currency gains and losses, certain nonrecurring gains and losses, Chapter 11 reorganization expenses, income taxes, and minority interests' share in income. These costs and expenses are not allocated to the operating segments. Revenue is based on sales to external customers only. Inventory transfers between operating segments are accounted for at cost. However, beginning on July 1, 1998, the Company changed the valuation method used for inventory ransfers between operating segments from a variable cost basis (used prior to July 1, 1998) to a fully absorbed cost basis. Restatement of segment operating profit for the six months ended June 30, 1998 to conform to the method used for the six months ended June 30, 1999 is impracticable.

                            DOW CORNING CORPORATION

                  (in millions of dollars except where noted)


   Unallocated expenses include implant costs, certain research and development costs and corporate administrative personnel and facilities costs not specifically identified with a geographic segment. Identifiable assets are those operating assets identified with the operations in each geographic segment. Unallocated assets are principally cash and cash equivalents, marketable securities, restricted insurance proceeds, anticipated implant insurance receivables, certain deferred income tax assets, intangible assets, investments accounted for on the equity basis and corporate facilities.

Six months ended June 30, 1999   Americas Europe  Asia  Unallocated Consolidated
------------------------------   -------- ------ ------ ----------- ------------
Revenues from external custom-
 ers...........................   $642.1  $307.4 $332.2      --       $1,281.7
Depreciation and amortization..     64.3    15.6   10.6      5.3          95.8
Segment operating profit.......    142.7    54.9   51.5   (135.3)        113.8

Six months ended June 30, 1998   Americas Europe  Asia  Unallocated Consolidated
------------------------------   -------- ------ ------ ----------- ------------
Revenues from external custom-
 ers...........................   $664.5  $320.5 $295.0      --       $1,280.0
Depreciation and amortization..     58.1    14.5    9.1      8.0          89.7
Segment operating profit.......    115.1    71.0   65.4    (86.1)        165.4

                                                     June 30, 1999 June 30, 1998
                                                     ------------- -------------
Total profit or loss for reportable segments........    $113.8        $165.4
 Interest revenue...................................      38.8          36.6
 Interest expense...................................     (42.4)         (6.0)
 Other, Net.........................................     (32.0)        (20.1)
                                                        ------        ------
Income before income taxes..........................    $ 78.2        $175.9
                                                        ======        ======
Unallocated amounts:
Minority Interest...................................    $  1.0        $  5.6
                                                        ======        ======

NOTE 12--Global Restructuring

   As previously reported, in 1998, the Company announced a global restructuring of its operations designed to improve operating efficiencies and to enable the Company to better meet customers' expectations. Principal actions of the global restructuring that were commenced or implemented during 1998 include reorganization and relocation of commercial and manufacturing activities within Europe, Asia and the Americas. The Company's restructuring efforts will be ongoing through 1999 and 2000. When fully implemented, the restructuring will include closure of certain manufacturing, marketing and research facilities and the consolidation of activities formerly carried on at the closed facilities.

                           Reserve    First  Second   1999  Activity  Reserve
                         at 12/31/98 Quarter Quarter  Cash  Non-cash at 6/30/99
                         ----------- ------- ------- -----  -------- ----------
Severance and other re-
 lated costs............    $ 7.7     $ --    $5.8   $(6.8)    --      $ 6.7
Lease termination pay-
 ments..................      1.9       --     --     (0.3)    --        1.6
Fixed asset writedowns
 and other costs........     10.5       1.0    1.8    (2.8)   (3.1)      7.4
                            -----     -----   ----   -----   -----     -----
                            $20.1     $ 1.0   $7.6   $(9.9)  $(3.1)    $15.7
                            =====     =====   ====   =====   =====     =====

   The Company expects that additional global restructuring actions will be announced during 1999. As the Company's restructuring activities proceed, additional financial provisions may be necessary in future periods.

   The consolidated interim financial statements should be read in conjunction with the consolidated financial statements as of and for the year ended December 31, 1998.

                                   SIGNATURES

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Michigan, on September 10, 1999.

                                          Dow Corning Corporation
                                           (Registrant)

                                          By:  /s/ Gary E. Anderson
                                            ___________________________________
                                                     Gary E. Anderson
                                            President, Chief Executive Officer
                                                       and Director

   Gary E. Anderson, whose signature appears below, hereby constitutes and appoints Richard A. Hazleton, Gifford E. Brown and James R. Jenkins, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

                                           /s/ Gary E. Anderson
                                          _____________________________________
                                                    Gary E. Anderson
                                              President and Chief Executive
                                                         Officer
                                                 Dow Corning Corporation

                EXHIBIT INDEX TO FORM 10 REGISTRATION STATEMENT

  Exhibit                            Description
  -------                            -----------

  2.1      Final Amended Joint Disclosure Statement with respect to
           Amended Joint Plan of Reorganization of Dow Corning
           Corporation, dated as of February 4, 1999 (incorporated by reference to Exhibit T3E to our Registration Statement on Form
           T-3, as amended, originally filed with the Commission on March
           12, 1999, Commission File No. 022-22423)
  3.1      Restated Articles of Incorporation of the Company
           (incorporated by reference to Exhibit T3A to our Registration
           Statement on Form T-3, as amended, Commission File No. 022-
           22423)
  3.2      Bylaws of the Company (incorporated by reference to Exhibit
           T3B to our Registration Statement on Form T-3, as amended,
           Commission File No. 022-22423)
  4.1      Form of Indenture governing the Senior Notes Due 2009
           (incorporated by reference to Exhibit T3C-1 to our
           Registration Statement on Form T-3, as amended, Commission
           File No. 022-22423)
  4.2      Form of First Supplemental Indenture (incorporated by
           reference to Exhibit T3C-2 to our Registration Statement on
           Form T-3, as amended, Commission File No. 022-22423)
  4.3+     Form of Initial Notes
 10.1      1998 Dow Corning Executive Compensation Plan
 10.2      First Amendment to the Dow Corning Executive Compensation Plan
 10.3      Dow Corning Corporation Employee's Severance Pay Plan
 10.4      Dow Corning Corporation Restated Supplemental Benefit Plan
 10.5      Form of Dow Corning Corporation Phantom Stock Appreciation
           Rights (StARs) Plan Participation Agreement for executive
           officers
 10.6      Form of Dow Corning Corporation Phantom Stock Appreciation
           Rights (StARs) Plan Participation Agreement, dated as of April
           1, 1998, between the Company and each of Richard A. Hazleton and Gary E. Anderson
 12.1      Statement Regarding Computation of Ratios
 15.1      Letter regarding Unaudited Interim Financial Information
 21.1      List of Subsidiaries of the Company
 23.1      Consent of PricewaterhouseCoopers LLP
 24.1      Power of Attorney of the Company (contained on the signature page of this Registration Statement)
 27.1      Financial Data Schedule
 27.2      Financial Data Schedule
 27.3      Financial Data Schedule

--------
+To be filed by amendment.

                                      X-1